      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 15, 1994





                               AMENDMENT NO. 1 TO
                            SCHEDULE 14A INFORMATION


           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by Registrant  /x/
Filed by a Party other than the Registrant  / /

Check the appropriate box:

/x/   Preliminary Proxy Statement
/ /   Definitive Proxy Statement
/ /   Definitive Additional Materials
/ /   Soliciting Material Pursuant to Section 240.14a-11(c) or
      Section  240.14a-12

                              GRUBB & ELLIS COMPANY
. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
                (Name of Registrant as Specified in Its Charter)

                              GRUBB & ELLIS COMPANY
. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):


/ /   $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /   Fee computed on table below per Exchange Rules 14a-6(i)(4) and 0-11.


      1)  Title of each class of securities to which transaction applies:

       . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

      2)  Aggregate number of securities to which transaction applies:

       . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11*.

       . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

      4)  Proposed maximum aggregate value of transaction:

       . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

* Set forth the amount on which the filing fee is calculated and state how it was determined.


/ / Check box if any party of the fee is offset as provided by Exchange Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.



      1)  Amount Previously Paid:    $125.00
      2)  Form Schedule or Registration Statement No.   Schedule 14A
      3)  Filing Party:    Grubb & Ellis Company
      4)  Date Filed:    May 26, 1994

                                                                PRELIMINARY COPY
                                                             DATED JULY 15, 1994


                                     [LOGO]

                              GRUBB & ELLIS COMPANY
                              One Montgomery Street
                                  Telesis Tower
                        San Francisco, California  94104

                                  July __, 1994

Dear Stockholder:

     You are cordially invited to attend the Annual Meeting of Stockholders of Grubb & Ellis Company (the "Company") to be held on September 12, 1994 in San Francisco Rooms A, B and C of the Grand Hyatt On Union Square Hotel, 345 Stockton Street, San Francisco, California, commencing at 3:00 p.m.


     At the Annual Meeting, you will be asked to vote upon a proposed plan of financing for the Company (the "Financing Transactions") and amendments to the Company's Restated Certificate of Incorporation to modify the terms of the Company's outstanding preferred stock (the "Amendments to Preferred Stock"). In addition, you will be asked to elect six directors to the Company's Board of Directors. The accompanying Proxy Statement provides information concerning the Financing Transactions, the Amendments to Preferred Stock and the nominees for directors. Please read this information carefully.

     The Company continues to confront many challenges from continuing uncertainties in the real estate markets. The Board of Directors has unanimously concluded that the Financing Transactions are necessary for the continued financial and operating viability of the Company and are in the best interests of the Company and the stockholders. The Financing Transactions would result in the deferral of approximately $15 million of debt repayments over the next three years and provide approximately $10 million of equity financing which would alleviate the impact of negative cash flow from operations and the payment of amounts to settle various lawsuits which arose in previous years. The Financing Transactions, which are described in the Proxy Statement, consist of the following principal elements:

     - BRIDGE LOAN. In March 1994, Warburg, Pincus Investors, L.P. ("Warburg"), the Company's principal stockholder, agreed to provide the Company with interim loan financing of up to $10 million in order to provide the Company with working capital pending the completion of the Financing Transactions (the "Bridge Loan"). As of July __ 1994, Warburg had provided $6 million to the Company pursuant to the Bridge Loan.


     - RIGHTS OFFERING AND WARBURG STAND-BY AGREEMENT. The Company proposes to issue each common stockholder one nontransferable right to purchase one share of common stock at $2.375 for each share of common stock held of record on September 13,

          1994. Certificates representing the rights would be mailed to stockholders promptly after the Annual Meeting, and would expire approximately 30 days thereafter. Warburg has agreed to purchase at $2.375 per share up to approximately 4,250,000 shares of common stock not purchased by common stockholders in the rights offering for an aggregate of approximately $10.1 million. Warburg would pay for such shares through the cancellation of indebtedness under the Bridge Loan.


     - PRUDENTIAL DEBT AGREEMENT. The Prudential Insurance Company of America ("Prudential"), the Company's principal lender, would defer $15 million of principal payments which would have been due from 1994 through 1996 until 1997 through 1999, waive compliance with certain covenants until April 1, 1997 and extend other maturities to 2001. In March 1994, in order to facilitate the completion of the Financing Transactions, Prudential agreed to waive compliance with certain covenants under its debt agreement and to defer the Company's obligation to repay principal through December 31, 1994.


     - ISSUANCE OF NEW WARRANTS AND AMENDMENTS TO PREFERRED STOCK. Subject to certain limitations, the Company would issue Warburg and Prudential new warrants to purchase 325,000 and 150,000 shares of common stock, respectively at an exercise price of $2.375 per share. Certain terms of the Company's outstanding preferred stock held by Warburg and Prudential would be amended to eliminate the mandatory redemption provisions, increase the dividend rates beginning in 2002 and amend the anti-dilution provisions. The terms of the outstanding warrants to purchase common stock held by Warburg and Prudential also would be amended.


     In deciding to approve the Financing Transactions, the Board of Directors took into account, among other things, the Company's need for working capital, the Company's inability beyond the near term to make the principal payments due on its indebtedness owed to Prudential, that approval of the Financing Transactions was the most attractive equity alternative available to the Company and that a reorganization under the federal bankruptcy laws is believed to be a significantly less desirable alternative. See "Proposal No. 1: Financing Transactions--Reasons for the Financing Transactions and Board's Recommendation."


     The Financing Transactions, if approved and implemented, will have a material effect on the Company and on the common stockholders. Among other things, the issuance of common stock in the rights offering, adjustments in the number of shares issuable upon conversion of the Company's preferred stock and upon exercise of existing warrants, and the issuance of new warrants to Warburg and Prudential would result in a large increase in the Company's outstanding equity securities. Depending on the participation of the existing common stockholders in the rights offering, the Financing Transactions may result in a significant dilution of the percentage of the outstanding equity held by existing common stockholders. For example, if common stockholders do not purchase shares of common stock in the rights offering, and Warburg purchases the maximum number of shares of common stock that it is obligated to purchase, the ownership interest of the common stockholders in the Company would decrease from approximately 34% to approximately 24%, while Warburg's ownership interest in the Company would increase from approximately 37% to approximately 55%. The increase in the number of outstanding equity securities also could adversely affect the market price of the common stock.

          On the other hand, the rights offering would give each common stockholder the opportunity to maintain or increase his or her ownership interest in the Company through the exercise of the rights. If common stockholders fully participate in the rights offering, the ownership interest of the common stockholders in the Company would increase from approximately 34% to approximately 51%. Common stockholders electing to purchase shares of common stock in the rights offering should be aware that an investment in the Company will be subject to a number of risks, including that (i) the prolonged real estate recession continues to place severely negative pressures on the Company's operating results, (ii) the Company will continue to have substantial debt obligations, (iii) common stockholders who purchase shares in the rights offering will experience substantial dilution in net tangible book value and
(iv) the Company does not anticipate paying cash dividends in the foreseeable future.


          Each stockholder should consider all of the information contained in the Proxy Statement, including the considerations described under "Proposal No. 1: Financing Transactions--Risk Factors After the Financing Transactions."

     YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS TO THE STOCKHOLDERS OF THE COMPANY THAT THEY VOTE FOR THE FINANCING TRANSACTIONS AND THE AMENDMENTS TO PREFERRED STOCK PROPOSALS AND FOR THE NOMINEES TO THE BOARD OF DIRECTORS.

     Your vote is important to the Company. Whether or not you plan to attend the meeting, please return a completed proxy card in the enclosed envelope. If you do attend the meeting and wish to vote in person, you may withdraw your proxy and vote your shares personally.

     We look forward to seeing you at the meeting.

                              Sincerely,



                              Joe F. Hanauer
                              Chairman of the Board of Directors

                                PRELIMINARY COPY


                              GRUBB & ELLIS COMPANY

                              One Montgomery Street
                                  Telesis Tower
                        San Francisco, California  94104
                              --------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          To Be Held September 12, 1994


          The Annual Meeting of the Stockholders of Grubb & Ellis Company (the "Company") will be held in San Francisco Rooms A, B and C of the Grand Hyatt On Union Square Hotel, 345 Stockton Street, San Francisco, California, on September 12, 1994 at 3:00 p.m. local time, for the following purposes:


          1. To consider and vote upon proposed financing transactions (the "Financing Transactions") described under "Proposal No. 1: Financing Transactions" in the accompanying Proxy Statement which would result in an investment of approximately $10 million for equity of the Company through a proposed rights offering to the Company's stockholders, the retirement of a $10 million bridge loan and certain amendments to existing debt and equity securities.

          2. To consider and vote upon amendments to the Company's Restated Certificate of Incorporation to amend the terms of the Company's outstanding Preferred Stock as described in "Proposal No. 2: Amendments to Preferred Stock" in the accompanying Proxy Statement.

          3. To elect six (6) directors to the Board of Directors to serve for one year and until their successors are elected and qualified.

          4. To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

          Proposal No. 2 will be submitted to the stockholders for a vote only in the event that Proposal No. 1 is approved.

          The Financing Transactions and other important matters are explained in the attached Proxy Statement and the Company's 1993 Annual Report to Stockholders and Quarterly Report on Form 10-Q for the quarter ended March 31, 1994 which accompany the Proxy Statement, all of which you are urged to read carefully.


          Stockholders of record at the close of business on July 25, 1994 will receive this Notice and are entitled to vote at the Annual Meeting.

          Please complete, sign and date the enclosed proxy card and mail it promptly in the enclosed reply envelope.

                              BY ORDER OF THE BOARD OF DIRECTORS
                              Robert J. Walner
                              Secretary

Dated: July ___, 1994

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

SUMMARY. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

     The Annual Meeting. . . . . . . . . . . . . . . . . . . . . . . . . . .   1
     Purpose of the Annual Meeting . . . . . . . . . . . . . . . . . . . . .   1
     Background. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
     Risk Factors After the Financing Transactions . . . . . . . . . . . . .   2
     Required Vote . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
     Terms of the Financing Transactions . . . . . . . . . . . . . . . . . .   3
     Amendments to Preferred Stock . . . . . . . . . . . . . . . . . . . . .  10
     Fairness Opinion. . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
     Absence of Dividends on Common Stock. . . . . . . . . . . . . . . . . .  12
     Dilution in Net Tangible Book Value Upon Exercise of Rights . . . . . .  13
     Ownership by Controlling Stockholders and Possible Effects. . . . . . .  13
     Certain Relationships and Conflicts of Interest . . . . . . . . . . . .  13
     Summary of Anticipated Effects of the Financing Transactions. . . . . .  14
     No Appraisal or Dissenters' Rights. . . . . . . . . . . . . . . . . . .  15
     Market and Trading Information. . . . . . . . . . . . . . . . . . . . .  15
     Election of Directors . . . . . . . . . . . . . . . . . . . . . . . . .  15
     Historical and Pro Forma Capitalization . . . . . . . . . . . . . . . .  16

SOLICITATION AND REVOCATION OF PROXIES . . . . . . . . . . . . . . . . . . .  18

     General . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
     Record Date; Voting Rights. . . . . . . . . . . . . . . . . . . . . . .  18
     Required Vote . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
     No Appraisal or Dissenters' Rights. . . . . . . . . . . . . . . . . . .  19
     Proxies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
     Voting Procedures . . . . . . . . . . . . . . . . . . . . . . . . . . .  20

PROPOSAL NO. 1:  FINANCING TRANSACTIONS. . . . . . . . . . . . . . . . . . .  20

     Background and Financial Condition. . . . . . . . . . . . . . . . . . .  20
     Financial Restructuring . . . . . . . . . . . . . . . . . . . . . . . .  22
     1993 Financial Results. . . . . . . . . . . . . . . . . . . . . . . . .  23
     First Quarter 1994 Financial Results. . . . . . . . . . . . . . . . . .  24
     Financing Transactions and Deferral of Debt Payments. . . . . . . . . .  24
     Consequences of Stockholders' Failure to Approve Financing
          Transactions . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
     Risk Factors After the Financing Transactions . . . . . . . . . . . . .  26
     Reasons for the Financing Transactions and Board's Recommendation . . .  31
     Fairness Opinion. . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
     Terms of the Financing Transactions . . . . . . . . . . . . . . . . . .  36
     Summary of Anticipated Effects of the Financing Transactions;
          Dilution . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
     Certain Income Tax Consequences . . . . . . . . . . . . . . . . . . . .  48
     Non-Approval of Financing Transactions. . . . . . . . . . . . . . . . .  51
     Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51

                                                                            Page
PROPOSAL 2:  AMENDMENTS TO PREFERRED STOCK . . . . . . . . . . . . . . . . .  53

     Description of Preferred Stock. . . . . . . . . . . . . . . . . . . . .  53
     Amendments to Preferred Stock . . . . . . . . . . . . . . . . . . . . .  55
     Description of Common Stock . . . . . . . . . . . . . . . . . . . . . .  58

MARKET FOR THE COMPANY'S STOCK . . . . . . . . . . . . . . . . . . . . . . .  59

PROPOSAL NO. 3:  ELECTION OF DIRECTORS . . . . . . . . . . . . . . . . . . .  60

     Information Concerning Nominees for Director. . . . . . . . . . . . . .  60

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT . . . . . . .  63

EXECUTIVE COMPENSATION . . . . . . . . . . . . . . . . . . . . . . . . . . .  65

     Compensation of Executive Officers. . . . . . . . . . . . . . . . . . .  65
     Compensation of Directors . . . . . . . . . . . . . . . . . . . . . . .  68
     Employment Contracts and Termination of Employment and Change-In-
          Control Arrangements . . . . . . . . . . . . . . . . . . . . . . .  68
     Report on Repricing of Options. . . . . . . . . . . . . . . . . . . . .  69
     Compensation Committee Interlocks and Insider Participation . . . . . .  72
     Compensation Committee Report on Executive Compensation . . . . . . . .  76
     Stock Price Performance . . . . . . . . . . . . . . . . . . . . . . . .  78

RELATED PARTY TRANSACTIONS . . . . . . . . . . . . . . . . . . . . . . . . .  79

AUDITORS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  79

SUBMISSION OF STOCKHOLDER PROPOSALS. . . . . . . . . . . . . . . . . . . . .  80

REPORT TO STOCKHOLDERS . . . . . . . . . . . . . . . . . . . . . . . . . . .  80

INCORPORATION BY REFERENCE; AVAILABLE INFORMATION. . . . . . . . . . . . . .  80

     APPENDIX A - Fairness Opinion of Robert Fleming Inc.. . . . . . . . . . A-1

     APPENDIX B - Amendments to Restated Certificate of Incorporation. . . . B-1

                                     SUMMARY


          THE FOLLOWING SUMMARY IS NOT INTENDED TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO MORE DETAILED INFORMATION SET FORTH ELSEWHERE IN THIS PROXY STATEMENT, ITS APPENDICES, AND THE COMPANY'S 1993 ANNUAL REPORT TO STOCKHOLDERS AND QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER ENDED MARCH 31, 1994 WHICH ACCOMPANY THIS PROXY STATEMENT, ALL OF WHICH SHOULD BE REVIEWED CAREFULLY.

THE ANNUAL MEETING

          The Annual Meeting of the Stockholders (the "Annual Meeting") of Grubb & Ellis Company (the "Company") will be held on Monday, September 12, 1994, at 3:00 p.m. local time, in San Francisco Rooms A, B and C of the Grand Hyatt On Union Square Hotel, 345 Stockton Street, San Francisco, California. Only holders of record of capital stock of the Company at the close of business on July 25, 1994 (the "Record Date") will be entitled to vote at the Annual Meeting.

PURPOSE OF THE ANNUAL MEETING

          At the Annual Meeting, the Company's stockholders (the "Stockholders") will be asked to consider and vote upon both a proposed plan of financing for the Company and amendments to the Company's Restated Certificate of Incorporation (the "Certificate of Incorporation") to modify the terms of the Company's outstanding Preferred Stock (as defined below). The Stockholders will also be asked to elect six directors (the "Directors") to the Company's Board of Directors (the "Board").

BACKGROUND

          The proposed financing transactions (the "Financing Transactions") would result in an investment of approximately $10 million for equity of the Company through the issuance of shares of common stock of the Company, $.01 par value per share (the "Common Stock"), in connection with a proposed rights offering (the "Rights Offering") to the holders of Common Stock (the "Common Stockholders") and the retirement of a $10 million bridge loan which has been provided by the Company's principal stockholder, Warburg, Pincus Investors, L.P. ("Warburg"). The Financing Transactions also will involve the amendment of certain agreements between the Company and its principal lender, The Prudential Insurance Company of America ("Prudential"), the issuance to Warburg, under certain circumstances, and Prudential of warrants to purchase 325,000 and 150,000 shares of Common Stock, respectively, and amendments to the outstanding Senior Preferred Stock (as defined below), the outstanding Junior Preferred Stock (as defined below) and outstanding warrants to purchase Common Stock.

REASONS FOR THE FINANCING TRANSACTIONS AND BOARD'S RECOMMENDATIONS

          The Board has unanimously concluded that the Financing Transactions are necessary for the continued financial and operating viability of the Company and are in the best interests of the Company and the Stockholders. In deciding to approve the Financing Transactions, the Board took into account, among other things, the Company's need for working capital, the Company's need to retire the Bridge Loan (as defined below), the Company's inability beyond the near term to service the principal payments due on its indebtedness owed to Prudential, that approval of the Financing Transactions was the most attractive equity alternative available to the Company and that a reorganization under the federal bankruptcy laws is believed to be a significantly less desirable alternative. See "Proposal No. 1:
Financing Transactions--Reasons for the Financing Transactions and Board's Recommendation." THE BOARD RECOMMENDS TO THE STOCKHOLDERS THAT THEY VOTE FOR THE FINANCING TRANSACTIONS.


RISK FACTORS AFTER THE FINANCING TRANSACTIONS

          The Financing Transactions, if approved and implemented, will have a material effect on the Company and on the Common Stockholders. Among other things, the issuance of Common Stock in the Rights Offering, adjustments in the number of shares issuable upon conversion of the Senior Preferred Stock and upon exercise of the Existing Warrants (as defined below), and the issuance of new warrants to Warburg and Prudential would result in a large increase in the Company's outstanding equity securities. Depending on the participation of the existing Common Stockholders in the Rights Offering, the Financing Transactions may result in a significant dilution of the percentage of the outstanding equity held by existing Common Stockholders. For example, if Common Stockholders do not purchase shares of Common Stock in the Rights Offering, and Warburg purchases the maximum number of shares of Common Stock that it is obligated to purchase, the ownership interest of the Common Stockholders in the Company would decrease from approximately 34% to approximately 25%, while Warburg's ownership interest in the Company would increase from approximately 37% to approximately 55%. Warburg, through its current stock ownership and Board representation, is able to substantially influence the management of the day-to-day operations and affairs of the Company. In the event that Warburg, as a result of the Financing Transactions, controls more than 50% of the outstanding voting power of the Company, Warburg will have the power (subject to its obligations under the Stockholders' Agreement (as defined below)) to elect a majority of the Directors and to approve any action requiring Stockholder approval, assuming compliance with applicable Delaware law and the Certificate of Incorporation, including approval of certain corporate transactions, including a merger or the sale of all or substantially all of the Company's assets. The increase in the number of outstanding equity securities also could adversely affect the market price of the Common Stock.


          On the other hand, the Rights Offering would give each Common Stockholder the opportunity to maintain or increase his or her ownership interest in the Company through the exercise of the Rights. If Common Stockholders fully participate in the Rights Offering, the ownership interest of the Common Stockholders in the Company would increase from approximately 34% to approximately 51%. Common Stockholders electing to purchase shares of Common Stock in the Rights Offering should be aware that an investment in the Company will be subject to a number of risks, including that (i) the prolonged real estate recession continues to place severely negative pressures on the Company's operating results, (ii) the Company will continue to have substantial debt obligations, (iii) Common Stockholders who purchase shares in the Rights Offering will experience substantial dilution in net tangible book value and
(iv) the Company does not anticipate paying cash dividends in the foreseeable future.

          See "Proposal No. 1: Financing Transactions--Risk Factors After the Financing Transactions" for a discussion of these and other factors which Common Stockholders should consider in evaluating the Financing Transactions. See also "Proposal No. 1: Summary of Anticipated Effects of the Financing Transactions; Dilution."


REQUIRED VOTE

          Approval of the Financing Transactions, other than the proposed amendments to the outstanding Preferred Stock, will require the affirmative vote of the holders of at least a majority of the outstanding shares of Common Stock and Preferred Stock (the "Capital Stock") present in person or by proxy at the Annual Meeting and entitled to vote on the Financing Transactions, other than Warburg and Prudential (the "Required Vote"). Approval of the proposed amendments to the Preferred Stock will require the affirmative vote of the holders of at least a majority of the outstanding shares of Capital Stock, and approval of the holders of at least two-thirds of the class of Preferred Stock being amended, voting as a separate class. The election of each nominee for Director will require the affirmative vote of a plurality of the voting power of the shares of Capital Stock represented at the Annual Meeting and entitled to vote.


          As of the Record Date, Warburg, Prudential, and the Directors and officers of the Company as a group held shares of Common Stock and/or Preferred Stock representing the right to vote approximately 36.6%, 26.4%, and 2.8% of the total number of votes, respectively.


          To the Company's knowledge, Warburg, Prudential and all of the Directors and officers intend to vote all of their shares of Capital Stock in favor of Proposal No. 1. Because of the requirements of the Required Vote, however, Warburg and Prudential do not have the power to approve the Financing Transactions without the approval of the other holders of the Company's Capital Stock. To the Company's knowledge, Warburg, Prudential and all of the Directors and officers intend to vote all of their shares of Capital Stock in favor of Proposal No. 2 and in favor of all nominees for Director. As the holders of a majority of the outstanding Capital Stock, Warburg and Prudential have the power, without the vote of other stockholders, to approve Proposal No. 2 and to elect all nominees to the Board.

TERMS OF THE FINANCING TRANSACTIONS

LOAN AGREEMENTS

          BRIDGE LOAN. On March 29, 1994, Warburg and the Company entered into a Loan and Security Agreement pursuant to which Warburg has agreed to make advances to the Company from time to time in an aggregate principal amount for all such advances outstanding not to exceed $10 million at any time (the "Bridge Loan"). The outstanding principal amount of the Bridge Loan bears interest at a rate of 5% per annum. If the Company does not obtain Stockholder approval for additional financing, such as the Rights

Offering, by December 31, 1994, then the outstanding principal amount of the Bridge Loan will bear interest at 10% per annum retroactive to the date of the first advance under the Bridge Loan. All outstanding principal and interest on the Bridge Loan mature on April 28, 1995. The Bridge Loan is secured by the Company's commercial brokerage revenues and amounts held in a cash collateral account established by the Company. Prudential also has a lien on the cash collateral account which is subordinated to Warburg's lien.

          As of July __, 1994, the Company had borrowed $6 million under the Bridge Loan. As described below, upon consummation of the Financing Transactions, all indebtedness under the Bridge Loan will be repaid and cancelled through the use of proceeds from the Rights Offering or through the payment by Warburg for shares of Common Stock purchased pursuant to its stand-by commitment in connection with the Rights Offering.


          Prudential 1994 Waiver. On March 28, 1994, in order to facilitate the completion of the Financing Transactions, Prudential agreed to waive (the "Prudential 1994 Waiver") through December 31, 1994 certain provisions of its loan agreement with the Company (the "Prudential Debt Agreement") with respect to the outstanding 9.9% Senior Notes (the "Senior Notes"), the 10.65% Subordinated Payment-in-Kind Notes (the "PIK Notes") and the Revolving Credit Note (the "Revolving Credit Note"). Pursuant to the Prudential 1994 Waiver, Prudential waived compliance under covenants relating to working capital, cumulative operating losses and capital expenditures and waived the Company's obligation to repay or prepay any principal under the Senior Notes and the Revolving Credit Note that would have been due during 1994. Prudential excused performance of the foregoing provisions until the earlier of the execution of a definitive amendment of the Prudential Debt Agreement as contemplated by the Financing Transactions or December 31, 1994.


          PRUDENTIAL DEBT AGREEMENT. Upon consummation of the Financing Transactions, the Company and Prudential will amend the Prudential Debt Agreement with respect to the Senior Notes, the PIK Notes and the Revolving Credit Note. Pursuant to the amendment, (i) $15 million principal amount of the Senior Notes, the PIK Notes and the Revolving Credit Note which would have been due from 1994 through 1996 will be deferred and no principal payments will be required until November 1, 1997, and thereafter (A) the Revolving Credit Note will mature November 1, 1999, (B) principal on the Senior Notes will be payable in two equal installments on November 1, 1997 and 1998, and (C) principal on the PIK Notes will be payable in two approximately equal installments on November 1, 2000 and 2001, (ii) the interest rate on the PIK Notes will increase from 10.65% to 11.65% per annum on January 1, 1996, (iii) the temporary repayment requirements applicable to the Revolving Credit Note and certain covenants relating to working capital, cumulative operating losses and capital expenditures will be ineffective until April 1, 1997, (iv) the Company will be required to maintain a ratio of EBITDA (as defined in the Prudential Debt Agreement) to total interest expense equal to or greater than 2:1 on a rolling 12 month basis as of April 1, 1997 and quarterly thereafter, (v) the Company will be required to make supplemental debt payments commencing in 1998 if the Company generates certain levels of cash flow and (vi) certain other restrictions and covenants will be eliminated from the Prudential Debt Agreement or waived by Prudential.

          The following table compares the required principal payments due under the existing terms of the Prudential Debt Agreement with the required principal payments due under the Prudential Debt Agreement after giving effect to the amendments which would be effected in connection with the Financing Transactions.



                     Principal Due Under           Principal Due Under
                      Existing Terms of              Prudential Debt
                Prudential Debt Agreement(1)     Agreement As Amended(3)
                ----------------------------     -----------------------

     1994                $4,000,000(2)                 $      -0-
     1995                $5,500,000                    $      -0-
     1996                $5,500,000                    $      -0-
     1997                $3,000,000                    $5,000,000
     1998                $3,000,000                    $5,000,000
     1999                $3,000,000                    $5,000,000
     2000                       -0-                    $4,500,000
     2001                       -0-                    $4,500,000

- - --------------------

(1) Under the Prudential Debt Agreement, the Company is required to repay all outstanding principal under the Revolving Credit Note for a 60-day period each year. The amount due under the Revolving Credit Note currently is $5,000,000, all of which would have been required to be paid in 1994. The Revolving Credit Note matures on December 31, 1994, at which time, the Company may convert such Note into a new term note which would mature on December 31, 1996. The table assumes that the Company elected to make such conversion.

(2) Pursuant to the Prudential 1994 Waiver, Prudential agreed to waive the Company's obligation to repay any principal under the Revolving Credit Note and to prepay the $4,000,000 principal which would have been due on the Senior Notes through the earlier of the execution of a definitive amendment of the Prudential Debt Agreement as contemplated by the Financing Transactions or December 31, 1994.

(3) Pursuant to the proposed amendments to the Prudential Debt Agreement, the requirement to repay principal under the Revolving Credit Note will be deferred until November 1, 1999 and the Company will not have the option of converting the Revolving Credit Note into a new term note. The table excludes PIK Notes issued and to be issued in lieu of cash interest.




RIGHTS OFFERING AND WARBURG STAND-BY AGREEMENT

          Subject to obtaining the Required Vote of the Stockholders for the Financing Transactions, the Company will issue to each Common Stockholder one nontransferable right (a "Right") for each share of Common Stock held of record on September 13, 1994 (the "Rights Offering"). Each Right will entitle the holder to purchase, during a period of approximately 30 days (the "Subscription Period") one share of Common Stock at a subscription price of $2.375 per share (the "Subscription Price"). On ________, 1994, the closing price of the Common Stock on the New York Stock Exchange ("NYSE") was $_______ per share. Each Common Stockholder who validly exercises all of his or her Rights may oversubscribe at the Subscription Price for additional shares of Common Stock to the extent that unsubscribed shares are available as a result of other
Common Stockholders electing not to exercise their Rights. The maximum number of shares which may be purchased through the oversubscription right will be the number of shares held by such holder as of the record date for the Rights Offering, subject to proration. Warburg and the Company entered into a Stand-by Agreement pursuant to which Warburg has agreed to purchase at $2.375 per share all shares of Common Stock reserved for issuance pursuant to the exercise of the Rights and not purchased by Common Stockholders in the Rights Offering, subject to a maximum number of shares that will result in an aggregate purchase price paid by Warburg being equal to $10 million plus accrued interest on the Bridge Loan as of the closing date of the Financing Transactions.
Warburg
will pay for such shares through the cancellation of indebtedness outstanding under the Bridge Loan, including accrued interest on the Bridge Loan. If Common Stockholders do not purchase any shares of Common Stock in the Rights Offering, Warburg would purchase the maximum number of shares it is committed to buy under the Stand-by Agreement, which would be approximately 4,250,000 shares. The maximum net proceeds of the Rights Offering are estimated to be approximately $10.1 million, which will be used to retire any remaining indebtedness under the Bridge Loan and meet the Company's operational needs.

          THIS PROXY STATEMENT SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY THE SHARES OF COMMON STOCK TO BE ISSUED PURSUANT TO THE RIGHTS OFFERING. A REGISTRATION STATEMENT RELATING TO SUCH SHARES OF COMMON STOCK HAS BEEN FILED BY THE COMPANY WITH THE SECURITIES AND EXCHANGE COMMISSION BUT HAS NOT YET BECOME EFFECTIVE. SHARES OF COMMON STOCK TO BE ISSUED IN CONNECTION WITH THE RIGHTS OFFERING WILL NOT BE SOLD PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE.

ISSUANCE OF NEW WARRANTS

          As consideration for acquiring unsubscribed shares of Common Stock in connection with the Rights Offering, and agreeing to the other transactions contemplated by the Rights Offering, the Company will issue to Warburg warrants to purchase 325,000 shares of Common Stock at an exercise price of $2.375 per share (the "Warburg 1994 Warrants"); provided that the Company will be obligated to issue the Warburg 1994 Warrants only if Warburg purchases at least 500,000 shares of Common Stock pursuant to the Stand-by Agreement. As consideration for modifying the Prudential Debt Agreement with the Company, waiving noncompliance with certain covenants and agreeing to the other transactions contemplated by the Financing Transactions, the Company will issue to Prudential warrants to purchase 150,000 shares of Common Stock at an exercise price of $2.375 per share (the "Prudential 1994 Warrants" and together with the Warburg 1994 Warrants, the "New Warrants"). Any or all of the New Warrants may be exercised at any time until five years after the date of issuance. The other terms of the New Warrants will be the same as the terms of the Existing Warrants (as defined below), after giving effect to the amendments to the Existing Warrants discussed below (including the amendments to the Warrant Anti-Dilution Provisions (as defined below)).

1993 RESTRUCTURING

          On January 29, 1993, the stockholders of the Company approved a financial recapitalization and debt restructuring (the "Restructuring"), pursuant to which Warburg, for a purchase price of $12,850,000, purchased
(i) 128,266 shares of the Company's 12% Senior Convertible Preferred Stock (the "Senior Preferred Stock"), (ii) five-year warrants initially to purchase 340,000 shares of Common Stock, at an exercise price of $5.00 per share (the "$5.00 Warrants"), (iii) five-year warrants initially to purchase 142,000 shares of Common Stock at an exercise price of $5.50 per share (the "$5.50 Warrants" and together with the $5.00 Warrants, the "Warburg 1993 Warrants"), and
(iv) warrants to purchase 373,818 shares of Common Stock at an exercise price of $5.00 per share, subject to certain limitations (the "Contingent Warrants"). Also pursuant to the Restructuring, Joe F. Hanauer ("Hanauer"), who is currently Chairman of the Board, Executive Chairman and Chief Executive Officer of the Company purchased for $900,000 (i) 8,894 shares of Senior Preferred Stock,
(ii) $5.00 Warrants initially to purchase 160,000 shares of Common Stock,

(iii) $5.50 Warrants initially to purchase 58,000 shares of Common Stock and
(iv) Contingent Warrants to purchase 26,182 shares of Common Stock.


          Pursuant to the Restructuring, the Company and Prudential agreed to restructure the existing indebtedness of the Company owed to Prudential, including the issuance to Prudential, in exchange for the cancellation of $15 million of subordinated debt, 150,000 shares of the Company's 5% Junior Convertible Preferred Stock (the "Junior Preferred Stock" and together with the Senior Preferred Stock, the "Preferred Stock") and $5.50 Warrants initially to purchase 200,000 shares of Common Stock (the "Prudential 1993 Warrants"). The Common Stock and the Preferred Stock are sometimes collectively referred to herein as the "Capital Stock." The Warburg 1993 Warrants, the Prudential 1993 Warrants and the $5.00 Warrants and $5.50 Warrants held by Hanauer are sometimes collectively referred to herein as the "Existing Warrants."

          As part of the Restructuring, Warburg, Prudential, Hanauer and the Company entered into a Stockholders' Agreement (as amended as of this date, the "Stockholders' Agreement"), which provides for the nomination of up to three persons for election as Director by Warburg and up to two persons for election as Director by Prudential.

          Pursuant to the Financing Transactions, the Existing Warrants and the Preferred Stock will be subject to certain amendments and adjustments which are summarized below. See "Proposal No. 1: Financing Transactions" and "Proposal No. 2: Amendments to Preferred Stock." The following chart describes the changes to the outstanding Preferred Stockand Existing Warrants held by Warburg and Prudential which will be effected in connection with the Financing
Transactions:


                                           Current Exercise Price                          New Exercise Price
                                                and Amount of                                 and Amount of
           Security                         Underlying Securities                       Underlying Securities(1)
- - -----------------------------     ----------------------------------------      ----------------------------------------

WARBURG

  Senior Preferred Stock           Convertible into 4,256,083 shares at a       Convertible into approximately 4,650,000
                                   conversion price of $3.0137 per share.       shares at a conversion price of $2.7587 per share.

  $5.00 Warrants                   Exercisable for 340,000 shares at an         Exercisable for approximately 459,000
                                   exercise price of $5.00 per share.           shares at an exercise price of $3.50 per share.

  $5.50 Warrants                   Exercisable for 142,000 shares at an         Exercisable for approximately 198,000
                                   exercise price of $5.50 per share.           shares at an exercise price of $3.50 per share.
PRUDENTIAL

  Junior Preferred Stock           Convertible into 2,674,511 shares at a       Convertible into 2,674,511 shares at a
                                   conversion price of $5.6085 per share.       conversion price of $5.6085 per share.

  Prudential $5.50 Warrants        Exercisable for 200,000 shares at an         Exercisable for 200,000 shares at an
                                   exercise price of $5.50 per share.           exercise price of $3.50 per share.
HANAUER(2)

  Senior Preferred Stock           Convertible into 295,118 shares at a         Convertible into approximately 322,000
                                   conversion price of $3.0137 per share.       shares at a conversion price of $2.7587 per share.

  $5.00 Warrants                   Exercisable for 160,000 shares at an         Exercisable for approximately 216,000
                                   exercise price of $5.00 per share.           shares at an exercise price of approximately $3.70
                                                                                per share.

  $5.50 Warrants                   Exercisable for 58,000 shares at an          Exercisable for approximately 81,000
                                   exercise price of $5.50 per share.           shares at an exercise price of approximately $3.94
                                                                                per share.

  Contingent Warrants              Exercisable for 26,182 shares at an          Exercisable for approximately 35,000
                                   exercise price of $5.00 per share.           shares at an exercise price of approximately $3.70
                                                                                per share.

- - ----------------------

(1) Assumes the issuance of all shares of Common Stock reserved for issuance in the Rights Offering. The exact adjustments will be based on, among other things, the number of shares of Common Stock issued in the Rights Offering.

(2) All changes to the number of underlying securities and exercise or conversion price of the securities held by Hanauer will be made solely upon application of the anti-dilution provisions contained in such securities.


AMENDMENTS TO EXISTING WARRANTS

          Upon consummation of the Financing Transactions, the Warburg 1993 Warrants and the Prudential 1993 Warrants will be subject to certain adjustments and amendments. The exercise price and the number of shares of Common Stock issuable upon exercise of each Existing Warrant currently are subject to adjustment from time to time upon the occurrence of certain events, including upon the issuance of rights, options, warrants or securities directly or indirectly convertible into Common Stock, and certain issuances of Common Stock, for a consideration per share less than the greater of the current market price or the warrant exercise price per share on the date of such issue (the "Warrant Anti-Dilution Provisions"). Upon consummation of the Financing Transactions, the exercise prices of the Warburg 1993 Warrants will be reduced to $3.50 per share and the number of shares issuable upon exercise of the Warburg 1993 Warrants will be increased from 340,000 and 142,000 to approximately 459,000 and 198,000 shares of Common Stock for the $5.00 Warrants and $5.50 Warrants, respectively. The exact adjustments will be based on, among other things, the number of shares of Common Stock issued in the Rights Offering. The exercise price of the Prudential 1993 Warrants will be reduced to $3.50 per share, but the number of shares of Common Stock issuable upon exercise will not change. Upon consummation of the Financing Transactions, the Warrant Anti-Dilution Provisions contained in the Existing Warrants held by Warburg and Prudential will be amended to, among other things, eliminate the anti-dilution protection upon issuance of shares at a price which is less than the greater of the market price and the exercise price.


CANCELLATION OF CONTINGENT WARRANTS


          Upon consummation of the Restructuring, Warburg acquired Contingent Warrants to purchase 373,818 shares of Common Stock only in the event that the Company incurs a defined liability in excess of $1,500,000 at an aggregate exercise price equal to the lesser of 93.45% of the amount by which such excess liability exceeds $500,000 or $5.00 per share multiplied by the number of shares purchased. The other terms of the Contingent Warrants, including the anti-dilution provisions, are the same as those contained in the Existing Warrants. Concurrently with the consummation of the Rights Offering, the Contingent Warrants will be cancelled; provided that Warburg will be obligated to surrender the Contingent Warrants for cancellation only if the Company issues the Warburg 1994 Warrants.

AMENDMENTS TO STOCKHOLDERS' AGREEMENT

          The Stockholders' Agreement, which contains agreements among Warburg, Prudential and Hanauer with respect to voting for the election of Directors and grants Warburg, Prudential and Hanauer certain registration rights with respect to the securities received by them in the Restructuring, will be amended so that Warburg and Prudential will have the same registration rights for the Common Stock issuable upon exercise of the New Warrants and any shares of Common Stock acquired by Warburg, Hanauer or Prudential, as the case may be, in connection with the Rights Offering. The Common Stock issuable upon exercise of the New Warrants and the Common Stock acquired by Warburg, Hanauer or Prudential, as the case may be, in connection with the Rights Offering will be subject to the voting requirements of the Stockholders' Agreement.

AMENDMENTS TO PREFERRED STOCK

          Upon consummation of the Financing Transactions, the Company's Certificate of Incorporation will be amended to modify the terms of the Senior Preferred Stock and the Junior Preferred Stock as described below. See "Proposal No. 2: Amendments to Preferred Stock."

          REDEMPTION PROVISIONS. The Preferred Stock is subject to mandatory redemption at certain specified times commencing on November 1, 2000. Upon consummation of the Financing Transactions, the mandatory redemption provisions will be eliminated, except that under certain limited circumstances, the Company may be required to redeem the Junior Preferred Stock in connection with an underwritten public offering of the Company's Common Stock as described in "Conversion of Junior Preferred Stock" below.


          ANTI-DILUTION PROVISIONS. The outstanding shares of Senior Preferred Stock, all of which are held by Warburg and Hanauer, currently are convertible into an aggregate of 4,551,201 shares of Common Stock, at the option of the holder, at a conversion price of $3.0137 per share of Common Stock. The outstanding shares of Junior Preferred Stock, all of which are held by Prudential, currently are convertible into an aggregate of 2,674,511 shares of Common Stock, at the option of the holder, at a conversion price of $5.6085 per share of Common Stock. The Preferred Stock currently provides that the conversion prices are subject to adjustment from time to time upon the occurrence of certain events, including upon the issuance of rights, options, warrants or securities directly or indirectly convertible into Common Stock, and certain issuances of Common Stock for a consideration per share less than the greater of the current market price or the conversion price per share on the date of such issue (the "Preferred Stock Anti-Dilution Provisions"). Warburg, Hanauer and Prudential have waived application of the Preferred Stock Anti-Dilution Provisions with respect to issuances by the Company from January 29, 1993 through consummation of the Financing Transactions pursuant to the Company's 1990 Stock Option Plan (including securities issued upon the exercise of stock options granted pursuant to such Plan) and the Company's Employee Stock Purchase Plan. Upon consummation of the Rights Offering and upon application of the Preferred Stock Anti-Dilution Provisions, the conversion price of the Senior Preferred Stock will be adjusted to approximately $2.75 per share, assuming the issuance of all shares reserved for issuance in the Rights Offering. As a result of the adjustment to the conversion price, the number of shares of Common Stock issuable upon conversion of the Senior Preferred Stock held by Warburg and Hanauer will increase to approximately 4,998,800. The exact adjustments will be based on, among other things, the number of shares of Common Stock issued in the Rights Offering. Prudential has agreed to waive the application of the Preferred Stock Anti-Dilution Provisions with respect to the Junior Preferred Stock in connection with the Financing Transactions. Upon consummation of the Financing Transactions, the Preferred Stock Anti-Dilution Provisions contained in the Senior Preferred Stock held by Warburg and the Junior Preferred Stock held by Prudential will be amended to, among other things, eliminate the anti-dilution protection upon issuance of shares at a price which is less than the greater of the market price and the conversion price.


          DIVIDEND RATE. Holders of the Senior Preferred Stock and the Junior Preferred Stock are entitled to receive cumulative dividends payable in cash, at a rate of 12% and 5% per annum, respectively. Upon consummation of the Financing Transactions, the Junior Preferred Stock will be amended to increase the dividend rate effective January 1, 2002 to 10% per annum with further increases of 1% per annum effective January 1, 2003 and January 1, 2004 and 2% per annum effective January 1, 2005 and each January 1 thereafter. Also in connection with the Financing Transactions, the Senior Preferred Stock will be amended so that at such time as the dividend rate on the Junior Preferred Stock would increase above the dividend rate on the Senior Preferred Stock, the dividend rate on the Senior Preferred Stock will increase by the same amount. Assuming no other changes to the dividend rates of the Preferred Stock, as a result of these amendments, the dividend rate on the Senior Preferred Stock will increase by 2% per annum effective January 1, 2005. The Preferred Stock is subject to mandatory conversion provisions under certain limited circumstances, pursuant to which the Preferred Stock would be converted to Common Stock. The conversion price of the Preferred Stock is not subject to adjustment for accrued but unpaid dividends and upon conversion the dividends are no longer payable.


          CONVERSION OF JUNIOR PREFERRED STOCK. The Junior Preferred Stock will be amended to provide that in the event that the Company undertakes to sell Common Stock in an underwritten public offering and the Company's investment bankers advise the Company that in order to complete the public offering on the most favorable terms to the Company it is necessary to retire the Junior Preferred Stock, then the Company may direct all holders of the Junior Preferred Stock to convert the Junior Preferred Stock to Common Stock; PROVIDED that such holders will be obligated to convert only after the later of the time Warburg has committed to convert its Senior Preferred Stock and the consummation of such underwritten public offering. If the holders of the Junior Preferred Stock are required to convert the Junior Preferred Stock at a time when the Common Stock issuable upon conversion would have a value less than the accreted value of the Junior Preferred Stock (including all unpaid dividends), then such holders must either, at their option, require the Company to redeem the Junior Preferred Stock at the accreted value or convert the Junior Preferred Stock.


FAIRNESS OPINION


          In April 1994, the Company retained Robert Fleming Inc. ("Flemings") to render to the Board an opinion as to the fairness, from a financial point of view, to the Company and the Common Stockholders (other than Warburg, Prudential and Hanauer) of the terms of the Financing Transactions. Flemings was not retained to provide financial advisory services to the Company with respect to the Financing Transactions or any alternatives thereto. On May 10, 1994, Flemings delivered its written opinion that, on and as of the date of such opinion and based upon and subject to the assumptions and circumstances described in such opinion, (i) the consideration to be paid by the Company to Warburg and Prudential for their participation in the Financing Transactions and the form, methodology and terms of the Financing Transactions were fair, from a financial point of view, to the Company and the Common Stockholders of the Company (other than Warburg, Prudential and Hanauer) and (ii) Flemings was not requested and did not give any opinion to the Board regarding the exercise price of the Rights in the Rights Offering. See "Proposal No. 1: Financing Transactions--Fairness Opinion." Flemings' fairness opinion to the Board of Directors is attached hereto as Appendix A and should be read carefully in its entirety.


ABSENCE OF DIVIDENDS ON COMMON STOCK


          The Company does not anticipate paying any cash dividends in the foreseeable future. The Prudential Debt Agreement prohibits the payment of cash dividends or distributions on the Common Stock. In addition, unless full cumulative dividends have been paid on the Senior Preferred Stock and the Junior Preferred Stock, the Company will not be entitled to pay dividends on the Common Stock. See "Proposal No. 1: Financing Transactions--Risk Factors After the Financing Transactions."


DILUTION IN NET TANGIBLE BOOK VALUE UPON EXERCISE OF RIGHTS


          The exercise price per Right significantly exceeds the Company's net tangible book value per share as of March 31, 1994, after giving effect to the completion of the Rights Offering. Based on an exercise price of $2.375 per share, Common Stockholders who exercise Rights would have experienced an immediate dilution in net tangible book value of $10.24 per share and $8.91 per share assuming the exercise of all outstanding warrants. See "Summary--Historical and Pro Forma Capitalization."


OWNERSHIP BY CONTROLLING STOCKHOLDERS AND POSSIBLE EFFECTS


          Warburg currently holds approximately 36.6% of the outstanding Capital Stock of the Company, and approximately 39.5% on a fully diluted basis assuming the exercise of warrants. Prudential holds approximately 26.4% of the outstanding Capital Stock of the Company (approximately 25.3% on a fully diluted basis assuming the exercise of all warrants) and is the Company's principal lender. As a result of such stock ownership, Warburg and Prudential collectively have the power to elect all of the Directors of the Company and collectively have the power, as shareholders, to act together to approve all fundamental corporate transactions, including mergers and the sale of all or substantially all of the Company's assets. In addition, as a significant institutional investor in real estate, Prudential also utilizes the services of the Company and its competitors on a regular basis. For a description of the fees paid to the Company by Prudential for 1993, see "Executive Compensation - Compensation Committee Interlocks and Insider Participation."


CERTAIN RELATIONSHIPS AND CONFLICTS OF INTEREST

          Following the completion of the Financing Transactions, Warburg will hold between approximately 28.1% and approximately 54.5% of the outstanding Capital Stock of the Company, depending on the participation of the Common Stockholders in the Rights Offering. In the event that Warburg controls more than 50% of the outstanding voting power of the Company, Warburg will have the power to elect a majority of the Directors (subject to its obligations under the Stockholders' Agreement (as defined below)) and to approve any action requiring Stockholder approval, assuming compliance with applicable Delaware law and the Certificate of Incorporation, including approval of certain corporate transactions, including a merger or the sale of all or substantially all of the Company's assets.


          In considering the recommendation of the Board with respect to the Financing Transactions, Common Stockholders should be aware that two of the Board's six members have been nominated by Warburg and thus have certain interests that are in addition to and may conflict with those of Common Stockholders. In connection with the Financing

Transactions, Warburg has agreed to loan the Company up to $10 million under the Bridge Loan to the Company, and through July __, 1994, has advanced the Company $6 million under the Bridge Loan. Also in connection with the Financing Transactions, Warburg has agreed to purchase shares of Common Stock not purchased by Common Stockholders in the Rights Offering and, under certain circumstances, will be granted the Warburg 1994 Warrants. See "Proposal No. 1:
Summary of Anticipated Effects of the Financing Transactions; Dilution." In addition, Hanauer holds Preferred Stock and warrants which will be subject to certain anti-dilution adjustments as a result of the Financing Transactions.
For a description of certain other related party transactions and relationships, see "Related Party Transactions."

SUMMARY OF ANTICIPATED EFFECTS OF THE FINANCING TRANSACTIONS

          The Financing Transactions, if approved and implemented, will have a material effect on the Company and on the holders of the Company's Common Stock. The Financing Transactions may result in a significant dilution of the equity ownership of the Common Stockholders, depending on the participation of the Common Stockholders in the Rights Offering. In addition, adjustments in the number of shares issuable upon conversion of the Senior Preferred Stock, adjustments in the number of shares issuable upon exercise of the Existing Warrants held by Warburg and Hanauer and the Contingent Warrants held by Warburg and Hanauer and the issuance of the New Warrants will have a dilutive effect on the equity ownership of the Common Stockholders.



          The following tables set forth the equity ownership of the Company
(1) prior to the consummation of the Financing Transactions, (2) after the consummation of the Financing Transactions, assuming that Common Stockholders, other than Prudential, acquire all shares of Common Stock reserved for issuance in connection with the Rights Offering, and (3) after the consummation of the Financing Transactions, assuming that Common Stockholders do not purchase any shares of Common Stock upon exercise of the Rights, and that Warburg acquires 4,250,000 shares of Common Stock, which is approximately the maximum number which it has agreed to acquire pursuant to the Stand-by Agreement.




                                                                  After Financing Transactions   After Financing Transactions
                                                                         Assuming Common                Assuming Common
                                          Before Financing            Stockholders Purchase      Stockholders Do Not Purchase
                                           Transactions(1)        Shares in Rights Offering(3)   Shares in Rights Offering(5)
                                      -------------------------   -----------------------------  ----------------------------

                                                       Percent                       Percent                       Percent
                                                      of Equity                     of Equity                     of Equity
                                                      Assuming                      Assuming                      Assuming
                                        Percent      Exercise of      Percent     All Warrants      Percent     All Warrants
                                       of Equity     Warrants(2)     of Equity    Exercised(4)     of Equity    Exercised(6)
                                      ----------     -----------     --------     ------------     ---------    ------------

Public                                   34.3%          30.9%          51.0%          45.9%          24.5%          22.2%
Warburg                                  36.6           39.5           28.1           31.5           54.5           54.9
Hanauer                                   2.7            4.3            2.2            3.8            2.2            3.9
Prudential                               26.4           25.3           18.7           18.8           18.8           19.0
Total                                   100.0%         100.0%         100.0%         100.0%         100.0%         100.0%

- - --------------------


(1) Assumes conversion of all shares of Senior Preferred Stock and conversion of all shares of Junior Preferred Stock held by Prudential. Holders of the Senior Preferred Stock and the Junior Preferred Stock have one vote for each share of Common Stock into which the Preferred Stock could be converted. Does not assume exercise of stock options issued pursuant to the Company's stock option plans.

(2) Assumes the exercise of all Existing Warrants held by Warburg, Hanauer and Prudential and the exercise of Contingent Warrants held by Warburg and Hanauer.

(3) Assumes the purchase of all shares of Common Stock issuable upon exercise of all Rights by Common Stockholders, other than Prudential. Also assumes conversion of the Senior Preferred Stock held by Warburg and Hanauer (as adjusted upon application of the anti-dilution provisions) and conversion of the Junior Preferred Stock held by Prudential. Does not assume exercise of stock options issued pursuant to the Company's stock option plans.

(4) Assumes (i) the exercise of Existing Warrants, as amended, held by Warburg and Hanauer (as adjusted upon application of the anti-dilution provisions) and Prudential, (ii) the exercise of the New Warrants held by Prudential, and (iii) the exercise of Contingent Warrants held by Warburg and Hanauer (as adjusted upon application of the anti-dilution provisions).

(5) Assumes acquisition by Warburg of 4,250,000 shares of Common Stock in connection with the Rights Offering. Also assumes conversion of the Senior
     Preferred Stock held by Warburg and Hanauer (as adjusted upon application of the anti-dilution provisions), and acquisition by Hanauer of approximately 21,000 shares of Common Stock upon exercise of Rights and conversion of the Junior Preferred Stock held by Prudential. Does not assume exercise of stock options issued pursuant to the Company's stock option plans.

(6) Assumes (i) the exercise of Existing Warrants, as amended, held by Warburg and Hanauer (as adjusted upon application of the anti-dilution provisions) and Prudential, (ii) the exercise of New Warrants held by Warburg and Prudential for 325,000 and 150,000 shares of Common Stock, respectively, and (iii) the exercise of Contingent Warrants held by Hanauer
     (as adjusted upon application of the anti-dilution provisions). Assumes that all Contingent Warrants held by Warburg are cancelled.


NO APPRAISAL OR DISSENTERS' RIGHTS

          Under Delaware law, Stockholders are not entitled to any statutory dissenters' rights to appraisal of their shares of Common Stock in connection with the Financing Transactions.

MARKET AND TRADING INFORMATION

          The Company's Common Stock is traded on the "NYSE" and the Pacific Stock Exchange. On March 28, 1994, the last trading day prior to the announcement of the Financing Transactions by the Company, the closing sales price of the Common Stock on the NYSE was $3-3/8 per share. On July ___, 1994, the closing sales price of the Common Stock on the NYSE was $_____ per share. See "Market for the Company's Stock."

ELECTION OF DIRECTORS

          Stockholders are being asked to vote on the election of six Directors. Pursuant to the Stockholders' Agreement, Warburg, Prudential and Hanauer have agreed to vote all of the shares which they hold in favor of the election of all nominees. The nominees are Reuben S. Leibowitz and John D. Santoleri, designees of Warburg, Joe F. Hanauer, currently Chairman of the Board, and Wilbert F. Schwartz, Lawrence S. Bacow and R. David Anacker, who are currently Directors. As the shares held by Warburg, Prudential and Hanauer represent in excess of 50% of the outstanding voting power of the Company, all such nominees will be elected.

          The Board recommends to the Stockholders that they vote FOR the nominees listed above.

HISTORICAL AND PRO FORMA CAPITALIZATION

          The following table sets forth the capitalization of the Company as of March 31, 1994, and such capitalization as adjusted to give effect to the consummation of the Financing Transactions, including the Rights Offering, assuming that the Financing Transactions had occurred as of March 31, 1994.
This table should be read in conjunction with the Company's consolidated financial statements for the three months ended March 31, 1994 contained in the Form 10-Q for the quarter ended March 31, 1994, accompanying this Proxy Statement.




                                                                             March 31, 1994
                                                                               (unaudited)
                                                                             (in thousands)
                                                                       ---------------------------
                                                                       Historical     Pro Forma(1)
                                                                       ----------     ------------

Long-term debt obligations:
   Current portion                                                      $    256       $    256
   9.9% Senior Notes                                                      10,000         10,000
   10.65% PIK Notes, net of $920,000 cancellation and
     $451,000 of unamortized discount                                      9,593          9,593
   Revolving Credit Note                                                   5,000          5,000
   Bridge Loan                                                             4,000          4,000
   Notes payable at various rates of interest, due through
     2005, long-term portion                                                 839            839
                                                                          ------         ------
Total long-term debt obligations                                          29,688         29,688
                                                                          ------         ------
Redeemable preferred stock:
   12% Senior convertible preferred stock:
     137,160 shares outstanding                                           14,857             --
   5% Junior convertible preferred stock:
     150,000 shares outstanding                                           15,737             --
                                                                          ------         ------
Total redeemable preferred stock                                          30,594             --
                                                                          ------         ------
Stockholders' equity:
   Preferred stock, $.01 par value:
     1,000,000 shares authorized; 287,160 shares issued as
     redeemable preferred stock; as adjusted: 8,894 shares of
     Series A 12% Senior Convertible Preferred Stock
     outstanding, 128,266 shares of Series B 12% Senior
     Convertible Preferred Stock outstanding and 150,000
     shares of 5% Junior Convertible Preferred Stock
     outstanding, with dividend rates subject to increase
     commencing 2002                                                          --         30,594
   Common stock, $.01 par value:
     25,000,000 shares authorized; 4,112,358 shares
     outstanding; 8,224,716 shares outstanding as adjusted                    42             83
   Additional paid-in capital                                             47,591         56,967
   Retained earnings (deficit)                                          (121,725)      (121,725)
                                                                        --------       --------

                                                                 16

Total stockholders' equity (deficit)                                     (74,092)       (34,081)
                                                                         -------        -------
Total redeemable preferred stock and
   stockholders' equity (deficit)                                        (43,498)       (34,081)
                                                                         -------        -------
Total capitalization                                                    $(13,810)       $(4,393)
                                                                        --------        -------
                                                                        --------        -------


- - --------------------

(1) Assumes consummation of the Financing Transactions, including the issuance of 4,112,358 shares of Common Stock pursuant to the Rights Offering and the effectiveness of amendments to the Certificate of Incorporation pursuant to which the mandatory redemption provisions of the Preferred Stock will be eliminated. Also assumes payment of expenses attributable to the Rights Offering of $350,000.

                     SOLICITATION AND REVOCATION OF PROXIES

GENERAL

          The Board of Directors (the "Board") of Grubb & Ellis Company (the "Company") is soliciting your proxy for the Annual Meeting of Stockholders (the "Annual Meeting") to be held on September 12, 1994 at 3:00 p.m. in San Francisco Rooms A, B and C of the Grand Hyatt On Union Square Hotel, 345 Stockton Street, San Francisco, California. Only holders of record of the Company's common stock, $.01 par value per share (the "Common Stock"), the 12% Senior Convertible Preferred Stock (the "Senior Preferred Stock") and the 5% Junior Convertible Preferred Stock (the "Junior Preferred Stock" and together with the Senior Preferred Stock, the "Preferred Stock") at the close of business on July 25, 1994 (the "Record Date") will be entitled to vote at the Annual Meeting. The Common Stock and the Preferred Stock are sometimes collectively referred to herein as the "Capital Stock."


          Information in this proxy statement about the Company's directors (the "Directors") or executive officers is provided only for the periods during which they held such positions. References to numbers of shares of the Common Stock reflect the one-for-five reverse stock split which occurred January 29, 1993.

RECORD DATE; VOTING RIGHTS

          This Proxy Statement and the enclosed proxy card are being mailed on or about July 29, 1994 to holders of Common Stock, holders of the Senior Preferred Stock and holders of Junior Preferred Stock on the Record Date, who are entitled to notice of and to vote at the Annual Meeting. On the Record Date, there were 4,412,358 shares of Common Stock outstanding. Each of the holders of Common Stock (the "Common Stockholders") is entitled to one vote for each share of Common Stock held. The holders of Preferred Stock are entitled to vote in accordance with the number of shares of Common Stock into which their shares of Preferred Stock are convertible. As of the Record Date, holders of Senior Preferred Stock were entitled to 4,551,201 votes in the aggregate, and holders of Junior Preferred Stock were entitled to 2,674,511 votes in the aggregate. The total number of votes available at the Record Date was 11,638,070. The presence, in person or by proxy, of a majority of the votes which all of the Company's Stockholders ("Stockholders") are entitled to cast will constitute a quorum.

REQUIRED VOTE

          Under the requirements of the New York Stock Exchange (the "NYSE") on which the shares of Common Stock are listed, certain parts of the Financing Transactions require approval by holders of a majority of the votes cast in Proposal No. 1: Financing Transactions. Pursuant to the terms of the Financing Transactions, approval of Proposal No. 1 will require the affirmative vote of the holders of at least a majority of the outstanding shares of Capital Stock present in person or by proxy and entitled to vote on the Financing Transactions, other than Warburg and Prudential (the "Required Vote"). With respect to Proposal No. 1, shares of Capital Stock held by Warburg and Prudential will be voted in proportion to the shares of Common Stock voted by the other Stockholders. Approval of Proposal No. 2: Amendments to Preferred Stock, pursuant to which the Company's Restated Certificate of Incorporation (the "Certificate of Incorporation") will be amended, will require the affirmative vote of the holders of at least a majority of the outstanding shares of Capital

Stock, and approval of the holders of at least two-thirds of the class of Preferred Stock being amended, voting as a separate class. The election of each nominee for Director as described under Proposal No. 3: Election of Directors will require the affirmative vote of a plurality of the voting power of the shares of Capital Stock represented at the Annual Meeting and entitled to vote. Cumulative voting for the election of Directors is not permitted.


         Proposal No. 2: Amendments to Preferred Stock will be submitted to the Stockholders for a vote only in the event that Proposal No. 1: Financing Transactions is approved.


          As of the Record Date, Warburg, Prudential, and the Directors and officers of the Company as a group held shares of Common Stock and/or Preferred Stock representing the right to vote approximately 36.6%, 26.4%, and 2.8% of the total number of votes, respectively.


          To the Company's knowledge, Warburg, Prudential and all of the Directors and officers intend to vote all of their shares of Capital Stock in favor of Proposal No. 1. Because of the requirements of the Required Vote, however, Warburg and Prudential do not have the power to approve the Financing Transactions without the approval of the other holders of the Company's Capital Stock. To the Company's knowledge, Warburg, Prudential and all of the Directors and officers intend to vote all of their shares of Capital Stock in favor of Proposal No. 2 and in favor of all nominees for Director. As the holders of a majority of the outstanding Capital Stock, Warburg and Prudential have the power, without the vote of other stockholders, to approve Proposal No. 2 and to elect all nominees to the Board.

NO APPRAISAL OR DISSENTERS' RIGHTS

          Under Delaware law, Stockholders are not entitled to any statutory dissenters' rights to appraisal of their shares of Common Stock in connection with the Financing Transactions.

PROXIES

          When the enclosed proxy is executed, dated and delivered prior to the date of the Annual Meeting, the shares represented will be voted by the persons named as proxy in accordance with your directions. You may revoke your proxy at any time prior to voting at the Annual Meeting by delivering written notice to the Secretary of the Company, by submitting a subsequently dated proxy or by attending the meeting and voting by ballot before the polls are closed.

          The Board is not aware of any matters to be presented at the Annual Meeting other than the Financing Transactions, amendments to the Preferred Stock and the election of Directors. If any other matters are properly presented, the persons named to act as proxies may vote on such matters in accordance with their discretion.

          The cost of the solicitation of proxies will be borne by the Company. The Company has engaged Morrow & Co., Inc. to solicit proxies for a fee of approximately $__________ plus reasonable out-of-pocket expenses estimated to be approximately $__________. Banks, brokers and other nominees will be reimbursed for customary expenses incurred in connection with forwarding of the Company's proxy solicitation materials to beneficial holders. In addition, proxies may be solicited, without additional compensation, by Directors, officers and other regular employees of the Company by telephone, mail or in person.

VOTING PROCEDURES

          Shares represented by proxies that reflect abstentions or "broker non-votes" (i.e., shares held by a broker or nominee which are represented at the Annual Meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal or proposals) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. The vote required for the election of Directors is the affirmative vote of a plurality of the shares voting. Unless authority to vote for any Director is withheld in the proxy, votes will be cast in favor of election of the nominees. Votes withheld from election of Directors are counted as votes "against" election of Directors. The vote required for approval of the amendments to the Preferred Stock is the affirmative vote of holders of at least a majority of the votes represented by all of the outstanding shares of Capital Stock entitled to vote at the Annual Meeting, and the affirmative vote of at least two-thirds of the Preferred Stock which is being amended, voting as a separate class. Therefore, as to the proposals to amend the Preferred Stock, abstentions and broker non-votes will have the same effect as votes against the proposals. Approval of the Financing Transactions will require the affirmative vote of holders of a majority of the outstanding shares of Capital Stock present in person or by proxy and entitled to vote on the Financing Transactions, other than Warburg and Prudential. In accordance with the Company's Bylaws, as to that proposal, abstentions and broker non-votes will not be counted as votes for or against the proposal, and will not be included in counting the number of votes necessary for approval of the proposal. If no vote is marked with respect to a matter, shares will be voted in accordance with the Board's recommendations. Except with respect to the amendments to the Preferred Stock, which will require approval of each class of Preferred Stock being amended, all shares of Common Stock and Preferred Stock vote together as one class.


                     PROPOSAL NO. 1:  FINANCING TRANSACTIONS

BACKGROUND AND FINANCIAL CONDITION

          In 1980, the Company was primarily a West Coast real estate brokerage operation. The Company concluded that it would be best positioned to serve large corporate clients and institutional investors by operating on a nationwide basis and providing a full range of real estate services in addition to brokerage services. The Company implemented this strategy through the acquisition of existing brokerage businesses and diversification into fee-based real estate related services. These services included appraisal and consulting, property management, mortgage brokerage and asset management. In 1981, the Company became a publicly owned company through a merger, thereby acquiring a number of real estate assets that were later sold.

          From 1981 through 1986, the Company grew dramatically, acquiring 24 regional and local real estate services firms in the commercial brokerage, residential brokerage, property management, and related services areas. The acquisitions have enabled the Company to provide diversified services to multi-regional and national clients. Most of the acquired companies no longer use their original company names and are identified solely as Grubb & Ellis Company. By 1987, the Company operated 162 offices in 95 cities in 19 states and the District of Columbia, with approximately 4,100 real estate agents and 2,600 non-agent employees. In November 1986, the Company borrowed $35 million from Prudential to refinance debt incurred in connection with the acquisitions. This debt consisted of $10 million of 9.9% Senior Notes (the "Old Senior Notes") and $25 million of 10.65% Subordinated Notes (the "Old Subordinated Notes").

          The following table sets forth the Company's revenue and expenses for the five years ended December 31, 1993 (dollars in thousands):



                                                                1993(1)        1992(2)        1991(3)          1990         1989
 Revenue
      Commercial real estate brokerage commissions . . . .       $141,875       $136,082       $139,513       $174,569    $199,026
      Residential real estate brokerage commissions  . . .         20,266         49,171         88,572        101,719     119,567
      Real estate service fees, commissions and other  . .         38,590         37,709         38,149         42,734      38,973
      Interest income  . . . . . . . . . . . . . . . . . .            442            529          1,656          1,429       2,919
      Other . .. . . . . . . . . . . . . . . . . . . . . .            551            672            744            909       1,545
                                                                  -------        -------        -------        -------    --------
   Total Revenue . . . . . . . . . . . . . . . . . . . . .        201,724        224,163        268,634        321,360     362,030
                                                                  -------        -------        -------        -------    --------

 Costs and expenses
      Real estate brokerage and other commissions  . . . .        100,250        117,154        138,459        165,896     190,879
      Selling, general and administrative  . . . . . . . .         55,958         64,607         72,022         92,303      87,929
      Salaries and wages . . . . . . . . . . . . . . . . .         44,780         48,412         58,477         69,558      68,702
      Interest expense . . . . . . . . . . . . . . . . . .          2,588          4,380          4,726          3,993       4,689
      Depreciation and amortization  . . . . . . . . . . .          2,287          3,802          6,820         11,973       7,136
      Special charges and unusual items(4) . . . . . . . .         13,494         44,879         36,982          7,088         608
 Total costs and expenses  . . . . . . . . . . . . . . . .        219,357        283,234        317,486        350,811     359,943
                                                                  -------        --------       -------        -------     -------
      Loss before income taxes . . . . . . . . . . . . . .        (17,633)       (59,071)       (48,852)       (29,451)     (2,087)
      Provision for income taxes . . . . . . . . . . . . .           (575)          (605)          (445)          (300)   (  1,566)
                                                                  -------        -------        -------        -------    --------
 Net income (loss) . . . . . . . . . . . . . . . . . . . .       $(18,208)      $(59,676)      $(49,297)      $(29,751)  $     521
                                                                  -------        -------        -------        -------    --------
                                                                  -------        -------        -------        -------    --------



____________________

(1) Northern California residential brokerage operations were sold in March 1993 and real estate advisory business was sold in February 1993.

(2)  Georgia residential brokerage operations were sold in January 1992.

(3)  Texas residential brokerage operations were sold in July 1991.

(4) Includes writedowns of goodwill as follows: for 1993, $10,054,000; for 1992, $18,895,000; for 1991, $29,465,000; and for 1990, $4,179,000.



          Since 1988, the Company's business and financial condition has been substantially impaired. The largest factor contributing to the decline in the Company's revenue, business and financial condition has been the general economic recession and resulting severe downturn in activity levels and prices within the commercial real estate sector. In addition, the Company's expansion prior to 1986 resulted in a significant increase in the Company's level of fixed costs and overhead. Beginning in Texas in 1985, where approximately 40% of the Company's commercial and residential brokerage operations were based, brokerage revenue declined due to the collapse of oil and gas prices and general unavailability of credit. The 1986 Tax Reform Act limited the ability of investors to utilize losses generated from real estate investments and significantly reduced the demand for investments in real estate throughout the country. In 1987, the real estate recession began to affect commercial brokerage operations in the Northeast. By late 1989, revenue from commercial brokerage operations nationwide decreased dramatically, reflecting substantial declines in the number of and prices for investment and land transactions due to recessionary economic conditions and the continued unavailability of credit.

          In addition, real estate partnerships and joint ventures sponsored or participated in by the Company were adversely impacted as the real estate markets deteriorated. As a result, the Company either lost its investment or had to contribute additional cash either to service debt for which the Company was liable or to meet its obligations under partnership agreements.

          Beginning in 1989, the Company adopted certain cost-cutting measures including closing selected offices and reducing its work force and salary expenses. In 1990, in response to adverse real estate market conditions, the Company closed 15 offices in locations judged to be non-strategic. In 1991, the Company closed four additional offices and also sold its Texas residential brokerage operations. In January 1992, the Company sold its Georgia residential brokerage operations, leaving California as its sole focus for residential business at that time. Restructuring charges in connection with these measures of approximately $15.3 million were first incurred by the Company in the third quarter of 1990, including amounts for additional reserves for joint ventures and partnerships in the Company's Texas operations. Operating expenses were further reduced and additional restructuring charges of $36.7 million were taken in the third and fourth quarters of 1991. In order to cover the Company's negative cash flow, in February 1991, the Company arranged and fully utilized a $5 million revolving line of credit from Prudential (the "1991 Revolving Line of Credit").




FINANCIAL RESTRUCTURING

          From 1990 to late 1992, the Company actively pursued equity financing to strengthen its liquidity and meet its short- and long-term working capital needs, as the severe economic recession had hindered its ability to meet debt principal and interest obligations to Prudential. On January 29, 1993, the Stockholders approved a proposal for restructuring the debt and equity of the Company (the "Restructuring"), which involved a cash investment of $12,850,000 by Warburg and $900,000 by Joe F. Hanauer ("Hanauer"), a private investor who became Chairman of the Board of the Company. Pursuant to the Restructuring Warburg purchased (i) 128,266 shares of the Company's Senior Preferred Stock,
(ii) five-year warrants initially to purchase 340,000 shares of Common Stock, at an exercise price of $5.00 per share (the "$5.00 Warrants"), (iii) five-year warrants initially to purchase 142,000 shares of Common Stock at an exercise price of $5.50 per share (the "$5.50 Warrants" and together with the $5.00 Warrants, the "Warburg 1993 Warrants"), and (iv) warrants to purchase 373,818 shares of Common Stock at an exercise price of $5.00 per share, subject to certain limitations (the "Contingent Warrants"). Also pursuant to the Restructuring, Hanauer purchased (i) 8,894 shares of Senior Preferred Stock,
(ii) $5.00 Warrants initially to purchase 160,000 shares of Common Stock,
(iii) $5.50 Warrants initially to purchase 58,000 shares of Common Stock and
(iv) Contingent Warrants to purchase 26,182 shares of Common Stock.

          Also pursuant to the Restructuring, Prudential cancelled $10 million of the Old Senior Notes in exchange for $10 million of the 9.9% Senior Notes (the "Senior Notes"), and cancelled $15 million of the Old Subordinated Notes in exchange for 150,000 shares of the 5% Junior Preferred Stock and warrants exercisable for 200,000 shares of Common Stock at an exercise price of $5.50 per share (the "Prudential 1993 Warrants" and together with the Warburg 1993 Warrants and the $5.00 Warrants and $5.50 Warrants held by Hanauer, the "Existing Warrants"). Prudential also cancelled the remaining $10 million of Old Subordinated Notes in exchange for $10 million of 10.65% Payment-In-Kind Notes (the "PIK Notes"), which were reduced to approximately $9 million when Prudential exercised its then existing warrant to purchase 397,549 shares of Common Stock at an exercise price per share of $7.30 (giving effect to the reverse stock split which was effected on January 29, 1993). Approximately $1,982,000 of accrued interest payable to Prudential also was cancelled in conjunction with the exercise of this warrant. Additionally, the $5 million 1991 Revolving Line of Credit was exchanged for a $5 million Revolving Credit Note due December 31, 1994 (the "Revolving Credit Note"), exchangeable for a two-year term loan due December 31, 1996. The Senior Note, Subordinated Note and Revolving Credit Note Agreement with Prudential dated November 2, 1992 (the "Prudential Debt Agreement") prohibits the payment of cash dividends and contains additional restrictions on the making of acquisitions, loans, investments, debt and sales of assets. The Company also is required to maintain a defined working capital ratio. As of December 31, 1993, the Company did not meet the working capital ratio requirement, and was in violation of certain other covenants. However, Prudential provided a waiver of these covenants as of December 31, 1993. The Prudential Debt Agreement also requires the Company to periodically make certain principal and interest payments. During 1993, Prudential allowed a deferral of the $2 million principal payment on the Senior Notes due November 1, 1993, until May 1, 1994. As described below, in March 1994, in order to facilitate the completion of the Financing Transactions, Prudential deferred the Company's obligation to make this principal payment until the earlier of the execution of a definitive amendment of the Prudential Debt Agreement as contemplated by the Financing Transactions or December 31, 1994.

          As a result of the Restructuring, Warburg and Hanauer together hold approximately 39% and Prudential holds approximately 26% of the Company's equity on a fully diluted basis but before exercise of outstanding warrants at June 1, 1994. Warburg and Hanauer together hold approximately 44% and Prudential holds approximately 25% of the Company's equity on a fully diluted basis at June 1, 1994, assuming the exercise of all outstanding warrants.

1993 FINANCIAL RESULTS

          The Company's net loss for 1993 was $18.2 million compared to a net loss of $59.7 million for the previous year. The Company's results included a restructuring charge of $13.5 million related to a write-off of goodwill and restructuring charges associated with its operations. During 1993, stockholders' deficit increased by $17.4 million from 1992 and book value decreased from $(14.29) per share of Common Stock, giving effect to the one-for-five reverse stock split, to $(16.96) per share of Common Stock, as a direct result of the loss from operations and special charges and unusual items.


          During 1993 and the first quarter of 1994, the Company continued to close or sell additional offices. In February 1993, the Company completed the sale of the real estate advisory business of Grubb & Ellis Realty Advisers, Inc., a wholly owned subsidiary of the Company, to a privately held concern. In early March 1993, the Company sold its Northern California residential real estate brokerage operations. The sale included 13 residential real estate offices located throughout Northern California as well as a relocation office. Under the terms of the sale, most of the approximately 400 employees and salespersons of the Company's Northern California residential operations became employees of the purchaser. Also, in October 1993, the Company's residential mortgage services operations in Northern California were closed. The Company's only remaining residential brokerage and residential mortgage service operations are in Southern California. Effective
February 1994, the Company closed unprofitable appraisal and consulting offices in Dallas, Phoenix and Atlanta. During 1993 and 1994, the Company has settled, or reached agreement to settle, various lawsuits and claims which arose before existing management began operating the Company. The lawsuits and claims principally arose out of the Company's activities in connection with certain partnerships and joint ventures in which the Company was involved. The aggregate amount of cash which the Company has been, or will be, required to pay to settle these lawsuits and claims is expected to be approximately
$4.4 million, which amount has been accrued in the Company's financial statements.

FIRST QUARTER 1994 FINANCIAL RESULTS

          During the first quarter of 1994, the Company had a net loss of $4.7 million. Total revenues of $39.1 million for the first quarter of 1994 declined over the same quarter in 1993 by approximately $3.2 million, or 7.6%. Excluding revenue from the sold Northern California residential brokerage operations and certain offices closed during the last quarter of 1993 and the first quarter of 1994, as well as government contracting business conducted during the first quarter of 1993 which was not repeated in 1994, revenue increased approximately $2.8 million or 7.9% in the first quarter of 1994 compared to the first quarter of 1993.

          Effective February 1, 1994, the Company modified its reporting structure to increase operating efficiencies and reduce costs. The modifications include the integration of management of commercial brokerage operations with the appraisal and consulting and commercial mortgage brokerage operations, on a regional basis. The integration also includes those property management operations which the Company has resumed, independent of Axiom Real Estate Management, Inc. ("Axiom"), a majority owned subsidiary of the Company which provides property and facilities management. Axiom closed offices in geographic areas in which it did not manage a sufficient number of properties to support the costs associated with operating those offices. These closures were consistent with Axiom's strategic objective to focus on those markets where it has a larger number of properties which will enable it to provide more efficient, cost-effective service. Additionally, in February 1994, the Company closed several unprofitable appraisal and consulting offices.

          Excluding the decline in expenses resulting from the sale of the Northern California residential brokerage operations and the closure of offices, operating expenses increased by $2.0 million, or 8.6%, in the first quarter of 1994 compared to the same period in 1993, primarily due to several key management positions being filled in the latter part of 1993 and additional investments in training, computer systems, and other resources.

FINANCING TRANSACTIONS AND DEFERRAL OF DEBT PAYMENTS

          As of the end of 1993, the Company projected that without additional capital, the Company would be unable beyond the near term to meet its working capital needs and service its principal obligations to Prudential. As of December 31, 1993, the Company did not meet the working capital covenant contained in the Prudential Debt Agreement.


          The Company explored various alternatives in order to meet its short- and long-term cash requirements, including reducing costs, closing additional operations and obtaining financing, including through the possible sale of assets. Throughout late 1993 and early 1994, the Company held discussions with Warburg and Prudential concerning the possibility of additional investments in the Company and with Prudential concerning a possible deferral of amounts due under the Prudential Debt Agreement. During that time, Prudential indicated that it was unwilling to invest additional capital into the Company.


          During March 1994, the Company, Warburg and Prudential substantially completed negotiations on the terms of the proposed financing transactions (the "Financing Transactions," as described below). On March 28, 1994, Warburg and the Company entered into a Loan and Security Agreement pursuant to which Warburg agreed to loan the Company up to $10 million at an initial interest rate of 5% per annum with a maturity date of April 28, 1995 (the "Bridge Loan"). Also, at that time, in order to facilitate the completion of the Financing Transactions, Prudential waived certain failures to perform under the Prudential Debt Agreement, including the non-compliance with the working capital ratio and cumulative loss covenants (the "Prudential 1994 Waiver"). Pursuant to the Prudential 1994 Waiver, Prudential waived compliance under covenants relating to working capital, cumulative operating losses and capital expenditures and waived the Company's obligation to repay or prepay any principal under the Senior Notes and the Revolving Credit Note that would have been due during 1994, and Prudential excused performance of the foregoing provisions until the earlier of the execution of a definitive amendment of the Prudential Debt Agreement as contemplated by the Financing Transactions or December 31, 1994.


          At the same time, the Company, Warburg and Prudential also substantially completed their negotiations with respect to (i) the terms of a proposed Rights Offering (the "Rights Offering") which would result in an investment of approximately $10 million for equity of the Company through the issuance of Common Stock and the retirement of the $10 million Bridge Loan provided by Warburg, (ii) a deferral of the Company's obligations to repay principal under the Prudential Debt Agreement until November 1, 1997 and a waiver of certain covenants under the Prudential Debt Agreement through April 1, 1997, and (iii) the terms of certain amendments to the Preferred Stock and the Existing Warrants held by each of Warburg and Prudential.

          The following table compares the required principal payments due under the existing terms of the Prudential Debt Agreement with the required principal payments due under the Prudential Debt Agreement after giving effect to the amendments which would be effected in connection with the Financing Transactions.



                Principal Due Under           Principal Due Under
                 Existing Terms of              Prudential Debt
             Prudential Debt Agreement(1)   Agreement As Amended(3)
             ----------------------------   -----------------------
     1994             $4,000,000(2)               $      -0-
     1995             $5,500,000                  $      -0-
     1996             $5,500,000                  $      -0-
     1997             $3,000,000                  $5,000,000
     1998             $3,000,000                  $5,000,000
     1999             $3,000,000                  $5,000,000
     2000                    -0-                  $4,500,000
     2001                    -0-                  $4,500,000

____________________


                                       25





(1) Under the Prudential Debt Agreement, the Company is required to repay all outstanding principal under the Revolving Credit Note for a 60-day period each year. The amount due under the Revolving Credit Note currently is $5 million, all of which would have been required to be paid in 1994. The Revolving Credit Note matures on December 31, 1994, at which time, the Company may convert such Note into a new term note which would mature on December 31, 1996. The table assumes that the Company elected to make such conversion.

(2) Pursuant to the Prudential 1994 Waiver, Prudential agreed to waive the Company's obligation to repay any principal under the Revolving Credit Note and to prepay the $4,000,000 principal which would have been due on the Senior Notes through the earlier of the execution of a definitive amendment of the Prudential Debt Agreement as contemplated by the Financing Transactions or December 31, 1994.

(3) Pursuant to the proposed amendments to the Prudential Debt Agreement, the requirement to repay principal under the Revolving Credit Note will be deferred until November 1, 1999. The table excludes PIK Notes issued and to be issued in lieu of cash interest.




CONSEQUENCES OF STOCKHOLDERS' FAILURE TO APPROVE FINANCING TRANSACTIONS


          Should the Financing Transactions not be approved by the Required Vote of Stockholders, the Prudential Debt Agreement will not be amended to defer principal until November 1, 1997 and to waive the effectiveness of certain covenants until April 1, 1997. In that case, on January 1, 1995, the Company would owe Prudential $4 million in payment of principal on the Senior Notes and be required to repay in full the $5 million outstanding under the Revolving Credit Note, and make no borrowings under the Revolving Credit Note for 60 days. In addition, the $10 million loan provided by Warburg will mature pursuant to its terms on April 28, 1995. It is unlikely that alternative financing could be arranged in a timely manner which would allow the Company to meet its obligations. It is possible that the Company may be able to raise funds necessary to meet its near term obligations through the sale of certain of strategic assets. If the business is unable to continue as a going concern, the Company would be forced to seek protection from its creditors under the federal bankruptcy laws.


RISK FACTORS AFTER THE FINANCING TRANSACTIONS


          Even if the Financing Transactions are consummated, an investment in the Company will be subject to a number of risks, certain of which are detailed below.


CONTINUING REAL ESTATE RECESSION


          The prolonged real estate recession continues to place severely negative pressures on both the volume of transactions and prices for real estate. Further declines in the volume of transactions and prices for real estate could adversely and materially affect the Company's operating results, cash flow and financial condition and could require the Company to discontinue certain of its operations or sell additional assets.


HISTORICAL NET LOSSES; STOCKHOLDERS' DEFICIT

          The Company has incurred net losses in each of the last four fiscal years, primarily as a result of certain nonrecurring restructuring charges associated with the Company's operations. During fiscal years 1990, 1991 and 1992, losses increased from $29.8 million in 1990 to $49.3 million in 1991 and to $59.7 million in 1992. The Company's net loss for 1993 was $18.2 million. Over the same four-year period, stockholders' equity decreased from $55.5 million in 1990, to $6.5 million in 1991, to a deficit of $51.5 million in 1992 and to a deficit of $68.9 million in 1993, as a direct result of the losses from operations and special charges and unusual items. During that time, the Company did not incur any material defaults under its outstanding debt obligations. There can be no assurance that after the Rights Offering the Company will be able to achieve increased revenue or profitability.


DEBT FINANCING; INABILITY TO SERVICE DEBT


          After completion of the Financing Transactions, the Company will continue to have substantial debt obligations of approximately $24 million under the Prudential Debt Agreement and will continue to have significant Preferred Stock dividend obligations. Management believes that, after completion of the Financing Transactions, it will have sufficient operating cash flow to pay interest and scheduled amortization on all of its outstanding indebtedness. In 1994, the Company's obligations for cash interest payments will be approximately $1.3 million. See "Proposal No. 1: Financing Transactions--Financing Transactions and Deferral of Debt Payments" for a description of the Company's future obligations of principal payments. However, even if the Financing Transactions are completed, the Company's ability to meet its debt service obligations will depend on a number of factors, including its ability to improve operating cash flow. There can be no assurance that targeted levels of operating cash flow will actually be achieved. The Company's ability to maintain or increase operating cash flow will be largely dependent upon the real estate markets across the country.


LACK OF LIQUIDITY


          The operating activities of the Company and the settlement of various lawsuits which arose before existing management began operating the Company continue to consume net cash. The Company believes that as a result of the proceeds of the Rights Offering, the cost reduction programs already implemented, the nonrecurring nature of lawsuits which generally arose out of discontinued operations and the deferral of principal owed to Prudential, the Company will have sufficient cash liquidity through 1994. In order for cash flow from operating activities to be sufficient to sustain the Company's operations beyond 1994, the Company will likely be required to achieve an increase in revenue. There can be no assurance that such an increase in revenue will occur or that it will be sufficient to maintain adequate cash to continue operations beyond 1994.

THE ALTERNATIVE OF REORGANIZATION UNDER CHAPTER 11


          If, in the future, the Company's financial forecasts indicate that there is no longer a reasonable prospect for survival, the Company could be required to restructure its financial affairs under the Federal Bankruptcy Code or seek some other type of restructuring. If the Company were unable to meet its debt service burden, the Company would be forced to seek protection from its creditors under applicable federal bankruptcy laws. If this were to occur and the Company were forced to reorganize or liquidate its assets, it is likely that holders of Common Stock would receive little, if any, consideration in respect of their shares. The Company believes that a reorganization under Chapter 11 is a significantly less desirable alternative for a service-intensive business that relies primarily on independent agents and its reputation in the industry.


POSSIBLE DECLINE OF STOCK PRICE AFTER FINANCING TRANSACTIONS


          The issuance of approximately 4,412,000 shares pursuant to the Rights Offering at $2.375 per share and the New Warrants (as defined below) to purchase 475,000 shares of Common Stock at $2.375, which together would represent approximately 27% of the equity of the Company on a fully diluted basis, could adversely affect the market price of the Common Stock. On March 28, 1994, the last trading day prior to the announcement of the Financing Transactions by the Company, the closing sales price on the NYSE was $3-3/8 per share. On July ___, 1994, the closing sales price of the Common Stock on the NYSE was $_____ per share.


CONTINUED LISTING CRITERIA ON THE NYSE


          There are certain quantitative and qualitative criteria for the continued listing of the Common Stock on the NYSE. The Company does not now meet several of the criteria, including a minimum level of net tangible assets and three year average net income, and does not anticipate it will meet such criteria after the Financing Transactions. Although the NYSE has informed the Company that it is closely monitoring the Company's continued listing status, it has not notified the Company of any plans to delist the Common Stock. In the event of delisting, the Company will use its best efforts to have its Common Stock traded in another market, such as the over-the-counter market. However, the delisting of the Common Stock by the NYSE could have an adverse impact on the market price and liquidity of the Common Stock.


DILUTION OF VOTING POWER OF EXISTING COMMON STOCK


          Upon consummation of the Financing Transactions, the percentage of the Company's voting securities owned by existing Common Stockholders, other than Prudential and Hanauer, could be reduced significantly on a fully diluted basis. If the Financing Transactions are approved, and if Common Stockholders do not participate in the Rights Offering, the outstanding voting power held by such Common Stockholders will be reduced from approximately 34% to approximately 25% of the outstanding voting power of the Company. On a fully diluted basis, assuming exercise of all outstanding warrants and conversion of Preferred Stock, the outstanding voting power held by such Common Stockholders will be reduced from approximately 31% to approximately 22% of the outstanding voting power of the Company. See " --Summary of Anticipated Effects of the Financing Transactions; Dilution."


DILUTION IN NET TANGIBLE BOOK VALUE UPON EXERCISE OF RIGHTS


          The exercise price per Right (as defined below) significantly exceeds the Company's net tangible book value per share as of March 31, 1994, after giving effect to the completion of the Rights Offering. Based on an exercise price of $2.375 per share, Common Stockholders who exercise Rights would have experienced an immediate dilution in net tangible book value of $10.24 per share and $8.91 per share assuming the exercise of all outstanding warrants. See "Summary--Historical and Pro Forma Capitalization."


OWNERSHIP BY CONTROLLING STOCKHOLDERS AND POSSIBLE EFFECTS


          Warburg currently holds approximately 36.6% of the outstanding Capital Stock of the Company, and approximately 39.5% on a fully diluted basis assuming the exercise of warrants. Warburg, through ownership of its Senior Preferred Stock and Common Stock and Board representation, is able to substantially influence the management of the day-to-day operations and affairs of the Company. Prudential holds approximately 26.4% of the outstanding Capital Stock of the Company (approximately 25.3% on a fully diluted basis assuming the exercise of all warrants) and is the Company's principal lender. As a result of such stock ownership, Warburg and Prudential collectively have the power to elect all of the Directors of the Company and collectively have the power, as shareholders, to act together to approve all fundamental corporate transactions, including mergers and the sale of all or substantially all of the Company's assets.


POSSIBLE CONFLICTS OF INTEREST


          Following the completion of the Financing Transactions, Warburg will hold between approximately 28.1% and approximately 54.5% of the outstanding Capital Stock of the Company, depending on the participation of the Common Stockholders in the Rights Offering. On a fully diluted basis, assuming exercise of all outstanding warrants, Warburg will hold between approximately 31.5% and approximately 54.9% of the outstanding Capital Stock of the Company, depending on the participation of the Common Stockholders in the Rights Offering. In the event that Warburg controls more than 50% of the outstanding voting power of the Company, Warburg will have the power to elect a majority of the Company's Directors (subject to its obligations under the Stockholders' Agreement (as defined below)) and to approve any action requiring Stockholder approval, assuming compliance with applicable Delaware law and the Certificate of Incorporation, including approval of certain corporate transactions, including a merger or the sale of all or substantially all of the Company's assets.

          In considering the recommendation of the Board with respect to the Financing Transactions, Common Stockholders should be aware that two of the Board's six members have been nominated by Warburg and thus have certain interests that are in addition to and may conflict with those of Common Stockholders. In connection with the Financing Transactions, Warburg has agreed to loan the Company up to $10 million under the Bridge Loan to the Company, and through July __, 1994, has advanced the Company $6 million under the Bridge Loan. Also in connection with the Financing Transaction, Warburg has agreed to purchase shares of Common Stock not purchased by Common Stockholders in the Rights Offering and, under certain circumstances, will be granted the Warburg 1994 Warrants. See "Proposal No. 1: Summary of Anticipated Effects of the Financing Transactions; Dilution." In addition, Hanauer holds Preferred Stock and warrants which will be subject to certain anti-dilution adjustments as a result of the Financing Transactions. For a description of certain other related party transactions and relationships, see "Related Party Transactions."


          As a significant institutional investor in real estate, Prudential also utilizes the services of the Company and its competitors on a regular basis. Prudential, its affiliates and franchisees paid the Company approximately $4.6 million for management of several of its properties and for leasing commissions during 1993. The Company also rents office space in the ordinary course of business under a long-term lease from a partnership of which Prudential is a general partner, paying approximately $1.3 million in rent during 1993. See "Executive Compensation--Compensation Committee Interlocks and Insider Participation." See also "Proposal No. 1: Summary of Anticipated Effects of the Financing Transactions; Dilution."


ABSENCE OF DIVIDENDS ON COMMON STOCK


          The Company does not anticipate paying any cash dividends in the foreseeable future. The Prudential Debt Agreement contains provisions that prohibit payment of cash dividends or distributions on the Common Stock. In addition, unless full cumulative dividends have been paid on the Senior Preferred Stock and the Junior Preferred Stock, the Company will not be entitled to pay dividends on the Common Stock.


SHARES ELIGIBLE FOR FUTURE SALE


          Upon consummation of the Financing Transactions, a total of approximately 9,312,000 shares of Common Stock will be issuable upon conversion of the Preferred Stock and upon exercise of outstanding warrants. The Company also has stock option, purchase and other plans covering up to 1,650,000 shares of Common Stock. Options to purchase 339,272 shares of Common Stock under the stock option plans were outstanding as of June 1, 1994. The conversion of such shares of Preferred Stock and the exercise of such warrants and options, along with the issuance of shares under other Company plans, would result in the issuance of a substantial number of shares of Common Stock, thereby diluting the proportionate equity interests of the holders of the Common Stock. No prediction can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sales, will have on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock (including shares issued upon the exercise of warrants or options), or the perception that such sales could occur, could adversely affect prevailing market prices for the Common Stock.

REASONS FOR THE FINANCING TRANSACTIONS AND BOARD'S RECOMMENDATION

          The Board has unanimously concluded that, in its business judgment, the Financing Transactions are the most viable financing alternative for the Company presently available and are in the best interests of both the Company and the Stockholders. THE BOARD UNANIMOUSLY RECOMMENDS TO THE STOCKHOLDERS THAT THEY VOTE FOR THE FINANCING TRANSACTIONS.

          In deciding to approve the Financing Transactions, the Board took into account, among other things, the following factors:

          1. THE COMPANY'S ABILITY TO SERVICE PRUDENTIAL DEBT. The Board considered the timing and extent of the Company's principal obligations due to Prudential, including $4 million principal payments on the Senior Notes which were deferred through December 31, 1994, plus a requirement to pay down the $5 million Revolving Credit Note for a 60-day period which was deferred through December 31, 1994, and $5.5 million in 1995 with respect to the Senior Notes and the Revolving Credit Note. The Board considered that it was extremely unlikely that there would be any viable equity proposals, other than the Financing Transactions, which would have provided the funds or the deferrals and waivers in order to allow the Company not to be in default under the Prudential Debt Agreement. Pursuant to the Financing Transactions, Prudential will defer all principal payments due under the Prudential Debt Agreement until November 1, 1997 and thereafter extend the maturity on the Revolving Credit Note until November 1, 1999, on the Senior Notes until November 1, 1997 and 1998, and on the PIK Notes until November 1, 2000 and 2001. Approximately $15 million which would be due from 1994 through 1996 will be deferred until 1997 through 1999. Payment of an additional approximately $9 million of principal which would be due in 1997 through 1999 will be deferred to 2000 and 2001. Prudential also has agreed that covenants requiring the Company to maintain a defined working capital ratio, limiting the amount of cumulative operating losses, limiting capital expenditures and requiring periodic repayment of the Revolving Credit Note will not be in effect through April 1, 1997. As of December 31, 1993, the Company was in default under certain of those covenants, and, unless compliance was waived, amended or terminated, anticipated that it would continue to be in default of such provisions for the foreseeable future.


          2. ABSENCE OF OTHER ACCEPTABLE ALTERNATIVES. Prior to negotiating the Financing Transactions, the Company explored other sources of equity capital, including through the possible sale of assets. The Company considered the Financing Transactions to be the best alternative in that they allowed the Company to continue to meet its working capital obligations and its debt obligations to Prudential as well as providing funds with which the Company could make capital investments in order to enhance the long-term value of its operations. The sale of strategic assets was not considered to be an attractive alternative, in light of the uncertainties of consummating such sales and that the timing of such sales would not result in the Company maximizing the potential value of those assets. The Board considered the restructuring of the Prudential debt to be imperative to a viable transaction, and the

     Rights Offering and standby commitment from Warburg provided a plan of financing which would enable the Company to restructure the Prudential debt.


          3. CASH REQUIREMENTS. The Company has had substantial cash commitments in connection with the indebtedness under the Prudential Debt Agreement, capital expenditures and the settlement of various lawsuits and claims which arose before current management began operating the Company, in addition to its ongoing operating expenses. Due to the seasonal nature of the Company's revenues, these commitments are particularly difficult for the Company during the first half of the year. The cash provided by the Bridge Loan enabled the Company to meet, on an interim basis, these cash obligations. As of July ___, 1994, the Company had borrowed $6 million under the Bridge Loan. The Financing Transactions will provide an equity investment of approximately $10 million and will result in the deferral of approximately $15 million of principal amount of the Senior Notes, the PIK Notes and the Revolving Credit Note which would be due from 1994 through 1996. The Company believes that the Financing Transactions, along with cash generated from operations, will provide sufficient working capital to fund current operations, necessary capital expenditures, repayments of indebtedness and settlement of the lawsuits and claims. In reaching this conclusion, the Company has considered current management's efforts to reduce expenses and the nonrecurring nature of the lawsuits which principally arose out of discontinued operations. The aggregate amount of cash which the Company has been, or will be, required to pay to settle these lawsuits and claims is expected to be approximately $4.4 million, substantially all of which has been paid. The estimated costs necessary to make required interest payments under the Prudential debt in 1994 and to fund currently estimated capital expenditures in 1994 are approximately $3.6 million.


          4. STRUCTURE OF THE RIGHTS OFFERING. The Board took into account that the Rights Offering is structured in a way which will give the Common Stockholders the ability to acquire shares of Common Stock in the Company at $2.375 per share prior to Warburg having the opportunity to acquire such shares through the conversion of its Bridge Loan. The Common Stockholders also would have an oversubscription right to purchase shares of Common Stock not acquired by other Common Stockholders prior to Warburg having any right to acquire Common Stock in the Rights Offering. The Board also considered that in the event that Common Stockholders do not elect to purchase shares in the Rights Offering, Warburg will acquire up to approximately 4,250,000 shares of Common Stock, guaranteeing that the Company will receive an equity investment of approximately $10 million in connection with the Financing Transactions. In addition, the Board took into account that approval of the Financing Transactions will require approval of Stockholders, other than Warburg and Prudential.


          5. TERMS OF THE FINANCING TRANSACTIONS. The Board also considered the benefits to the Company and the Common Stockholders of certain of the proposed modifications to the Preferred Stock and the Existing Warrants, as well as benefits to the principal Stockholders. Pursuant to the Financing Transactions, provisions of the Preferred Stock which would have required the Company to make periodic redemptions of the Preferred Stock on November 1 of each of 2000, 2001 and 2002 will be eliminated, thus relieving the Company of the obligation to pay approximately

     $28.7 million, plus accrued dividends, to redeem Preferred Stock. The Board also considered the effect that Warburg's and Prudential's agreements would have on the equity interests of the Common Stockholders. Warburg and Prudential have agreed to eliminate, with respect to future transactions, certain anti-dilution provisions which apply to the Preferred Stock and Existing Warrants. If these provisions are not eliminated, they could dilute the equity interests of the Common Stockholders in the future. The number of shares issuable upon conversion of the Preferred Stock and exercise of the Existing Warrants held by Warburg will increase pursuant to the existing terms of those securities, whereas the adjustment in the exercise prices of the Existing Warrants held by Prudential and the conversion price of the Junior Preferred Stock will occur without any increase in the number of shares issuable upon exercise or conversion of such securities.


          6. CERTAIN ADVERSE CONSEQUENCES TO COMMON STOCKHOLDERS. In approving the Financing Transactions, the Board was cognizant of certain adverse consequences which the Financing Transactions might have to Common Stockholders. In particular, the issuance of Common Stock in the Rights Offering, adjustments in the number of shares issuable upon conversion of the Senior Preferred Stock and upon exercise of the Existing Warrants, and the issuance of the New Warrants would result in a large increase in the Company's outstanding equity securities. The New Warrants which will be issued to Prudential, and, assuming that Warburg purchases at least 500,000 shares of Common Stock pursuant to the Stand-by Agreement, to Warburg, will represent approximately .8% and 1.8%, respectively, of the Common Stock on a fully diluted basis, assuming the exercise of all warrants. Depending on the participation of the existing Common Stockholders in the Rights Offering, the Financing Transactions may result in a significant dilution of the percentage of the outstanding equity held by existing Common Stockholders. For example, if Common Stockholders do not purchase shares of Common Stock in the Rights Offering, and Warburg purchases the maximum number of shares of Common Stock that it is obligated to purchase, the ownership interest of the Common Stockholders in the Company would decrease from approximately 34% to approximately 25%, while Warburg's ownership interest in the Company would increase from approximately 37% to approximately 55%. Warburg, through its current stock ownership and Board representation, is able to substantially influence the management of the day-to-day operations and affairs of the Company. In the event that Warburg, as a result of the Financing Transactions, controls more than 50% of the outstanding voting power of the Company, Warburg will have the power to elect a majority of the Directors and to approve any action requiring Stockholder approval, assuming compliance with applicable Delaware law and the Certificate of Incorporation, including approval of certain corporate transactions, including a merger or the sale of all or substantially all of the Company's assets. The increase in the number of outstanding equity securities also could adversely affect the market price of the Common Stock. See "Proposal No. 1: Summary of Anticipated Effects of the Financing Transactions; Dilution."


               In addition, the Board took into account the reduction of the exercise prices of the Existing Warrants to $3.50 per share, which was lower than the adjustment which would have occurred pursuant to the terms of those securities. The Board also considered those amendments to the terms of the Preferred Stock which were favorable to the holders of the Preferred Stock, including the increases in the dividend of the Junior Preferred Stock effective 2002 and thereafter, the increases in the dividend rate of the Senior Preferred Stock effective 2005.


          7. THE ALTERNATIVE OF REORGANIZATION UNDER CHAPTER 11. Unless the Financing Transactions are completed, the Company will be in default under certain of the financial covenants contained in the Prudential Debt Agreement effective January 1, 1995. Absent raising other equity, for example through the sale of strategic assets, the Company does not believe it would have been able to make required principal payments of $5 million on the Revolving Credit Note and an additional principal payment of $2 million on the Senior Notes in November 1994 and additional principal payments under the Prudential Debt Agreement of $5.5 million in 1995. Pursuant to the Prudential 1994 Waiver, Prudential waived compliance under certain covenants and waived the Company's obligation to repay or prepay any principal under the Senior Notes and the Revolving Credit Note that would have been due during 1994 until the earlier of the execution of a definitive amendment of the Prudential Debt Agreement as contemplated by the Financing Transactions or December 31, 1994. Upon a payment default, the Company could be forced into an immediate bankruptcy proceeding seeking reorganization or liquidation or, alternatively, the Company could pursue an "out-of-court" bankruptcy-type reorganization to obtain protection from creditors. The Board believes that a reorganization is a significantly less desirable alternative for a service-intensive business that relies primarily on independent agents and its reputation in the industry and that there is a significant risk that the holders of Common Stock would be left with negligible value after a reorganization or liquidation in bankruptcy. To the extent that the Company's assets are less than its liabilities, including the costs of a bankruptcy proceeding, in a reorganization or liquidation the holders of Common Stock would not be expected to receive any value. Therefore, the Board believes that the Stockholders will retain a greater percentage interest in the Company following the Financing Transactions than they would after a reorganization or liquidation in bankruptcy.


          8. RECOMMENDATION OF MANAGEMENT. The Board took into account the view of the management that the Financing Transactions are in the best interests of the Company and the Stockholders when considered in their entirety and when compared to other alternatives. Management's view was based on its belief that without an infusion of capital the Company could not survive as a viable business entity even if extensions or forbearance could be obtained on the Prudential debt.


          9. FAIRNESS OPINION OF ROBERT FLEMING INC. The Board took into account the opinion of Robert Fleming Inc. ("Flemings") that the consideration to be paid by the Company to Warburg and Prudential for their participation in the Financing Transactions, the form, methodology and terms of the Financing Transactions are fair, from a financial point of view, to the Company and the Common Stockholders (other than Warburg, Prudential and Hanauer). See "--Fairness Opinion."

FAIRNESS OPINION

          In April 1994, the Company retained Flemings to render to the Board an opinion as to the fairness, from a financial point of view, to the Company and the Common Stockholders (other than Warburg, Prudential and Hanauer) of the terms of the Financing Transactions. Flemings was not retained to provide financial advisory services to the Company with respect to the Financing Transactions or any alternatives thereto. At the May 10, 1994 meeting of the Board, at the request of the Company, Flemings orally delivered the substance of its written opinion that, on and as of the date of such opinion and based upon and subject to the assumptions and circumstances described in such opinion,
(i) the consideration to be paid by the Company to Warburg and Prudential for their participation in the Financing Transactions and the form, methodology and terms of the Financing Transactions were fair, from a financial point of view, to the Company and the Common Stockholders of the Company (other than Warburg, Prudential and Hanauer) and (ii) Flemings was not requested and did not give any opinion to the Board regarding the exercise price of the Rights in the Rights Offering. No limitations were imposed by the Company on the scope of Flemings' investigation or the procedures followed by Flemings in rendering its opinion. Flemings was not requested and did not make any recommendation to the Board as to terms of the Financing Transactions, which were determined through arm's-length negotiations among the parties. Flemings' opinion does not constitute a recommendation to any Stockholder of the Company as to how such Stockholder should vote with respect to the Financing Transactions. In addition, Flemings' opinion does not address the Company's business decision to proceed with or enter into the Financing Transactions or the effect of the Financing Transactions on the future market value of shares of Common Stock of the Company. A copy of the opinion of Flemings dated as of May 10, 1994 is attached to this Proxy Statement as Appendix A and is incorporated by reference herein. HOLDERS OF COMMON STOCK OF THE COMPANY ARE URGED TO READ THE OPINION IN ITS ENTIRETY FOR A DESCRIPTION OF FACTORS CONSIDERED AND ASSUMPTIONS MADE BY FLEMINGS IN RENDERING ITS OPINION.

          In connection with rendering its opinion, Flemings reviewed and analyzed, among other things, (i) drafts of this Proxy Statement and the registration statement related to the Rights Offering, and such other publicly available information concerning the Company which Flemings believed to be relevant to its inquiry, (ii) financial and operating information with respect to the business, operations and prospects of the Company furnished to Flemings by the Company, (iii) a trading history of the Common Stock and a comparison of that trading history and various valuation measures with those of other companies which Flemings deemed relevant, (iv) a comparison of the historical financial results and present financial condition of the Company with those of other companies which Flemings deemed relevant, and (v) a comparison of the financial terms of the Financing Transactions with the terms of certain other recent transactions which Flemings deemed relevant. In addition, Flemings had discussions with the management of the Company concerning its business, operations, assets, financial condition and prospects and undertook such other studies, analyses and investigations as Flemings deemed appropriate.

          In rendering its opinion, Flemings also considered (i) the Company's need for an immediate cash infusion in order to remain financially and operationally viable and to retain key employees, (ii) the limited sources of capital available for investment in real estate business generally and (iii) the dilutive effect of the Financing Transactions which would be experienced by holders of outstanding Common Stock.

          In rendering its opinion, Flemings assumed and relied upon the accuracy and completeness of the financial and other information provided by the Company and used by Flemings in arriving at its opinion without independent verification. In arriving at its opinion, Flemings did not conduct a physical inspection of the properties and facilities of the Company, did not meet with agents from any of the sales offices of the Company, and did not make or obtain any evaluations or appraisals of the assets or liabilities of the Company. Flemings' opinion was based on market, economic and other conditions as they existed on, and could be evaluated as of, the date thereof. Flemings' opinion assumed that Warburg, Prudential and Hanauer effected a change in control of the Company in the Restructuring in 1993. Regarding the exercise price of the Rights for the Rights Offering, Flemings was not requested and did not give any opinion to the Board, and its opinion does not constitute a recommendation to any Stockholder of the Company as to how such Stockholder should vote with respect to approving the Financing Transactions or whether or not such Stockholder should participate in the Rights Offering, if approved.

          Flemings is an internationally recognized investment banking firm and, as part of its investment banking activities, Flemings is regularly engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for corporate, estate and other purposes. The Board selected Flemings to render an opinion because of its expertise, reputation and familiarity with rights offering transactions.

          Prior to this engagement, the Company had no prior business relationship with Flemings. Flemings has acted as financial advisor for other companies in which Warburg or its affiliates have significant or controlling interests. As compensation for the rendering of its opinion, the Company has paid Flemings a retainer fee of $10,000 and paid Flemings an additional fee of $65,000 upon delivery of the fairness opinion. In addition, the Company has agreed to indemnify Flemings against certain liabilities to which Flemings may become subject in connection the rendering of its opinion, including liabilities that may arise under the federal securities laws.

TERMS OF THE FINANCING TRANSACTIONS

BRIDGE LOAN AGREEMENT

          On March 29, 1994, Warburg and the Company entered into a Loan and Security Agreement (the "Bridge Loan Agreement") pursuant to which Warburg has agreed to make advances to the Company from time to time in an aggregate principal amount for all such advances outstanding not to exceed $10 million at any time (the "Bridge Loan"). The outstanding principal amount of the Bridge Loan bears interest at a rate of 5% per annum. If the Company does not obtain Stockholder approval for additional financing to retire the Bridge Loan, such as the Rights Offering, by December 31, 1994, then the outstanding principal amount of the Bridge Loan will bear interest at 10% per annum retroactive to the date of the first advance under the Bridge Loan Agreement. All outstanding principal and interest on the Bridge Loan mature on April 28, 1995. As of July ___, 1994, the Company had borrowed $6 million under the Bridge Loan.

          Pursuant to the Bridge Loan Agreement, the Company has established a system pursuant to which all commercial brokerage commissions are deposited into a cash collateral account. The Company's obligations under the Bridge Loan Agreement are secured by the cash collateral account and all rights to payment in respect of all commercial real estate brokerage fees and commissions due to the Company or any of its subsidiaries in connection with the commercial real estate brokerage operations of the Company and its subsidiaries. Prior to the existence of an event of default under the Bridge Loan Agreement and delivery of the requisite notice of blockage of the cash collateral account (a "Notice of Blockage"), the Company may make withdrawals from the cash collateral account, and may use the proceeds from the Bridge Loan, for any general corporate purpose other than certain Prohibited Uses. "Prohibited Uses" include uses of proceeds for (i) the satisfaction of a judgment or other award of damages in excess of $1 million in any one case or group of consolidated cases, (ii) annual capital expenditures in excess of the greater of $5,000,000 or two times the Company's consolidated total assets, (iii) severance payments to a single employee of the Company or any subsidiary in excess of $1 million, or (iv) payment in respect of any lease of real property entered into after the date of the Bridge Loan Agreement if the aggregate rent required under such lease during its term exceeds $5 million. After the delivery of a Notice of Blockage, the right of the Company to make any withdrawal from the cash collateral account will be terminated and Warburg's security interest in the cash collateral account will be subordinated in right of payment to the extent of the proceeds in the cash collateral account to the prior payment of commissions to be paid to real estate agents and brokers as compensation for the commercial real estate brokerage operations that gave rise to the brokerage commissions collected by the Company. Pursuant to an amendment to the Prudential Debt Agreement, the Company has granted Prudential a lien on the cash collateral account to secure the Company's obligations under the Prudential Debt Agreement. Prudential's lien is subordinated to Warburg's lien.

          Pursuant to the Bridge Loan Agreement, the Company is subject to various affirmative and negative covenants, including a prohibition from entering into guarantees of new liabilities and from pledging any Company assets as security for any liabilities or obligations of any other person.

          Upon an event of default, indebtedness under the Bridge Loan Agreement, at Warburg's option, will become immediately due and Warburg will not have any further obligation to make advances under the Bridge Loan Agreement.
An event of default under the Bridge Loan Agreement includes (i) the Company's failure to pay principal, interest, fees or other amounts due under the Bridge Loan Agreement, (ii) any material default under the Company's other loan agreements or delivery by Prudential of a Notice of Blockage after an event of default under the Prudential Debt Agreement, (iii) a money judgment, writ or warrant of attachment or similar process involving any individual case in an amount in excess of $1 million or in the aggregate at any time in an amount in excess of $3 million (in either case not adequately covered by insurance as to which an insurance company has acknowledged coverage) which shall have been entered or filed against the Company or any of its subsidiaries or any of their respective assets and shall remain undischarged for a period of 60 days,
(iv) the Company becoming insolvent, filing for bankruptcy or similar events, and (v) a material adverse change in the condition (financial or otherwise), operations, properties or performance of the Company or any other event which Warburg reasonably and in good faith believes impairs, or is substantially likely to impair either the prospect of payment or performance by the Company of its obligations, or the rights and remedies of Warburg, under the Bridge Loan Agreement or related documents.

PRUDENTIAL DEBT AGREEMENT

          Pursuant to the Restructuring, Prudential and the Company entered into the Prudential Debt Agreement, pursuant to which the Company issued $10 million of the Senior Notes and approximately $9 million of the PIK Notes. Semi-annual interest payments are required pursuant to both the Senior Notes and the PIK Notes, although until all of the Senior Notes have been retired, the interest on the PIK Notes may be paid in kind, by the issuance of additional PIK Notes. Annual principal payments are required in the amount of (i) $2 million on November 1 of each of 1993 and 1994 with respect to the Senior Notes,
(ii) $3 million on November 1 of each of 1995 and 1996, also with respect to the Senior Notes, (iii) one third of the principal amount of the PIK Notes on November 1 of each of 1997 and 1998, and (iv) all remaining outstanding principal amounts of the PIK Notes on November 1, 1999. All annual principal payments also will include accrued and unpaid interest on the principal so paid. The Company was unable to make the principal payment due on the Senior Notes on November 1, 1993, and Prudential agreed to defer such payment until May 1, 1994.

          Pursuant to the Prudential Debt Agreement, the Company also issued Prudential the $5 million Revolving Credit Note. The Revolving Credit Note bears interest at 2.5% above LIBOR, which interest is payable quarterly. During one sixty consecutive-day period during 1994, the Company will be required to pay down in full, and make no additional borrowings pursuant to, or permit any fees to be outstanding with respect to, the Revolving Credit Note (the "Pay Down Provision"). After the expiration of such sixty-day period, the full $5 million may once again become available. Additionally, upon maturity, the Company may have the option of converting the Revolving Credit Note into a new term note, which would mature on December 31, 1996 (the "Converted Term Note"). The Converted Term Note would have an interest rate of LIBOR plus 3% and mature on December 31, 1996, and require semi-annual principal payments (payable on June 30 and December 31 of each of 1995 and 1996) of $1,250,000.

          The Prudential Debt Agreement contains a provision whereby if the Company or any subsidiary of the Company pays a liability, or (upon certain circumstances) becomes obligated to pay liabilities, in excess of $1,500,000, any of which arise out of a single event (or a series of related events) and relate to certain liabilities or contingent liabilities (other than for borrowed money) of certain partnerships or joint ventures in which the Company or any subsidiary of the Company owns or owned an interest, then, upon notice to Prudential, Prudential will defer certain of the principal (but not interest) payments on the Senior Notes or the Revolving Credit Note. Principal payments will be deferred in an amount equal to the lesser of (i) $3,000,000 and (ii) the amount by which the relevant liability exceeds $1,500,000. Any amounts deferred will have to be repaid after the earlier to occur of (i) five years from the date of the deferral notice and (ii) the maturity of the Senior Notes.

          The Prudential Debt Agreement contains significant restrictions on the payment of cash dividends on and repurchases of stock of the Company. The Prudential Debt Agreement also contains significant restrictions on the Company's (and certain of its subsidiaries') ability to, among other things,
(i) incur debt and liens upon their properties, (ii) enter into guarantees and make loans, investments and advances, (iii) merge or enter into similar business combinations, (iv) conduct any business other than their present businesses,
(v) sell assets, including receivables, and (vi) enter into certain other transactions. Further, the Company's ability to make capital expenditures and purchase the stock or assets of any other person or entity during the term of the Prudential Debt Agreement will be limited to the aggregate of $10 million plus additional amounts based upon, among other things, the

Company's earnings (or minus the Company's losses) and other proceeds as defined by the Prudential Debt Agreement.

          The Prudential Debt Agreement contains various other covenants. For example, the Prudential Debt Agreement requires that the Company (combined with certain of its subsidiaries and taken as a whole) must (i) maintain a ratio (the "Working Capital Ratio") of Consolidated Current Assets to Consolidated Current Liabilities (as such terms are defined in the Prudential Debt Agreement), excluding the current portion of long-term debt, of at least 1:1 at the end of each of its fiscal quarters, and (ii) not permit the sum of the net loss before interest, taxes, depreciation, amortization and non-recurring items and excluding certain other items (a "Cumulative Loss") to exceed $4 million as of December 31, 1993, and $6 million as of the end of each fiscal quarter after the fiscal quarter ended December 31, 1993 for any two consecutive fiscal quarters. As of December 31, 1993, the Company was not in compliance with the Working Capital Ratio requirement.


PRUDENTIAL 1994 WAIVER


          On March 28, 1994, in connection with the negotiation of the Financing Transactions, Prudential agreed to waive the Company's failure to comply with the Working Capital Ratio as of December 31, 1993, and waived certain provisions relating to certain asset sales and incurrence of debt that the Company had made during 1993. Prudential also agreed to waive the Company's obligations to pay principal amounts under the Prudential Debt Agreement (including the payment of $2 million principal amount on the Senior Notes due in May 1994 and the payment of $2 million principal amount on the Senior Notes due in November 1994) and compliance with the Working Capital Ratio requirement, the Cumulative Loss requirement, restrictions on capital expenditures and the Pay Down Provision with respect to the Revolving Credit Note until the earlier of (i) execution of a definitive amendment to the Prudential Debt Agreement or (ii) December 31, 1994. Prudential also waived any provisions of the Prudential Debt Agreement which would have prohibited the Company from entering into the Bridge Loan Agreement.

AMENDMENTS TO PRUDENTIAL DEBT AGREEMENT

          Pursuant to the Financing Transactions, Prudential and the Company will amend the Prudential Debt Agreement to provide that (i) $15 million principal amount of the Senior Notes, the PIK Notes and the Revolving Credit Note which would have been due from 1994 through 1996 will be deferred and no principal payments will be required until November 1, 1997, and thereafter
(A) the Revolving Credit Note will mature on November 1, 1999, (B) principal on the Senior Notes will be payable in two equal installments on November 1 of each of 1997 and 1998, and (C) principal on the PIK Notes will be payable in two approximately equal installments on November 1 of each of 2000 and 2001,
(ii) the interest rate on the PIK Notes will increase from 10.65% to 11.65% per annum on January 1, 1996, (iii) the Pay Down Provisions applicable to the Revolving Credit Note and the covenants requiring the Company to maintain the Working Capital Ratio, the Cumulative Loss provisions and covenants restricting the Company's capital expenditures will be ineffective until April 1, 1997,
(iv) as of April 1, 1997 and quarterly thereafter, the Company will be required to maintain a ratio of EBITDA (as defined below) to total interest expense at least 2:1 on a rolling 12-month basis, (v) commencing January 1, 1998, if in the preceding year Adjusted Cash Flow (as defined below) exceeds $5 million, then the Company will be required to make supplemental debt repayments in the following year (50% on July 1 and 50% on October 1) in an amount equal to 75% of such excess, with payments being applied to the PIK Notes in reverse order of maturity, and
(vi) the Company will not be required to use the proceeds of any public offering to repay indebtedness under the Prudential Debt Agreement. "Adjusted Cash Flow" is defined as earnings before interest, taxes, depreciation and amortization ("EBITDA") less the sum of (a) pre-tax earnings of Axiom, net of any debt repayments or dividend payments from Axiom, (b) interest paid in cash, (c) taxes paid in cash, and (d) supplemental debt repayments made pursuant to clause
(v) above.

RIGHTS OFFERING AND WARBURG STAND-BY AGREEMENT

          Subject to the approval of the Financing Transactions at the Annual Meeting, the Company will distribute at no cost to Common Stockholders one right (a "Right") for each share of Common Stock held of record on September 13, 1994. Each Right will entitle the holder to purchase at a subscription price of $2.375 (the "Subscription Price") one share of Common Stock (the "Basic Subscription Privilege"). On ___________, 1994, the closing price of the Common Stock on the NYSE was $_____ per share. The Rights will be nontransferable and will expire approximately 30 days after issuance.

          To the extent any shares of Common Stock offered pursuant to the Rights Offering are not purchased pursuant to the Basic Subscription Privilege, a Common Stockholder who exercises all of its Rights may oversubscribe at the Subscription Price for additional shares of Common Stock up to a maximum number equal to the number of shares of Common Stock held by such Common Stockholder as of the record date for the Rights Offering, subject to proration (the "Oversubscription Privilege").

          Warburg has entered into a Stand-by Agreement pursuant to which it has agreed to purchase at the Subscription Price all shares of Common Stock not purchased pursuant to the Basic Subscription Privilege or the Oversubscription Privilege, subject to a maximum number of shares that will result in an aggregate purchase price paid by Warburg being equal to $10 million plus accrued interest on the Bridge Loan as of the closing date of the Financing Transactions. Warburg will pay for such shares through the cancellation of indebtedness of the Company outstanding under the Bridge Loan, including accrued interest on the Bridge Loan. See "--Summary of Anticipated Effects of the Financing Transactions; Dilution." As of July ___, 1994, the Company had borrowed $6 million under the Bridge Loan. To the extent needed to fulfill its stand-by commitment, Warburg will advance additional amounts under the Bridge Loan immediately prior to the consummation of the Financing Transactions.

          The net proceeds to the Company from the sale of the Common Stock offered pursuant to the Rights Offering are estimated to be approximately
$10.1 million (assuming all of the shares of Common Stock reserved for issuance upon exercise of Rights are purchased and after deducting estimated offering expenses). Net cash proceeds from the Rights Offering will be used to retire the Bridge Loan and to meet the Company's operational needs.

          If Warburg is required to fulfill its entire standby commitment, all indebtedness under the Bridge Loan will be retired as a result of Warburg's purchase of approximately 4,250,000 shares of Common Stock for an aggregate of approximately $10.1 million.

          THIS PROXY STATEMENT SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY THE SHARES OF COMMON STOCK TO BE ISSUED PURSUANT TO THE RIGHTS OFFERING. A REGISTRATION STATEMENT RELATING TO SUCH SHARES OF COMMON STOCK HAS BEEN FILED BY THE COMPANY WITH THE SECURITIES AND EXCHANGE COMMISSION BUT HAS NOT YET BECOME EFFECTIVE. SHARES OF COMMON STOCK TO BE ISSUED IN CONNECTION WITH THE RIGHTS OFFERING WILL NOT BE SOLD PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE.

ISSUANCE OF NEW WARRANTS

          As consideration for acquiring unsubscribed shares of Common Stock in connection with the Rights Offering and agreeing to the other transactions contemplated by the Financing Transactions, the Company will issue to Warburg warrants to purchase 325,000 shares of Common Stock at an exercise price of $2.375 per share (the "Warburg 1994 Warrants"); provided that the Company will be obligated to issue the Warburg 1994 Warrants only if Warburg purchases at least 500,000 shares of Common Stock pursuant to the Stand-by Agreement. As consideration for modifying the Prudential Debt Agreement with the Company, waiving noncompliance with certain covenants and agreeing to the other transactions contemplated by the Financing Transactions, the Company will issue Prudential warrants to purchase 150,000 shares of Common Stock at an exercise price of $2.375 per share (the "Prudential 1994 Warrants" and together with the Warburg 1994 Warrants, the "New Warrants"). Any or all of the New Warrants may be exercised at any time until five years after the date of issuance. The other terms of the New Warrants will be the same as the Existing Warrants, after giving effect to the amendments thereto which will be made in connection with the Financing Transactions (including the elimination of the Warrant Anti-Dilution Provisions).

AMENDMENTS TO THE EXISTING WARRANTS

          Warburg and Hanauer hold Existing Warrants to purchase an aggregate of 500,000 shares of Common Stock at an initial exercise price of $5.00 per share and Existing Warrants to purchase an aggregate of 200,000 shares at an initial exercise price of $5.50 per share and Prudential holds Existing Warrants to purchase 200,000 shares at an initial exercise price of $5.50 per share. Any or all of the Existing Warrants may be exercised at any time until January 29, 1998, which is the fifth anniversary of the closing date of the Restructuring. Payment of the aggregate exercise price may be made in cash or at the election of the holder by delivering warrants, the value of which will be deemed to be equal to the difference between the then current Market Price (as defined) per share and the exercise price. Payment of the aggregate price of the Prudential 1993 Warrants may also be made by the cancellation by Prudential and the delivery to the Company of the Senior Notes, the PIK Notes, the Revolving Credit Note or the Converted Term Note or by cancellation of accrued and unpaid interest thereon.


          The exercise price and the number of shares of Common Stock issuable upon exercise of each Existing Warrant are subject to adjustment from time to time upon the occurrence of certain stock dividends or distributions, stock splits, reverse stock splits, certain issuances of rights, options, warrants or securities directly or indirectly convertible into Common Stock at a price per share less than the greater of the current Market Price or the exercise price per share on the date of such issue, certain extraordinary dividends or distributions to all holders of Common Stock, and certain issuances of Common Stock for a consideration per share less than the greater of the Market Price or the exercise price per share on the date of such issue (the "Warrant Anti-Dilution Provisions"). Warburg, Hanauer and Prudential have waived application of the Warrant Anti-Dilution Provisions with respect to issuances by the Company from January 29, 1993 through consummation of the Financing Transactions pursuant to the Company's 1990 Stock Option Plan (including securities issued upon the exercise of stock options granted pursuant to such Plan) and the Company's Employee Stock Purchase Plan. Upon consummation of the Financing Transactions, the Warrant Anti-Dilution Provisions contained in the Existing Warrants held by Warburg and Prudential will be amended to provide that in the event of certain stock dividends or distributions, stock splits, reverse stock splits and stock reclassifications, mergers, consolidations or similar transactions, each holder of such Existing Warrants will have the right to receive upon exercise the number and kind of shares or other securities or property which it would have been entitled to receive had the Existing Warrants been exercised immediately prior to such event. As amended, the Existing Warrants held by Warburg and Prudential no longer will have the benefit of receiving adjustments to the exercise price and number of shares issuable upon exercise in the event of certain dilutive stock issuances, including issuances of rights, options, warrants or securities convertible into Common Stock at a price per share less than the greater of the then current Market Price or the exercise price per share.


          Pursuant to the Warrant Anti-Dilution Provisions, the issuance of shares of Common Stock pursuant to the Rights Offering would result in an adjustment in both the exercise price and the number of shares issuable upon exercise of all of the Existing Warrants. In particular, for Existing Warrants with an exercise price of $5.00 per share, the exercise price would be adjusted to approximately $3.70 per share, and for Existing Warrants with an exercise price of $5.50 per share, the exercise price would be adjusted to approximately $3.94 per share, and the number of shares issuable upon exercise would be proportionately increased. Pursuant to agreements among Warburg, Prudential and the Company, the exercise prices of the Existing Warrants held by Warburg and Prudential will be reduced to $3.50 per share, the number of shares issuable upon exercise of the Warburg 1993 Warrants will be adjusted only to extent of the proportionate adjustment provided for in the Warrant Anti-Dilution Provisions, and the number of shares issuable upon exercise of the Prudential 1993 Warrants will not be subject to any adjustment. Therefore, upon consummation of the Financing Transactions, and assuming the issuance of all shares reserved for issuance in the Rights Offering, Warburg's $5.00 Warrants to purchase 340,000 will be exchanged for warrants to purchase approximately 459,000 shares of Common Stock at $3.50 per share, Warburg's $5.50 Warrants to purchase 142,000 shares will be exchanged for warrants to purchase approximately 198,000 shares of Common Stock at $3.50 per share, and the Prudential 1993 Warrants will be exchanged for warrants to purchase 200,000 shares of Common Stock at $3.50 per share. The exact adjustments to the number of shares issuable upon exercise of the Existing Warrants held by Warburg will be based on, among other things, the number of shares of Common Stock issued in the Rights Offering.


          In connection with the Restructuring, the Company also issued Existing Warrants to Hanauer. Pursuant to the Warrant Anti-Dilution Provisions, and assuming the issuance of all shares reserved for issuance in the Rights Offering, the current exercise prices of $5.00 and $5.50 per share of Hanauer's Existing Warrants will be adjusted to approximately $3.70 and $3.94 per share, respectively, and the number of shares of Common Stock issuable upon exercise of such warrants will be increased proportionately from 160,000 and 58,000 shares, respectively, to approximately 216,000 and 81,000 shares of Common Stock, respectively, upon consummation of the Financing Transactions. The exact adjustments will be based on, among other things, the number of shares of Common Stock issued in the Rights Offering.


CANCELLATION OF CONTINGENT WARRANTS


          Upon consummation of the Restructuring, Warburg and Hanauer acquired Contingent Warrants to purchase 373,818 and 26,182 shares of Common Stock, respectively, at an exercise price of $5.00 per share, which Contingent Warrants will become exercisable for a period of 90 days in the event that Warburg and Hanauer are notified that the Company or any subsidiary of the Company pays a liability ("Contingent Liability") or becomes obligated to pay a liability which
(a) exceeds $1,500,000 and (b)(i) arises out of a single event, occurrence or proceeding (or a series of events, occurrences or proceedings which arise out of or present the same factual issues) and (ii) relates to any partnership liability of any partnership or joint venture in which the Company or any subsidiary of the Company owns or owned, directly or indirectly, any partnership or other equity interest, or of which the Company or any subsidiary of the Company is or was a general partner, other than indebtedness for borrowed money, which partnership liability is identified on the disclosure schedule to the Purchase Agreement which was executed in connection with the Restructuring. Warburg and Hanauer have the right to exercise at any time until January 29, 1998 all or a portion of their respective Contingent Warrants up to an aggregate exercise price equal to the lesser of (x) the amount by which such excess liability exceeds $500,000 and (y) $5.00 multiplied by the number of shares issuable upon exercise of the Contingent Warrants. In the event that Hanauer determines not to exercise his Contingent Warrants, he has agreed to offer them to Warburg for an aggregate consideration of $1.00. The other terms of the Contingent Warrants, including the anti-dilution provisions, are the same as those contained in the Existing Warrants. In 1994, the Company incurred a Contingent Liability and the Contingent Warrants have therefore become exercisable. It is expected that Hanauer will not exercise his Contingent Warrants at this time, and it is also expected that Warburg will not acquire Hanauer's Contingent Warrants.


          Concurrently with the consummation of the Financing Transactions, the Contingent Warrants held by Warburg will be cancelled; provided that Warburg will be obligated to surrender the Contingent Warrants for cancellation only if the Company issues the Warburg 1994 Warrants.


          Pursuant to the anti-dilution provisions in the Contingent Warrants held by Hanauer, and assuming the issuance of all shares reserved for issuance in the Rights Offering, the current exercise price of $5.00 per share will be adjusted to approximately $3.70 per share, and the number of shares of Common Stock issuable upon exercise of such warrants will be increased proportionately from 26,182 shares to approximately 35,370 shares of Common Stock following consummation of the Financing Transactions. The exact adjustments will be based on, among other things, the number of shares of Common Stock issued in the Rights Offering. If the Company is not required to issue the Warburg 1994 Warrants, then Warburg will continue to hold the Contingent Warrants, in which case, upon application of the anti-dilution provisions, the exercise price of Warburg's Contingent Warrants and number of shares issuable upon exercise would be adjusted in the same manner as the Contingent Warrants held by Hanauer.

AMENDMENTS TO PREFERRED STOCK

          Upon consummation of the Restructuring, the Company issued to Warburg and Hanauer 128,266 and 8,894 shares of Senior Preferred Stock and issued to Prudential 150,000 shares of Junior Preferred Stock. Upon consummation of the Financing Transactions, the terms of the Preferred Stock will be amended to, among other things, eliminate the mandatory redemption provisions (except under certain limited circumstances) increase the dividend rates beginning in 2002 and, with respect to the Preferred Stock held by Warburg and Prudential, amend the anti-dilution provisions. Stockholders are being asked to vote separately on the proposed amendments to the Preferred Stock. For a description of the existing terms of the Preferred Stock and the proposed amendments, see "Proposal No. 2: Amendments to Preferred Stock."

STOCKHOLDERS' AGREEMENT

          Upon consummation of the Restructuring, the Company, Warburg, Hanauer and Prudential entered into a Stockholders' Agreement dated January 29, 1993 and amended July 1, 1993 (the "Stockholders' Agreement").


          VOTING AGREEMENT. Pursuant to the Stockholders' Agreement prior to July 1, 1993, at any special or annual meeting of Stockholders at which Directors are to be elected or in connection with a solicitation of consents through which Directors are to be elected, each "Stockholder" (as defined below) is required to vote (or give a written consent with respect to) all of its shares of Capital Stock in favor of: (i) the election to the Board of two nominees designated by Prudential (the "Prudential Nominee") and three nominees designated by Warburg (the "Warburg Nominees"); and (ii) the election to the Board of such other nominees, not running in opposition to the Prudential Nominees or to the Warburg Nominees, who shall have been selected or approved as such by the Board. The Stockholders' Agreement was amended on July 1, 1993 to decrease the required number of Prudential Nominees to one and to decrease the required number of Warburg Nominees to two. Warburg or Prudential may at any time cause the Stockholders' Agreement to be amended so that the required number of Prudential Nominees is increased to two and the required number of Warburg Nominees is increased to three. Prudential and Warburg will not be obligated to comply with the foregoing provisions if the Board has failed, in the case of Prudential, to nominate for election to the Board the required number of Prudential Nominees after being requested to do so by Prudential, or has failed, in the case of Warburg, to nominate for election to the Board the required number of Warburg Nominees after being requested to do so by Warburg. "Stockholder" is currently defined in the Stockholders' Agreement to mean Warburg, Prudential and any other person (except Hanauer) who agrees to be bound by the terms of the Stockholders' Agreement, provided that no person shall be a "Stockholder" if such person ceases to beneficially own (x) at least 51% of the Senior Preferred Stock, Warburg 1993 Warrants and all issued Warburg Registrable Securities (as defined below) or (y) at least 75% of the Junior Preferred Stock, Prudential $5.50 Warrants and all issued Prudential Registrable Securities (as defined below).

          The Stockholders' Agreement also provides that each "Stockholder"
(i) will vote against removal of the other party's nominees (unless requested by such party to vote for removal in which case it will do so), (ii) will exercise its best efforts to cause its nominees on the Board to vote in favor of a nominee of the other party to fill any vacancy on the Board created by the resignation, removal or death of such party's nominee if the effect of failing to so fill such vacancy would be that there would be less than one Prudential

Nominee or two Warburg Nominees remaining on the Board, and (iii) at any special or annual meeting of Stockholders prior to the Company's 1995 annual meeting, will vote (or give a written consent with respect to) all of its shares of Capital Stock in favor of electing Hanauer as a Director or against removal of Hanauer as a Director.


          The provisions of the Stockholders' Agreement pertaining to voting by Stockholders will terminate at such time as there is only one Stockholder. In any event, the provisions of the Stockholders' Agreement with respect to voting arrangements and restrictions will terminate no later than ten years from the date of the Stockholders' Agreement in accordance with applicable law, subject to extension by the agreement of the remaining parties to the Stockholders' Agreement.

          Pursuant to the Stockholders' Agreement, Reuben S. Leibowitz, John D. Santoleri and Douglas M. Karp were Warburg Nominees, and Wilbert F. Schwartz and John P. Mullman were Prudential Nominees who were elected to the Board in January 1993. Mr. Karp and Mr. Mullman have resigned from the Board. In February 1993, Mr. Schwartz became President and Chief Executive Officer of the Company and was no longer a Prudential Nominee. Messrs. Leibowitz, Santoleri and Schwartz have been nominated for election to the Board. Prudential has not designated a nominee for election to the Board. See "Proposal No. 3--Election of Directors."


          Upon consummation of the Financing Transactions, the definition of "Stockholder" in the Stockholders' Agreement will be amended to mean Warburg, Prudential and any other person (except Hanauer) who agrees to be bound by the terms of the Stockholders' Agreement, provided that no person shall be a "Stockholder" (as defined in the Stockholders' Agreement) if such person ceases to beneficially own (x) at least 51% of the Senior Preferred Stock, Warburg 1993 Warrants, Warburg 1994 Warrants and all issued Warburg Registrable Securities or
(y) at least 75% of the Junior Preferred Stock, Prudential $5.50 Warrants, Prudential 1994 Warrants and all issued Prudential Registrable Securities. The Common Stock issuable upon exercise of the New Warrants and the Common Stock acquired by Warburg, Hanauer or Prudential, as the case may be, in connection with the Rights Offering will be subject to the voting requirements of the Stockholders' Agreement.


          Prior to September 1993, the Company and its subsidiary, Grubb & Ellis Asset Services Company ("GEASC"), provided services to the Resolution Trust Company (the "RTC") and the Federal Deposit Insurance Corporation (the "FDIC"). As a result of Prudential's current stock ownership and certain of its rights under the Stockholders' Agreement, Prudential may be deemed to be a related entity to the Company under RTC regulation. The Company, upon learning that Prudential was party to a lawsuit with the FDIC, voluntarily refrained from entering into new RTC contracts on the basis that if Prudential is deemed to be a related party with the Company, the existence of the lawsuit might impair the Company's and GEASC's ability to contract with the RTC and the FDIC. The Company is currently in contact with the RTC to determine what limits might be placed on Prudential in order to satisfy RTC regulations. Prudential has expressed its willingness to enter into certain amendments to the Stockholders' Agreement to eliminate one impediment to resumption of the Company's contracting business with the RTC and the FDIC, including (i) terminating the voting agreements contained in the Stockholders' Agreement, (ii) waiving, but not relinquishing, its right to nominate Directors until such time as Prudential's equity ownership in the Company will not impair GEASC's ability to perform government contracting services, and (iii) to the extent that Prudential is entitled to cast more than 24.9%
of the votes which all Stockholders are eligible to cast on any matter, granting a proxy to the Board to vote the excess shares (but only the excess shares) on such matter in proportion to the vote thereon of all Stockholders other than Prudential. Prudential will continue to have registration rights under the Stockholders' Agreement as described below. In April 1994, the Company was notified by the RTC that it has proposed to exclude the Company from RTC contracting as the Company had not filed certain reports with the RTC. The Company has filed a response to the RTC's proposed exclusion. Both matters must be resolved before the Company or GEASC can be eligible to resume its RTC and FDIC contracting business. The Company is unable to predict the outcome or timing of these matters or whether or when it will be allowed to resume RTC and FDIC contracting services.


          REGISTRATION RIGHTS. The Stockholders' Agreement provides that at any time each of (i) the holders of at least 30% of the aggregate number (on the date of the Stockholders' Agreement) of shares of Common Stock issued or issuable upon conversion of any Senior Preferred Stock and all shares of Common Stock issued or issuable upon exercise of any Existing Warrants and Contingent Warrants issued to Warburg and Hanauer (collectively, the "Warburg Registrable Securities"), may make three written requests to the Company for registration under the Securities Act of 1933, as amended (the "Securities Act"), of all or part of such securities; PROVIDED, HOWEVER, that Warburg may make any of such three requests for registration regardless of the percentage of Warburg Registrable Securities held by it, and (ii) each of the holders of at least 30% of the aggregate number (on the date of the Stockholders' Agreement) of shares of Common Stock issued upon exercise of the Old Prudential Warrants, all shares of Common Stock issued or issuable upon conversion of any Junior Preferred Stock and all shares of Common Stock issued or issuable upon exercise of any Prudential $5.50 Warrants (collectively, the "Prudential Registrable Securities") may make three written requests to the Company for registration under the Securities Act of all or part of such securities; PROVIDED, HOWEVER, that Prudential may make any of such three requests for registration regardless of the percentage of Prudential Registrable Securities held by it.

          The Stockholders' Agreement also provides that in the event a holder of Warburg Registrable Securities requests a registration pursuant to the foregoing provisions, Hanauer may elect to include a proportionate share of Warburg Registrable Securities held by him in which case he will be permitted to sell such Warburg Registrable Securities on the same terms as the holder of the Warburg Registrable Securities requesting such registration.

          Pursuant to the Stockholders' Agreement, holders of Warburg Registrable Securities and Prudential Registrable Securities also have certain "piggyback" registration rights to include their securities, subject to certain limitations, in any other registration statement filed by the Company for its own account or pursuant to any of the foregoing requests, or otherwise.
Whenever the Company effects a registration pursuant to the registration rights provisions of the Stockholders' Agreement, the Company will be required to pay the costs of such registration of securities, except that each selling stockholder will bear its pro rata share of customary underwriting discounts and commissions, the customary fees and expenses of its counsel and applicable transfer taxes. The Stockholders' Agreement contains customary indemnification and contribution provisions relating to the exercise by the holders of registrable securities of their registration rights thereunder.

          Upon consummation of the Financing Transactions, the Stockholders' Agreement will be amended to extend the registration rights currently granted to Warburg and Prudential to the Warburg 1994 Warrants and the Prudential 1994 Warrants to be issued in connection with the Financing Transactions, any shares of Common Stock issued upon exercise of such Warrants and any shares of Common Stock acquired by Warburg, Hanauer or Prudential, as the case may be, in connection with the Rights Offering. Warburg, Prudential and Hanauer have not requested that the Company include any registrable securities in the registration statement which the Company filed in connection with the Rights Offering.

SUMMARY OF ANTICIPATED EFFECTS OF THE FINANCING TRANSACTIONS; DILUTION

          The Financing Transactions, if approved and implemented, will have a material effect on the Company and on the holders of the Company's Common Stock. The Financing Transactions may result in a significant dilution of the voting interests of the Company's Common Stockholders, depending on the participation of the Stockholders in the Rights Offering. Such dilution would reduce a Common Stockholder's ownership interest in the Company.

          The following table sets forth the equity ownership of the Company prior to the consummation of the Financing Transactions and assuming conversion of Preferred Stock.





                                         Before Financing Transactions
                                         -----------------------------
                                                   Number of                       Percent of
                                                    Common                           Equity
                     Number of                        and                           Assuming
                      Common                       Preferred                       Exercise of
                      Shares            Percent    Shares(1)         Percent       Warrants(2)
                    ----------          -------    ---------         -------       -----------

Public               3,994,000           90.5%     3,994,000           34.3%          30.9%
Warburg                      0              0      4,256,000           36.6           39.5
Hanauer                 21,000            0.5        316,000            2.7            4.3
Prudential             398,000            9.0      3,072,000           26.4           25.3
                     ---------           ----     ----------          -----          -----
Total                4,413,000          100.0%    11,638,000          100.0%         100.0%



- - --------------------

(1) Assumes conversion of the Senior Preferred Stock held by Warburg and Hanauer into approximately 4,256,000 and 295,000 shares of Common Stock, respectively. Assumes conversion of the Junior Preferred Stock held by Prudential into approximately 2,675,000 shares of Common Stock. Holders of the Senior Preferred Stock and the Junior Preferred Stock have one vote for each share of Common Stock into which the Preferred Stock could be converted. Does not assume exercise of stock options issued pursuant to the Company's stock option plans.

(2) Assumes the exercise of Existing Warrants held by Warburg, Hanauer and Prudential for 482,000, 218,000 and 200,000 shares of Common Stock, respectively. Assumes the exercise of Contingent Warrants held by Warburg and Hanauer for approximately 374,000 and 26,000 shares of Common Stock, respectively.


          The following table sets forth the equity ownership of the Company after the consummation of the Financing Transactions, assuming that Common Stockholders fully subscribe to the Rights Offering and assuming that Common Stockholders do not purchase any shares of Common Stock upon exercise of the Rights, and that Warburg acquires 4,250,000 shares of Common Stock, which is approximately the maximum number which it has agreed to acquire pursuant to the Stand-by Agreement.




                            After Financing Transactions                                 After Financing Transactions
                            Assuming Common Stockholders                              Assuming Common Stockholders Do Not
                        Purchase Shares in Rights Offering(1)                        Purchase Shares in Rights Offering(3)
                        -------------------------------------                        ------------------------------------

                                                       Percent                                                     Percent
                                                      of Equity                                                   of Equity
                     Number of                        Assuming                   Number of                        Assuming
                      Common           Percent      All Warrants                  Common            Percent     All Warrants
                      Shares          of Equity     Exercised(2)                  Shares           of Equity    Exercised(4)
                    ----------        ---------     ------------                ----------         ---------    -------------

Public               8,385,000           51.0%          45.9%                    3,994,000           24.5%          22.2%
 Warburg             4,615,000           28.1           31.5                     8,902,000           54.5           54.9
Hanauer                362,000            2.2            3.8                       364,000            2.2            3.9
Prudential           3,072,000           18.7           18.8                     3,072,000           18.8           19.0
                    ----------          -----          -----                    ----------          -----          -----
Total               16,434,000          100.0%         100.0%                   16,332,000          100.0%         100.0%

- - --------------------

(1) Assumes the purchase of all shares of Common Stock issuable upon exercise of all Rights by Common Stockholders, other than Prudential. Also assumes conversion of the Senior Preferred Stock held by Warburg and Hanauer into 4,615,000 and 320,000 shares of Common Stock, respectively, and conversion of the Junior Preferred Stock held by Prudential into approximately 2,675,000 shares of Common Stock. Does not assume exercise of stock options issued pursuant to the Company's stock option plans.

(2) Assumes (i) the exercise of Existing Warrants, as amended, held by Warburg, Hanauer and Prudential for 645,000, 291,000 and 200,000 shares of Common Stock, respectively, (ii) the exercise of New Warrants held by Prudential for 150,000 shares of Common Stock and (iii) the exercise of Contingent Warrants held by Warburg and Hanauer for 495,000 and 35,000 shares of Common Stock, respectively.

(3) Assumes acquisition by Warburg of 4,250,000 shares of Common Stock in connection with the Rights Offering. Also assumes conversion of the Senior Preferred Stock held by Warburg and Hanauer into 4,639,000 and 322,000 shares of Common Stock, respectively, the acquisition by Hanauer of approximately 21,000 shares of Common Stock upon exercise of Rights and conversion of the Junior Preferred Stock held by Prudential into approximately 2,675,000 shares of Common Stock. Does not assume exercise of stock options issued pursuant to the Company's stock option plans.

(4) Assumes (i) the exercise of Existing Warrants, as amended, held by Warburg, Hanauer and Prudential for 654,000, 295,000 and 200,000 shares of Common Stock, respectively, (ii) the exercise of New Warrants held by Warburg and Prudential for 325,000 and 150,000 shares of Common Stock, respectively, and (iii) the exercise of Contingent Warrants held by Hanauer for 35,000 shares of Common Stock.




CERTAIN INCOME TAX CONSEQUENCES

          The following summary of federal income tax consequences is based on current law, is for general information only and is not based upon or supported by a ruling of the Internal Revenue Service (the "Service"). The tax treatment of a holder of Rights or Common Stock acquired on exercise of a Right may vary depending upon his particular situation. Certain holders (including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) may be subject to special rules not discussed below. EACH

HOLDER SHOULD CONSULT HIS OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO HIM OF RECEIVING, HOLDING, EXERCISING AND DISPOSING OF THE RIGHTS OR COMMON STOCK, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, FOREIGN AND PENDING TAX LAWS.

RIGHTS

          RECEIPT OF RIGHTS. Pursuant to Section 305(a) of the Internal Revenue Code of 1986, as amended (the "Code"), a holder should not recognize income for federal income tax purposes by reason of the receipt of a Right, and the Company intends to so treat the distribution of Rights as a nontaxable distribution.

          If the Service were to take a contrary position with respect to this matter, by deeming the distribution of Rights to constitute a taxable distribution, a holder receiving a Right would recognize a dividend, taxable as ordinary income, in an amount equal to the fair market value of the Right received, but only to the extent of the current and accumulated earnings and profits of the Company. To the extent the deemed distribution exceeds the current and accumulated earnings and profits of the Company, such excess would be treated first as a nontaxable recovery of adjusted tax basis in the Common Stock with respect to which the Right was distributed and then as gain from the sale or exchange of such Common Stock. A holder's tax basis in a Right received in a taxable distribution would equal the fair market value of the Right as of the date of distribution of the Right (the "Distribution Date").

          Under the Company's intended treatment (i.e., a nontaxable distribution), if a Right is exercised, the tax basis of the Right in the hands of a holder will be determined by allocating the holder's tax basis in his shares of Common Stock with respect to which the Right was distributed between such shares of Common Stock and the Right, in proportion to their relative fair market values on the Distribution Date. If, however, the fair market value of the Right on the Distribution Date is less than 15% of the fair market value of the shares of Common Stock with respect to which the Right was distributed, the holder's tax basis in the Right will be deemed to be zero unless the holder affirmatively elects, in accordance with Treasury Regulations, to apportion his tax basis in accordance with the preceding sentence. The holding period of a Right will include the holding period for the shares of Common Stock with respect to which the Right was distributed.

          EXERCISE OF RIGHTS. No gain or loss will be recognized by a holder of Rights upon exercise of the Rights for cash. A holder who pays the Subscription Price through surrender of Subordinated Notes may recognize gain to the extent the Subscription Price exceeds the holder's tax basis in the Subordinated Notes surrendered therefor. Additionally, a holder who pays the Subscription Price through surrender of Subordinated Notes may be required to recognize as ordinary income any accrued interest on the surrendered Subordinated Notes that has not been taken into account previously as interest income for tax purposes. The adjusted tax basis of a holder of Common Stock acquired upon exercise of Rights will be equal to the sum of the holder's adjusted tax basis in the exercised Rights and the Subscription Price. The holding period for Common Stock acquired upon exercise of Rights will commence on the date of such exercise.

          EXPIRATION OF RIGHTS WITHOUT EXERCISE. If a holder of a Right allows it to expire without exercise, the expiration will be treated as a sale or exchange of the Right on the expiration date. Because an unexercised Right should be treated upon expiration as having a zero basis in the hands of the holder of the Right, such holder should not recognize loss as a result thereof.

          DISPOSITION OF RIGHTS. The sale or other disposition of a Right will result in the recognition of gain or loss by the holder in an amount equal to the difference between the amount realized and the holder's adjusted tax basis in the Right. Gain or loss will be capital gain or loss if the Common Stock for which the Rights could be exercised was (or would be) a capital asset in the hands of the holder, and will be long-term capital gain or loss if the Common Stock with respect to which the Rights were distributed has a holding period for tax purposes of more than one year.

          ADJUSTMENT TO THE TERMS OF A RIGHT. An adjustment to the Subscription Price of a Right, or the failure to make such an adjustment (and possibly an adjustment to the number of shares of Common Stock purchasable upon the exercise of the Right or the failure to make such an adjustment), in certain circumstances may result in a distribution that could be taxable as a dividend under the Code to the holder of the Right or the Common Stock. Alternatively, a modification of the terms of a Right may be treated as a taxable exchange of the Right for a new right to purchase Common Stock, with the holder recognizing gain or loss (as discussed above), even though no cash may have been distributed to the holder.

COMMON STOCK

          DISPOSITION OF COMMON STOCK. The sale or other disposition of Common Stock acquired on exercise of a Right will result in the recognition of gain or loss by the holder of such Common Stock in an amount equal to the difference between the amount realized and the holder's adjusted tax basis in the Common Stock. Gain or loss will be capital gain or loss if the Common Stock was held as a capital asset, and will be long-term capital gain or loss if the Common Stock has a holding period for tax purposes of more than one year.

POTENTIAL LIMITATIONS ON USE OF LOSS CARRYFORWARDS

          In general, upon a change of ownership, Section 382 of the Code limits the amount of a loss corporation's taxable income that could be offset annually by its carryforwards of net operating losses (and certain "built-in" losses that are economically accrued but not recognized at the time of a change of ownership) to an amount equal to the product obtained by multiplying the aggregate value of such corporation's capital stock immediately prior to the requisite change of ownership by the federal long-term tax-exempt interest rate. A change of ownership occurs and Section 382 of the Code will apply if, within a three year "testing period," there is more than a 50 percentage point increase in the capital stock of the loss corporation held by persons who own (actually or constructively) at least five percent in value of the loss corporation's stock (with persons who separately are less than five percent stockholders generally being treated in the aggregate as a single stockholder). Except in limited circumstances, options to acquire stock will be treated as if they had been exercised, on an option-by-option basis, if such treatment results in the requisite change of ownership.

          Upon the reorganization of the Company in January 1993, a change of ownership occurred for Section 382 purposes, which limited the availability of any then existing net operating loss carryforwards and built-in losses of the Company. Although the Company does not believe that the Rights Offering, of itself, will trigger a change of ownership for purposes of Section 382 of the Code, future events beyond the control of the

Company, such as transactions in its Common Stock or other ownership interests, could cause a change of ownership and result in limitations on the use of losses by the Company. Therefore, there can be no assurance that carryforwards of net operating loss (and certain "built-in" loss, when recognized) of the Company will be available to offset future income and tax liability of the Company.

BACKUP WITHHOLDING AND REPORTING REQUIREMENTS

          A holder of Rights or Common Stock may be subject to backup withholding at the rate of 31% with respect to dividends paid on and gross proceeds from the sale or redemption of the Rights or Common Stock, unless the holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (b) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup
withholding rules.   Holders of Rights or Common Stock who do not provide the
Company with their correct taxpayer identification number may be subject to penalties imposed by the Service. Any amount withheld under these rules will be creditable against the holder's federal income tax liability.

          The Company will report to the holders of Rights and Common Stock and to the Service the amount of any "reportable payments" and any amount withheld with respect to the Rights and Common Stock during each calendar year.

          THE FOREGOING DISCUSSION OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY. ACCORDINGLY, EACH HOLDER OF RIGHTS AND COMMON STOCK SHOULD CONSULT HIS OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF THE RIGHTS AND COMMON STOCK, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL, FOREIGN AND PENDING TAX LAWS.

NON-APPROVAL OF FINANCING TRANSACTIONS

          In the event that the Financing Transactions are not approved by the Stockholders, the Company will seek other equity financing and attempt to seek other terms for restructuring the Prudential debt and the Bridge Loan. If the Financing Transactions are not approved, and the Company is unsuccessful in obtaining alternative equity financing and/or restructuring the Prudential debt, effective January 1, 1995, the Company will be in default on certain of the financial covenants contained in the Prudential Debt Agreement and expects it would default on the Senior Notes and the Revolving Credit Note. The Company also expects that it would be unable to pay its obligations under the Bridge Loan which matures in April 1995 and would become due upon a default under the Prudential Debt Agreement. Upon such payment defaults, Prudential and Warburg, among other things, could force the Company into an immediate bankruptcy proceeding seeking reorganization or liquidation or, alternatively, the Company could pursue an "out-of-court" bankruptcy-type reorganization in order to obtain protection from creditors. The Board believes that a reorganization is a significantly less desirable alternative for a service-intensive business that relies primarily on the independent agents and its reputation in the industry. See "--Reasons for the Financing Transactions and Board's Recommendation."

USE OF PROCEEDS

          The Company anticipates using the cash proceeds received by it from the Financing Transactions for working capital and general corporate purposes.

          THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE FINANCING TRANSACTIONS.

                   PROPOSAL 2:  AMENDMENTS TO PREFERRED STOCK

          In connection with the Financing Transactions, the Board unanimously approved certain amendments to the terms of the Preferred Stock and directed that such amendments be considered at the Annual Meeting. The amendments to the Preferred Stock are an integral part of the Financing Transactions, and, for the reasons set forth above, the Board believes that the amendments are in the best interests of the Company and the Stockholders.

          Proposal No. 2: Amendments to Preferred Stockwill be submitted to the Stockholders for a vote only in the event that the Financing Transactions are approved. In the event that the amendments to the Preferred Stock are not approved, the Financing Transactions will not be effected.


          Approval of Proposal No. 2 requires the affirmative vote of holders of at least a majority of the outstanding shares of Capital Stock and the approval of holders of at least two-thirds of the outstanding shares of Senior Preferred Stock, voting as a separate class, and the approval of at least two-thirds of the outstanding shares of Junior Preferred Stock, voting as a separate class. Warburg and Hanauer, which are the only holders of Senior Preferred Stock, and Prudential, which is the only holder of Junior Preferred Stock, intend to vote all shares of Preferred Stock held by them in favor of approval of the proposed amendments to the Preferred Stock.


          THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE AMENDMENTS TO THE PREFERRED STOCK.

DESCRIPTION OF PREFERRED STOCK

SENIOR PREFERRED STOCK

          The Senior Preferred Stock, with respect to dividend rights and rights on redemption and/or liquidation, winding up and dissolution, ranks prior to any other equity securities of the Company, including any other series of Preferred Stock and the Common Stock. Holders of Senior Preferred Stock are entitled to receive, out of any funds legally available therefor, cumulative dividends payable in cash, at a rate of 12% per annum. Accrued but unpaid dividends will increase at a compounding rate equal to 12% per annum compounded annually. The effective dividend rate on the Senior Preferred Stock, net of issuance costs, is 13% per annum. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of the shares of Senior Preferred Stock will be entitled to be first paid out of the assets of the Company available for distribution to the Stockholders an amount in cash equal to $100.00 per share (the "Senior Stated Value") plus an amount equal to all dividends (whether or not earned or declared) on such shares accrued and unpaid thereon to the date of final distribution, before any payment shall be made or any assets distributed to the holders of any other equity security of the Company.

          Each share of the Senior Preferred Stock is convertible, at the option of the holder, at any time, into shares of Common Stock, which number of shares is determined by dividing the Senior Stated Value by the conversion price. Currently, the conversion price is $3.0137 per share of Common Stock.
Conversion of the 137,160 shares of Senior Preferred

Stock would result in such persons holding an aggregate of 4,551,201 shares of Common Stock. The Senior Preferred Stock is subject to mandatory conversion in the event that (i) at all times during a two-year period the ratio of consolidated debt to net income before taxes, excluding extraordinary items, and income or loss from discontinued operations plus total interest expense and depreciation and amortization has not exceeded 3.0:1.0, (ii) on each trading day during a six-month period the price of the Common Stock has exceeded $8.75 per share, and (iii) the Company is in full compliance with the terms and conditions of all agreements pursuant to which the Company has incurred indebtedness for borrowed money. Upon conversion, all accrued dividends are eliminated.

JUNIOR PREFERRED STOCK

          The Junior Preferred Stock, with respect to dividend rights and rights on redemption and on liquidation, winding up or dissolution ranks prior to any other equity securities of the Company, excluding the Senior Preferred Stock. Holders of Junior Preferred Stock are entitled to receive, out of any funds legally available therefor, cumulative dividends payable in cash at a rate of 5% per annum. Accrued but unpaid dividends will increase at a compounding rate equal to 5% per annum compounded annually. The effective dividend rate on the Junior Preferred Stock, net of issuance costs, is 5.1% per annum. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, if assets are remaining after the payment in full of the liquidation preference of the Senior Preferred Stock, the holders of the shares of Junior Preferred Stock then outstanding will be next entitled to be first paid out of the assets of the Company available for distribution to its stockholders an amount in cash equal to $100.00 per share (the "Junior Stated Value") plus an amount equal to all dividends (whether or not earned or declared) on such shares accrued and unpaid thereon to the date of final distribution, before any payment shall be made or any assets distributed to the holders of any equity security of the Company.

          Each share of the Junior Preferred Stock is convertible into shares of Common Stock, at the option of the holder, at any time, into shares of Common Stock, which number of shares is determined by dividing the Junior Stated Value by the conversion price. Currently, the conversion price is $5.6085 per share of Common Stock. Conversion of the aggregate 150,000 shares of Junior Preferred Stock would result in such persons holding an aggregate of 2,674,511 shares of Common Stock. The Junior Preferred Stock is subject to mandatory conversion in the event that (i) at all times during a two-year period the ratio of consolidated debt to net income before taxes, excluding extraordinary items, and income or loss from discontinued operations plus total interest expense and depreciation and amortization has not exceeded 3.0:1.0, (ii) on each trading day during a six-month period the price of the Common Stock has exceeded $8.75 per share, and (iii) the Company is in full compliance with the terms and conditions of all agreements pursuant to which the Company has incurred indebtedness for borrowed money. Upon conversion, all accrued dividends are eliminated.

REDEMPTION PROVISIONS

          On November 1, 2000, up to 50% of the shares of Senior Preferred Stock issued at any time will be subject to mandatory redemption, with the remaining shares subject to mandatory redemption on November 1, 2001, in each case at the Senior Stated Value plus accrued and unpaid dividends and to the extent the Company has the funds legally available therefor. Assuming full satisfaction of the Company's mandatory redemption obligation with respect to the Senior Preferred Stock, on November 1, 2000, 2001, 2002, and 2003, the Company will be required to redeem 16.67%, 16.67%, 33.34% and all remaining shares, respectively, of the Junior Preferred Stock, in each case at the Junior Stated Value plus accrued and unpaid dividends and to the extent the Company has the funds legally available therefor.

ANTI-DILUTION PROVISIONS

          The conversion prices of the Senior Preferred Stock and the Junior Preferred Stock are subject to adjustment from time to time upon the occurrence of certain stock dividends or distributions, stock splits, reverse stock splits and stock reclassifications. The conversion prices of the Senior Preferred Stock and the Junior Preferred Stock also are subject to adjustment from time to time upon the occurrence of certain issuances of rights, options, warrants or securities directly or indirectly convertible into Common Stock at a price per share less than the greater of the current market price or the conversion price per share on the date of such issue, certain extraordinary dividends or distributions to all holders of Common Stock, and certain issuances of Common Stock for a consideration per share less than the greater of the current market price or the conversion price per share on the date of such issue (the "Preferred Stock Anti-Dilution Provisions"). The conversion price is not subject to adjustment for accrued but unpaid dividends and upon conversion the dividends are no longer payable.

VOTING RIGHTS

          The Preferred Stock is entitled to vote on all matters submitted to a vote of the Stockholders on an as-converted-to Common Stock basis. Without the consent of two-thirds of the issued and outstanding shares of both the Senior Preferred Stock and the Junior Preferred Stock, each voting separately as a class, the Company may not (i) authorize or issue any class of shares ranking on parity with or senior to either such security as to dividends, redemption or liquidation preference, (ii) increase the number of authorized shares of, or issue such shares (except in payment of dividends) of either such security,
(iii) amend, alter, waive the application of or repeal certain provisions of the Company's Certificate of Incorporation (the "Certificate of Incorporation") or enter in any agreement or take any other action which in any manner would alter, change or otherwise adversely affect the powers, rights or preferences of either such security, (iv) effect a reorganization, recapitalization, liquidation, dissolution, winding up, sale of substantially all of the Company's assets or a merger, which transaction would alter, change or adversely affect the powers, rights or privileges of either such security or (v) take any action which would cause a dividend or other distribution to be deemed to be received by the holders of the Senior Preferred Stock for federal income tax purposes unless such dividend or other distribution is actually received by such holders. The Certificate of Incorporation provides that the holders of Common Stock do not have voting rights with respect to matters described in clauses (ii), (iii) and
(v) above, except as otherwise required by Delaware law.

AMENDMENTS TO PREFERRED STOCK

          Upon approval of Proposal No. 2: Amendments to Preferred Stock, the Certificate of Incorporation will be amended to effect certain amendments to the terms of the Senior Preferred Stock held by Warburg and the Junior Preferred Stock. The Senior Preferred Stock will be divided into two series, Series A and Series B. The Series A Senior Convertible Preferred Stock, par value $.01 per share, will be held by Hanauer and will be subject to certain amendments other than the amendments to the Preferred Stock Anti-Dilution Provisions, and the Series B Senior Convertible Preferred Stock, par value $.01 per share, will be held by Warburg and will be subject to all of the proposed amendments. The amendments to the Preferred Stock were agreed to by the parties in their negotiation of the terms of the Financing Transactions.


CERTAIN CONSIDERATIONS RELATED TO PROPOSED AMENDMENTS TO PREFERRED STOCK


          Common Stockholders should consider that certain of the proposed amendments provide certain benefits to the holders of the Preferred Stock in that the dividend rate on the Junior Preferred Stock will increase effective 2002 and thereafter, the dividend rate of the Senior Preferred Stock will increase effective 2005. If the Preferred Stock has not been converted prior to
such time, then accrued but unpaid dividends will increase substantially.   So
long as the Preferred Stock is outstanding, the Company may not declare, pay or set apart for payment any dividend with respect to the Common Stock, or make any other distribution with respect thereof, unless the full cumulative dividends on all outstanding shares of Preferred Stock shall have been paid in full. Upon a liquidation of the Company, Common Stockholders are not entitled to receive any distribution until the holders of the Preferred Stock shall have received the stated value of such Preferred Stock plus all accrued and unpaid dividends. The other proposed amendments are designed to provide certain benefits to the Company and the Common Stockholders, including the elimination of mandatory redemption provisions of the Preferred Stock, thus relieving the Company of the obligation to pay approximately $28.7 million, plus accrued dividends, to redeem the Preferred Stock, the elimination of the anti-dilution provisions of the Junior Preferred Stock with respect to the Financing Transactions and the elimination of the anti-dilution provisions of the Senior Preferred Stock held by Warburg with respect to future transactions, and the addition of a provision which will permit the Company to redeem the Junior Preferred Stock in order to facilitate a future underwritten public offering of Common Stock.


          The following description of the proposed amendments to the Preferred Stock is qualified in its entirety by reference to the Amendment to Restated Certificate of Incorporation which is attached hereto as Appendix B and is incorporated herein by reference. Stockholders should read such amendment in its entirety.

AUTHORIZED PREFERRED STOCK

          Currently, the Company is authorized to issue 1,000,000 shares of Preferred Stock, of which 250,000 have been designated Senior Convertible Preferred Stock and of which 200,000 have been designated Junior Convertible Preferred Stock. Pursuant to the amendments, the Company will be authorized to issue 1,000,000 shares of Preferred Stock, of which 50,000 will be designated Series A Senior Convertible Preferred Stock, 200,000 will be designated Series B Senior Convertible Preferred Stock and 200,000 will be designated Junior Convertible Preferred Stock.

REDEMPTION PROVISIONS

          The Senior Preferred Stock and the Junior Preferred Stock will be amended to eliminate the mandatory redemption provisions, except that under certain limited circumstances, the Company may be required to redeem the Junior Preferred Stock in connection with an underwritten public offering of the Company's Common Stock as described in "Conversion of Junior Preferred Stock" below.

ANTI-DILUTION PROVISIONS

          As a result of the Financing Transactions and upon application of the Preferred Stock Anti-Dilution Provisions, the conversion price of the Senior Preferred Stock will be adjusted from $3.0137 to approximately $2.76 per share of Common Stock, which will result in the Senior Preferred Stock held by Warburg and Hanauer being convertible into an aggregate of approximately 4,650,000 and 322,000 shares of Common Stock, respectively. The exact adjustment will be based on, among other things, the number of shares of Common Stock issued in the Rights Offering. Prudential has agreed to waive the application of the Preferred Stock Anti-Dilution Provisions in connection with the Financing Transactions. As a result, the Junior Preferred Stock will continue to be convertible into 2,674,511 shares of Common Stock and the conversion price will remain at $5.6085 per share.


          The Preferred Stock Anti-Dilution Provisions contained in the Senior Preferred Stock held by Warburg and the Junior Preferred Stock held by Prudential will be amended to provide that in the event of certain stock dividends or distributions, stock splits, reverse stock splits and stock reclassifications, mergers, consolidations or similar transactions, each holder of such Preferred Stock will have the right to receive upon conversion the number and kind of shares or other securities or property which it would have been entitled to receive had the Preferred Stock been converted immediately prior to such event. As amended, the Preferred Stock held by Warburg and Prudential no longer will have the benefit of receiving an adjustment to the number of shares issuable upon conversion in the event of certain dilutive stock issuances, including issuances of rights, options, warrants or securities convertible into Common Stock at a price per share less than the greater of the current market price or the conversion price per share.

DIVIDEND RATE

          The Junior Preferred Stock will be amended to increase the dividend rate effective January 1, 2002 to 10% per annum with further increases of 1% per annum effective January 1, 2003 and January 1, 2004 and 2% per annum effective January 1, 2005 and each January 1 thereafter. Also in connection with the Financing Transactions, the Senior Preferred Stock will be amended so that at such time as the dividend rate on the Junior Preferred Stock would increase above the dividend rate on such Senior Preferred Stock, the dividend rate on the Senior Preferred Stock will increase by the same amount. Assuming no other changes to the dividend rates of the Preferred Stock, as a result of these amendments, the dividend rate on the Senior Preferred Stock held by Warburg will increase by 2% per annum effective January 1, 2005.

CONVERSION OF JUNIOR PREFERRED STOCK

          The Junior Preferred Stock will be amended to provide that in the event that the Company undertakes to sell Common Stock in an underwritten public offering and the Company's investment bankers advise the Company that in order to complete the public offering on the most favorable terms to the Company it is necessary to retire the Junior Preferred Stock, then the Company may direct all holders of the Junior Preferred Stock to convert the Junior Preferred Stock; PROVIDED that such holders will be obligated to convert only after the later of the time Warburg has committed to convert its Senior Preferred Stock and the consummation of such underwritten public offering. If the holders of the Junior Preferred Stock are required to convert the Junior Preferred Stock at a time when the

Common Stock issuable upon conversion would have a value less than the accreted value of the Junior Preferred Stock (including all unpaid dividends), then such holders must either, at their option, require the Company to redeem the Junior Preferred Stock at the accreted value or convert the Junior Preferred Stock.

DESCRIPTION OF COMMON STOCK

          As of June 1, 1994, the Company was authorized to issue 25,000,000 shares of Common Stock and there were 4,412,358 shares outstanding with a par value of $.01 per share. As of June 1, 1994, 1,650,000 shares were reserved for issuance under the Company's option, purchase and other plans (of which options to purchase 339,272 shares of Common Stock were outstanding under the Company's stock option plans), 60,000 shares were reserved for the exercise of outstanding stock appreciation rights held by an executive officer, and 8,525,700 additional shares of Common Stock were reserved for issuance upon exercise or conversion of the Preferred Stock, the Existing Warrants and the Contingent Warrants.


          After consummation of the Financing Transactions, it is estimated that there will be 8,825,000 shares outstanding (assuming 4,412,358 shares are issued in connection with the Rights Offering), 1,650,000 shares reserved for issuance under the Company's stock option, purchase and other plans, 60,000 shares reserved for the exercise of outstanding stock appreciation rights held by an executive officer, and approximately 9,312,000 additional shares of Common Stock reserved for issuance upon exercise or conversion of the Preferred Stock, the Existing Warrants and the New Warrants. As a result of the foregoing, the Company will have approximately 5,153,000 additional shares of Common Stock available for other corporate purposes.

          Except as set forth above, the holders of Common Stock of the Company are entitled to one vote for each share of Common Stock held of record on all matters submitted to a vote of the Stockholders. The holders of Common Stock will continue to have all rights of stockholders permitted under Delaware law except for and subject to those rights expressly granted to holders of the Preferred Stock of the Company.

          Warburg and Hanauer, on the one hand, and Prudential, on the other, the holders of the Preferred Stock, have the right to vote as separate classes on the amendments to the Preferred Stock, and all intend to vote all of their shares of Preferred Stock in favor of the amendments.

          THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE AMENDMENTS TO THE PREFERRED STOCK.

                         MARKET FOR THE COMPANY'S STOCK

          The principal markets for the Company's Common Stock are the NYSE and the Pacific Stock Exchange. The following table sets forth the high and low sales prices of the Company's Common Stock as reported on the NYSE composite tape for the period indicated. The prices shown have been adjusted to give retroactive effect to a one-for-five reverse stock split as of January 29, 1993.



                                                             Price Range of
                                                              Common Stock
                                                            ----------------
                                                             High       Low

1991
     First Quarter . . . . . . . . . . . . . . . . . .      $2-7/8    $1
     Second Quarter. . . . . . . . . . . . . . . . . .       2-1/2     1-1/2
     Third Quarter . . . . . . . . . . . . . . . . . .       2         1-3/8
     Fourth Quarter. . . . . . . . . . . . . . . . . .       1-3/4     1-1/4

1992
     First Quarter . . . . . . . . . . . . . . . . . .      $2-1/2    $1-3/8
     Second Quarter. . . . . . . . . . . . . . . . . .       2-1/8     1-1/4
     Third Quarter . . . . . . . . . . . . . . . . . .       1-5/8     1
     Fourth Quarter. . . . . . . . . . . . . . . . . .       1-1/4       7/8

1993
     First Quarter . . . . . . . . . . . . . . . . . .      $8        $1-7/8
     Second Quarter. . . . . . . . . . . . . . . . . .       5-7/8     3-3/8
     Third Quarter . . . . . . . . . . . . . . . . . .       4-1/2     2-3/4
     Fourth Quarter. . . . . . . . . . . . . . . . . .       3-5/8     2-5/8

1994
     First Quarter . . . . . . . . . . . . . . . . . .      $3-7/8    $2-7/8
     Second Quarter. . . . . . . . . . . . . . . . . .      ______    ______



          On March 28, 1994, the last trading day prior to the announcement of the Financing Transactions by the Company, the closing sales price of the Common Stock on the NYSE was $3-3/8 per share. On July ___, 1994, the closing sales price of the Common Stock on the NYSE was $_____ per share.

          The Company did not pay any cash dividends during the periods indicated, and is prohibited from doing so under the Prudential Debt Agreement.

                     PROPOSAL NO. 3:  ELECTION OF DIRECTORS

          The Board of Directors currently consists of six Directors. John Mullman, a representative of Prudential, resigned from the Board in January 1994 and Kenneth E. Field resigned from the Board as of May 10, 1994.

          The Board held ten meetings during the year ended December 31, 1993. It has standing Audit and Compensation Committees, which are described below. The Board does not have a Nominating Committee.

          AUDIT COMMITTEE. The Audit Committee is responsible for recommendation to the Board of the appointment of auditors; approval of the scope of the annual audit; review of the audit results and compliance with the auditors' recommendations; approval of non-audit services performed by the auditors; review and recommendation with respect to financial reports to stockholders and internal accounting and auditing controls; and monitoring compliance with certain aspects of the Company's conflicts-of-interest policy. The current members of the Audit Committee are Lawrence S. Bacow and R. David Anacker. The Audit Committee held seven meetings during 1993.

          COMPENSATION COMMITTEE. The functions of the Compensation Committee are the approval of compensation arrangements for the executive officers of the Company; proposing any compensation plans, including stock plans, in which Directors and officers are eligible to participate; and administration of the Company's stock plans and certain other compensation plans. The current members of the Compensation Committee are Lawrence S. Bacow and Reuben S. Leibowitz. During 1993, the Compensation Committee held five meetings.

           The names of the persons who have been nominated by the Board for election as Directors at the Annual Meeting are set forth below. There are no other nominees. Nominations for Director are made by written notice to the Secretary of the Company, generally at least 14 days prior to the stockholders'
meeting at which directors are elected.   All nominees have been Directors since
January 1993, except Mr. Anacker, who has been a Director since May 1994, and all have consented to serve as Directors if elected.

          If any nominee becomes unable to serve as a Director, the proxies will be voted by the proxy holders for a substitute person nominated by the Board, and authority to do so is included in the proxy. The Board has no reason to believe that any of the nominees will be unable to serve as a Director of the Company.

          Pursuant to the Stockholders' Agreement, Messrs. Leibowitz and Santoleri have been designated by Warburg for nomination to be elected to the Board.

          The term of office of each nominee who is elected extends until the annual stockholders' meeting in 1995 and until his successor is elected and qualified.

INFORMATION CONCERNING NOMINEES FOR DIRECTOR

          Joe F. Hanauer, 56, has been Chairman of the Board since January 1993, Executive Chairman of the Company since June 1994, and Chief Executive Officer of the Company since July 1994. Since December 1988, Mr. Hanauer has been a general partner of Combined Investments, L.P., an investment management business located in Laguna Beach, California, whose investments include real estate. Since February 1993, Mr.

Hanauer has served as a director of certain subsidiaries of the Company and, through Combined Investments, L.P., has also provided operational and management services to the Company. From 1977 to December 1988, Mr. Hanauer was associated with Coldwell Banker Residential Group, Inc., serving as Chairman and Chief Executive Officer from 1984. Since March 1989, he has also been Chairman of the Greyhawk Corporation ("Greyhawk"), a corporation of which he is a majority shareholder and which has interests in real estate brokerage franchising. He is also a director of MAF Bancorp. Mr. Hanauer was first elected as a Director of the Company in January 1993 pursuant to the Stockholders' Agreement and has served as Chairman of the Board since that time.


          R. David Anacker, 58, has been Vice Chairman of Veriflo Corporation, an industrial equipment manufacturing firm located in Richmond, California since November 1991. From November 1959 to November 1991, he was associated with American Building Maintenance Industries, Inc. ("ABMI"), a property maintenance service firm located in San Francisco, California, serving as director from 1979 and as President and Chief Executive Officer from March 1984 through May 1989. He currently provides consulting services to ABMI. He has served as a director of Axiom Real Estate Management, Inc., a subsidiary of the Company, since
August 1992. Mr. Anacker was elected a Director of the Company in May 1994 to fill the vacancy created by the resignation of Mr. Field.

          Lawrence S. Bacow, 42, is a professor at the Massachusetts Institute of Technology (M.I.T.) Center for Real Estate and the M.I.T. Department of Urban Studies and Planning. He joined the M.I.T faculty in 1977 and the M.I.T. Center for Real Estate in 1983, serving as the director of the Center for Real Estate from 1990 until 1992. From December 1987 to June 1990, he was also a principal of Artel Associates, a company which provided investment banking services to real estate companies. Professor Bacow has served as a Director of the Company since January 1993.

          Reuben S. Leibowitz, 46, is a Managing Director of E.M. Warburg, Pincus & Co., Inc. ("Warburg Pincus"), a venture banking and investment counseling firm. He has been associated with Warburg Pincus since 1984. Warburg Pincus is an affiliate of Warburg, the Company's principal stockholder. Mr. Leibowitz is also a director of Chelsea GCA Realty, Inc. Mr. Leibowitz was first elected as a Director of the Company in January 1993 as a representative of Warburg pursuant to the Stockholders' Agreement.

          John D. Santoleri, 30, has been a Vice President of Warburg, Pincus Ventures, Inc., the venture banking subsidiary of Warburg Pincus, since 1991, and has been associated with Warburg Pincus since June 1989. From June 1985 to June 1989, he was associated with The Harlan Company, a New York-based real estate consulting firm, and served there as Vice President from September 1988 to June 1989. Warburg, Pincus Ventures, Inc. is an affiliate of Warburg, the Company's principal stockholder. Mr. Santoleri also serves as a director of Chelsea GCA Realty, Inc. Mr. Santoleri was first elected as a Director of the Company in January 1993 as a representative of Warburg pursuant to the Stockholders' Agreement.

          Wilbert F. Schwartz, 52, served as President and Chief Executive Officer of the Company from February 1993 to July 1994. He will remain a Director of the Company. Mr. Schwartz has also served as a director of Axiom Real Estate Management, Inc., a subsidiary of the Company, since February 1993. He had been an employee of Prudential since 1976, serving as Managing Director of its subsidiary, Prudential Investment Corp., from October 1991 until February 1993, and as President and Vice Chairman of Prudential's

Real Estate Affiliates division from March 1990 to October 1991. Mr. Schwartz was first elected as a Director of the Company in January 1993 as a representative of Prudential, a principal stockholder and the principal lender of the Company.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

          The following table sets forth information as of June 1, 1994 concerning beneficial ownership of Common Stock by known beneficial holders of more than 5% of the outstanding Common Stock, Directors, named executive officers, and all current Directors and executive officers as a group. Unless otherwise noted, the listed persons have sole voting and dispositive powers with respect to the shares held in their names, subject to community property laws if applicable.





                                     Amount and Nature of
                                     Beneficial Ownership   Percent of Class(1)
                                     --------------------   -------------------

Warburg, Pincus Investors, L.P.
   466 Lexington Avenue,
   New York, NY  10017                  5,111,901(2)(5)            55.4%
The Prudential Insurance
   Company of America
   Four Gateway Center
   Newark, NJ  07102                    3,272,060(3)(5)            46.8%
Joe F. Hanauer
   Combined Investments, L.P.
   361 Forest Ave., Suite 200
   Laguna Beach, CA  92651                605,453(4)(5)            12.9%
FMR Corp.
   82 Devonshire Street
   Boston, MA  02109-3614                 303,400(6)                7.4%
R. David Anacker                              607                     *
Lawrence S. Bacow                           4,134(7)(8)               *
John F. Carpenter                             638(8)                  *
J. David Dawson                               637(8)                  *
Gordon M. Hess                              1,538(8)                  *
Reuben S. Leibowitz                             0(2)                  --
John D. Santoleri                               0(2)                  --
Wilbert F. Schwartz                           218                     *
Alvin L. Swanson, Jr.                      81,804(9)                2.0%
Neil R. Young                               3,082                     *
All current Directors and executive
   officers as a group (12 persons)       615,935(4)(7)(8)         13.1%

*Does not exceed 1.0%


- - -------------------------

(1) Percentages total more than 100% due to the requirement to count derivative securities for certain purposes. The percentages of shares of Common Stock beneficially owned by the designated persons assumes that no other person exercises currently outstanding warrants or options or convertible securities.

(2) At June 1, 1994, Warburg beneficially owned 5,111,901 shares of Common Stock through its ownership of (i) 128,266 shares of Senior Preferred Stock which are convertible into an aggregate of 4,256,083 shares of Common Stock, (ii) Existing Warrants to purchase an aggregate of 482,000 shares of Common Stock, and (iii) Contingent Warrants to purchase 373,818 shares of Common Stock. Such Contingent Warrants have an aggregate exercise price equal to the lesser of 93.45% of the amount by which such excess liabilities exceed $500,000 and $5.00 multiplied by the number of shares issuable upon exercise.

     The sole general partner of Warburg is Warburg, Pincus & Co., a New York general partnership ("WP"). E.M. Warburg, Pincus & Company, a New York general partnership that has the same general partners as WP ("E.M. Warburg"), manages Warburg. Lionel I. Pincus is the managing partner of WP and E.M. Warburg and may be deemed to control them. WP has a 20% interest in the profits of Warburg and, through its wholly-owned subsidiary, E.M. Warburg, Pincus & Co., Inc. ("Warburg Pincus"), owns 1.13% of the limited partnership interests in Warburg. Mr. Leibowitz, a Director of the Company, is a Managing Director of Warburg Pincus and a general partner of WP and E.M. Warburg. As such, he may be deemed to be a beneficial owner of an indeterminate portion of the shares of Common Stock beneficially owned by Warburg, Warburg Pincus and WP. He disclaims any such beneficial ownership. Mr. Santoleri, a Director of the Company, is a Vice President of Warburg, Pincus Ventures, Inc., which is an affiliate of Warburg. Mr. Santoleri disclaims beneficial ownership of any shares of Common Stock beneficially owned by Warburg.

(3) At June 1, 1994, Prudential beneficially owned 3,272,060 shares of Common Stock through its ownership of (i) 397,549 shares of Common Stock,
     (ii) 150,000 shares of Junior Preferred Stock which are convertible into an aggregate of 2,674,511 shares of Common Stock, and (iii) Existing Warrants to purchase an aggregate of 200,000 shares of Common Stock.

(4) At June 1, 1994, Mr. Hanauer beneficially owned 560,453 shares of Common Stock, through his ownership of the following securities held in a trust of which Mr. Hanauer is the trustee and he and his wife and children are beneficiaries: (i) 21,153 shares of Common Stock, (ii) 8,894 shares of Senior Preferred Stock convertible into an aggregate of 295,118 shares of Common Stock, (iii) Existing Warrants to purchase an aggregate of 218,000 shares of Common Stock, and (iv) Contingent Warrants to purchase 26,182 shares of Common Stock. Such Contingent Warrants have an aggregate exercise price equal to the lesser of 6.55% of the amount by which such excess liabilities exceed $500,000 and $5.00 multiplied by the number of shares issuable upon exercise. Includes options to purchase 45,000 shares of Common Stock issued under the Company's employee stock option plan which became exercisable on June 8, 1994.

(5) Pursuant to the rules promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), Prudential, Warburg and Mr. Hanauer may be deemed to be a "group," as defined in Section 13(d) of such Act. Prudential, Warburg and Mr. Hanauer do not affirm the existence of such a group and disclaim beneficial ownership of shares of Common Stock beneficially owned by any other party.

(6) Based on information provided by FMR Corp. to the Company reflecting beneficial ownership of Common Stock, all shares are held by affiliates of FMR Corp., which is a holding company for certain investment advisors.

(7) Includes an option under a Company stock option plan which, as of June 1, 1994, was exercisable for 3,334 shares.

(8) Includes, in the aggregate, 838 shares held by immediate family members of, and 424 shares held jointly with immediate family members by, all current Directors and executive officers as a group.

(9) Includes 60,000 currently exercisable stock appreciation rights ("SARs") held by Mr. Swanson which fully vested upon his resignation on May 20, 1993. The SARs are generally exercisable for shares of Common Stock with an aggregate fair market value equal to the excess of the fair market value of the Common Stock over $3.52.
[/TABLE]

                             EXECUTIVE COMPENSATION

COMPENSATION OF EXECUTIVE OFFICERS

          The following table sets forth, for all persons who served as Chief Executive Officer in 1993 and each of the four most highly compensated other executive officers of the Company (determined as of December 31, 1993), compensation earned, including deferred compensation, for services in all capacities with the Company and its subsidiaries for the fiscal years ended
December 31, 1993, 1992, and 1991.   Two additional tables provide information
about these employees' stock options.

                           SUMMARY COMPENSATION TABLE



                                                                                               Long-Term
                                                                                             Compensation
                                                           Annual Compensation                  Awards
                                                 ---------------------------------------     ------------
                                                                                              Securities
                                                                            Other Annual      Underlying        All Other
      Name and                                   Salary           Bonus     Compensation     Options/SARs     Compensation
 Principal Position                      Year      ($)             ($)           ($)            (#)(1)             ($)
- - -----------------------------            ----    -------          -----     ------------     ------------     -------------

Wilbert F. Schwartz                      1993    211,000              0                0          400,000                 0
  Chief Executive Officer(2)             1992          0              0                0                0                 0
                                         1991          0              0                0                0                 0

Alvin L. Swanson, Jr.                    1993     92,000              0           14,000                0           149,000
  Former Chief Executive Officer(3)      1992    154,000         60,000           19,000           60,000                 0
                                         1991          0              0           12,000                0                 0

Neil R. Young
  President of the                       1993    220,000         69,000                0           15,000             2,000(4)
  Midwest/Texas Region                   1992    103,000         80,000                0            5,000(5)              0
                                         1991     73,000         82,000                0              800(5)          1,000(4)

J. David Dawson                          1993    195,000              0                0           20,000             2,000(4)
  President of the                       1992     81,000              0                0           20,000(5)              0
  Eastern Region                         1991          0              0                0                0                 0

John F. Carpenter                        1993    171,000          9,000                0           15,000             1,000(4)
  President of the                       1992     39,000              0                0                0                 0
  Pacific Northwest Region               1991          0              0                0                0                 0

Gordon M. Hess                           1993    172,000              0                0           13,500             1,000(4)
  Chief Administrative Officer           1992    174,000              0                0            5,000(5)              0
                                         1991    157,000              0                0              800(5)              0

- - ------------------------
(1) The amounts represent options to purchase the designated numbers of shares of Common Stock, except with respect to Mr. Swanson, in which case the amounts represent SARs.

(2) Mr. Schwartz served as President and Chief Executive Officer from February 1993 to July 1994.

(3)  Mr. Swanson served as President and Chief Executive Officer between
     May 1992 through February 1993. Other annual compensation in 1993 relates to legal expenses incurred in connection with his employment contract, and in 1991 and 1992 represents Directors fees. All other compensation relates to his severance agreement, which includes $5,200 for health coverage.

(4) Represents Company contributions to the 401(k) plan accounts of the designated individuals.


                                       65




(5) These options were cancelled in 1993 pursuant to a repricing program. The repriced options are included in the 1993 grants of options.

                      OPTION/SAR GRANTS IN LAST FISCAL YEAR


                                                                                                Potential Realizable Value at
                                                                                                    Assumed Annual Rates of
                                                                                                   Stock Price Appreciation
                                       Individual Grants                                              For Option Term(1)
- - -----------------------------------------------------------------------------------------       -----------------------------
                            Number of         Percent
                           Securities         of Total        Exercise
                           Underlying       Options/SARs       or Base
                          Options/SARs       Granted to         Price          Expiration
          Name             Granted (#)      Employees in       ($/Sh)             Date               5% ($)         10% ($)
- - -----------------------      (2)(3)         Fiscal Year       --------      --------------         ---------     -----------
                          ------------      ------------

Wilbert F. Schwartz          400,000          77.4%              $3.50       June 8, 2001          $595,000      $1,494,000
Alvin L. Swanson, Jr.             00            --                  --                                   --              --
Neil R. Young                 15,000           2.9%             $4.125      August 9, 2001          $30,000         $71,000
J. David Dawson               20,000           3.9%             $4.125      August 9, 2001          $39,000         $94,000
John F. Carpenter             15,000           2.9%             $4.125      August 9, 2001          $30,000         $71,000
Gordon M. Hess                13,500           3.6%             $4.125      August 9, 2001          $27,000         $64,000


- - ------------------------

(1) The potential realizable value is calculated from the market price per share, assuming the Common Stock appreciates in value at the stated percentage rate from the date of grant of an option or SAR to the expiration date. Actual gains, if any, are dependent on the future market price of the Common Stock.

(2) The amounts represent options to purchase the designated numbers of shares of Common Stock.

(3) The option of Mr. Schwartz was granted on June 8, 1993, and the options of Messrs. Young, Dawson, Carpenter and Hess were granted on August 9, 1993, under the 1990 Amended and Restated Stock Option Plan, as amended. The options were each granted at market value on the date of grant, and vest in five, equal annual installments commencing one year from the date of grant. Vesting accelerates upon certain conditions related to changes of control of the Company or at the discretion of the Compensation Committee. Upon termination of Mr. Dawson's employment on April 30, 1994, all of the options held by him expired. In connection with the resignation of Mr. Schwartz, all of the options held by him were cancelled.


         AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END
                                OPTION/SAR VALUES


                                                                   Number of Securities          Value of Unexercised
                                                                  Underlying Unexercised       In-the-Money Options/SARs
                                     Shares                     Options/SARS at FY-End(#)            at FY-End ($)
                                  Acquired on       Value              Exercisable/                  Exercisable/
                  Name            Exercise (#)   Realized ($)        Unexercisable(1)              Unexercisable(2)
         ---------------------    ------------   ------------   -------------------------      --------------------------

         Wilbert F. Schwartz           --             --                0/400,000                         --
         Alvin L. Swanson, Jr.         --             --                 60,000/0                         --
         Neil R. Young                 --             --                 0/15,000                         --
         J. David Dawson               --             --                 0/20,000                         --
         John F. Carpenter             --             --                 0/15,000                         --
         Gordon M. Hess                --             --                 0/13,500                         --



                                                                              67

(1) Mr. Swanson was granted 60,000 SARs. The other amounts represent options to purchase the designated numbers of shares of Common Stock as of March 1, 1994.

(2) The value of unexercised in-the-money options and SARs at fiscal year-end was calculated based on the closing price of the Common Stock as reported on the NYSE on December 31, 1993 ($3.125 per share).


COMPENSATION OF DIRECTORS

          Only Directors who are not employees of the Company and who are neither holders of five percent or more of the Capital Stock of the Company ("Five-Percent Holders") nor employees or affiliates of entities which are Five-Percent Holders ("Outside Directors"), receive compensation for serving on the Board and on its committees. Such compensation currently consists of an annual retainer fee of $15,000 and a fee of $1,000 for each Board or committee meeting attended. These fees are set by the Board.

          In addition, under the 1993 Stock Option Plan for Outside Directors, Outside Directors each receive an option to purchase 10,000 shares of Common Stock upon the date of first election to the Board, with an exercise price equal to market value on such date.

          Pursuant to an agreement, effective from February 1, 1993 to June 1, 1994, between the Company and Combined Investments, L.P., a company of which Hanauer is the general partner, Hanauer devoted a substantial amount of his working time providing operational and management services to the Company for compensation of $15,000 per month plus expenses. During 1993, Combined Investments, L.P. earned $165,000 under such agreement. The agreement was terminated in June 1994 upon Mr. Hanauer's election as Executive Chairman of the Company in which capacity he earns a salary of $15,000 per month. On June 8, 1993, the Company granted Hanauer a stock option to purchase 135,000 shares of Common Stock at an exercise price of $3.50 per share under the Company's 1993 Amended and Restated Stock Option Plan. The exercise price represents market value at the date of grant. The option vests in three equal, annual installments commencing on the first anniverary of the date of grant. Hanauer receives no other fees or compensation from the Company for his service as Chairman of the Board.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

          The Company entered into an agreement with Mr. Swanson as of May 20, 1992 in connection with his services as President and Chief Executive Officer. Under the agreement, he received a base salary of $250,000, health benefits and $60,000 of incentive compensation for services rendered during 1992. In addition, pursuant to the agreement, 60,000 SARs were granted which expire seven years from the date of grant and are exercisable for Common Stock or, in certain circumstances, for cash. The exercise price of the SARs is generally equal to the difference between the fair market value of a share of Common Stock at exercise and $3.52. As of February 24, 1993, Mr. Swanson resigned as President and Chief Executive Officer, and from that date until his resignation from all positions with the Company on May 20, 1993, Mr. Swanson provided transitional services and received a base salary of $200,000. Certain severance compensation provisions of his employment agreement became effective upon Mr. Swanson's termination of employment, including the extension of payments equal to his original base salary until May 20, 1994, continuing health benefits until age 65 and acceleration of the vesting of his SARs. In the event that such severance payments are deemed to constitute "excess parachute payments" as that term is defined in Section 280G of the Code, the Company is obligated under such agreement to pay an additional amount equal to the federal excise tax obligations of Mr. Swanson. Mr. Swanson's term as a Director expired August 9, 1993.

          Mr. Schwartz was elected President and Chief Executive Officer of the Company on February 24, 1993, receiving an annual salary of $250,000, and eligibility for incentive compensation in an amount of up to 60% of his salary in the discretion of the Compensation Committee. Mr. Schwartz resigned his positions with the Companyin July 1994. In connection with his resignation, Mr. Schwartz will receive severance compensation equal to one year's base salary and continued health benefits for one year. Mr. Schwartz previously owned 1,193 shares of Senior Preferred Stock convertible into an aggregate of 39,586 shares of Common Stock, Existing Warrants to purchase an aggregate of 6,090 shares of Common Stock, and Contingent Warrants to purchase 3,480 shares of Common Stock, which he acquired from Warburg and Hanauer in 1993. In connection with his resignation, Mr. Schwartz sold all such securities to Warburg and Hanauer for the same purchase price that he paid upon acquisition of such securities.

     In connection with his resignation effective April 30, 1994, Mr. Dawson, formerly President of the Eastern Region of the Company, will receive, pursuant to an agreement, severance compensation equal to three and one-half months' salary, a payment of $40,000 and a relocation allowance of up to $15,000.

REPORT ON REPRICING OF OPTIONS

          NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN ANY OF THE COMPANY'S FILINGS UNDER THE SECURITIES ACT OR THE EXCHANGE ACT, THAT MIGHT INCORPORATE OTHER FILINGS, INCLUDING THIS PROXY STATEMENT, IN WHOLE OR IN PART, THE FOLLOWING COMPENSATION COMMITTEE REPORT ON REPRICING SHALL NOT BE INCORPORATED BY REFERENCE INTO ANY SUCH FILINGS.


          COMPENSATION COMMITTEE REPORT ON REPRICING. In August 1993, the Board approved a program by which six officers of the Company, including three of the executive officers named in the Summary Compensation Table, approved by the Compensation Committee of the Board (the "Compensation Committee") were offered the opportunity to exchange their outstanding out-of-the money stock options for replacement options granted as of such date, with a new exercise price based upon market value at such date of $4.125 per share. The vesting of the new options re-commenced as of the new grant date, and will vest ratably over five years instead of the previous three-year vesting period. The Compensation Committee recommended to the Board the approval of the repricing program in order to incentivize such officers of the Company to contribute to the financial performance of the Company. At the time of the repricing, the exercise prices of outstanding options were significantly higher than market value at the time of the repricing. The six officers who were offered the opportunity to exchange options were recommended to the Compensation Committee by senior management based upon their increased levels of responsibility in the Company and management's perception of each officer's prospective value to the Company.

The Compensation Committee approved such recommendations based in part on the information provided by senior management and in part on the Committee's perception of the officers' potential contributions to the Company.


          While ordinarily equity incentives are intended to be earned over several years and subject to the risk that the value of the Common Stock will not appreciate, the Compensation Committee believed that the issuance of the replacement options was warranted by special circumstances facing the Company. All of the options that were exchanged for new options were granted before the Restructuring. Following the completion of the Restructuring in January 1993, the Company experienced substantial changes in senior management and business strategy. The Company has sold or closed a number of its operations in order to allocate resources toward the Company's core business operations. These changes have increased the need to retain and motivate those officers who remain with the Company and who are responsible for implementing this business strategy.
The Compensation Committee determined that the best way to provide the needed long-term incentives for these officers was through the issuance of stock options with exercise prices at current market values and with vesting schedules over five years (instead of the three-year vesting schedule which applied to the original options). The Compensation Committee determined that new options would allow the officers to participate in the benefits of appreciation in the value of the Company's Common Stock after the Restructuring, encourage their implementation of the strategies adopted after the Restructuring and better motivate them to promote the creation of stockholder value over the long term.

          Under the program, J. David Dawson, formerly President of the Eastern Region, replaced an option to purchase 20,000 shares of Common Stock with an exercise price of $6.875 per share, for an option to purchase the same number of shares at $4.125 per share; Gordon Hess, Chief Administrative Officer, replaced options to purchase 800 and 5,000 shares with exercise prices of $6.25 and $10.00 per share, respectively, for an option to purchase 5,800 shares at an exercise price of $4.125 per share; and Neil R. Young, President of the Midwest/Texas Region, replaced options to purchase 500, 800, and 5,000 shares at exercise prices of $18.75, $6.25, and $10.00 per share, respectively, for an option to purchase the 6,300 shares at $4.125 per share.

          THE COMPENSATION COMMITTEE

          Lawrence S. Bacow
          Reuben S. Leibowitz

                        TEN-YEAR OPTION/SAR REPRICINGS(1)



                                                Number of                                                      Length of Original
                                               Securities      Market Price   Exercise Price                       Option Term
                                               Underlying      of Stock at          at                        Remaining at Date of
                                                Options/         Time of          Time of                         Repricing or
                                              SARs Repriced    Repricing or    Repricing or         New           Amendment(2)
                                                   or           Amendment        Amendment       Exercise
              Name                  Date       Amended (#)          ($)             ($)          Price ($)

 J. David Dawson                  08/09/93            20,000           4.125            6.875          4.125      9 years,  1 mo.
   President,
   Eastern Region

 DeMoss, Jr., Emmett R.           12/03/87             2,837           18.75            38.75          18.75      7 yrs.
   Executive Vice                 12/03/87             2,000           18.75            39.40          18.75      6 yrs.,  3 mos.
   President                      12/03/87             2,000           18.75            46.25          18.75      7 yrs.,  5 mos.

 Ellis, Jr., Harold A.            12/03/87             3,000           18.75            22.50          18.75      3 yrs.,  6 mos.
   President and                  12/03/87               400           18.75            16.90          18.75      4 yrs.,  9 mos.
   Chief Executive Officer        12/03/87             1,000           18.75            51.90          18.75      5 yrs.,  5 mos.
                                  12/03/87             4,000           18.75            39.40          18.75      6 yrs.,  3 mos.
                                  12/03/87             5,000           18.75            25.00          18.75     10 yrs.
                                  12/03/87             1,600           18.75            46.25          18.75      7 yrs.,  5 mos.
 Goodloe, Jr., John D.            12/03/87               200           18.75            46.25          18.75      7 yrs.,  5 mos.
   President, Southeast
   Region

 Hamilton, Joseph F.              12/03/87               476           18.75            28.75          18.75      8 yrs.,  9 mos.
   Chief Financial Officer        12/03/87             2,222           18.75            45.00          18.75      7 yrs., 10 mos.
                                  12/03/87             2,000           18.75            25.00          18.75     10 yrs.
                                  12/03/87             2,000           18.75            43.15          18.75      8 yrs.,  3 mos.

 Hess, Gordon M.                  08/09/93               800           4.125             6.25          4.125      8 yrs.,  3 mos.
   Chief Administrative           08/09/93             5,000           4.125            10.00          4.125      8 yrs.,  7 mos.
   Officer

 Hildebran, Robert C.             12/03/87               920           18.75            22.50          18.75      3 yrs.,  6 mos.
   President, Pacific             12/03/87             1,500           18.75            27.50          18.75      4 yrs.,  2 mos.
   Northwest Region               12/03/87             2,899           18.75            42.50          18.75      6 yrs.,  3 mos.
                                  12/03/87               900           18.75            39.40          18.75      6 yrs.,  3 mos.
                                  12/03/87               400           18.75            16.90          18.75      4 yrs.,  9 mos.
                                  12/03/87             1,665           18.75            38.75          18.75      7 yrs.
                                  12/03/87               800           18.75            51.90          18.75      5 yrs.,  5 mos.
                                  12/03/87             2,000           18.75            46.25          18.75      7 yrs.,  5 mos.



                                                                 71

 McGee, Donald L.                 12/03/87             1,500           18.75            22.50          18.75      3 yrs.,  6 mos.
   Senior Vice President          12/03/87               550           18.75            27.50          18.75      4 yrs.,  2 mos.
                                  12/03/87               833           18.75            22.50          18.75      4 yrs.,  9 mos.
                                  12/03/87               200           18.75            16.90          18.75      4 yrs.,  9 mos.
                                  12/03/87               800           18.75            51.90          18.75      5 yrs.,  5 mos.
                                  12/03/87             1,000           18.75            43.15          18.75      8 yrs.,  3 mos.
                                  12/03/87               800           18.75            39.40          18.75      6 yrs.,  3 mos.
                                  12/03/87               500           18.75            25.00          18.75     10 yrs.
                                  12/03/87               800           18.75            46.25          18.75      7 yrs.,  5 mos.

 Roth, Stanton F.                 12/03/87             2,581           18.75            38.75          18.75      7 yrs.,  1 mos.
   President, Northwest
   Region

 Royster, Phillip D.              12/03/87               400           18.75            16.90          18.75      4 yrs.,  9 mos.
   President, Pacific             12/03/87               400           18.75            51.90          18.75      5 yrs.,  5 mos.
   Southwest Region               12/03/87               800           18.75            39.40          18.75      6 yrs.,  3 mos.
                                  12/03/87             1,500           18.75            29.40          18.75      9 yrs.,  3 mos.
                                  12/03/87             1,000           18.75            46.25          18.75      7 yrs.,  5 mos.
                                  08/09/93             4,100           4.125            18.75          4.125      4 yrs.,  4 mos.
                                  08/09/93             3,000           4.125            6.875          4.125      7 yrs.,  6 mos.
                                  08/09/93               800           4.125            6.250          4.125      8 yrs.,  4 mos.
                                  08/09/93             2,000           4.125            10.00          4.125      8 yrs.,  7 mos.

 Russell, John G.                 12/03/87             1,500           18.75            22.50          18.75      3 yrs.,  6 mos.
   President, Pacific             12/03/87               400           18.75            16.90          18.75      4 yrs.,  9 mos.
   Southwest Region               12/03/87               500           18.75            51.90          18.75      5 yrs.,  5 mos.
                                  12/03/87             4,781           18.75            38.75          18.75      7 yrs.
                                  12/03/87               800           18.75            39.40          18.75      6 yrs.,  3 mos.

 Scherb, Jr., Albert H.           12/03/87             2,000           18.75            25.00          18.75     10 yrs.
   President, Midwest             12/03/87             2,000           18.75            46.25          18.75      7 yrs.,  5 mos.
   Region

 Young, Neil R.                   08/09/93               500           4.125            18.75          4.125      6 yrs., 10 mos.
   President, Midwest             08/09/93               800           4.125            6.250          4.125      8 yrs.,  4 mos.
   Texas Region                   08/09/93             5,000           4.125            10.00          4.125      8 yrs.,  7 mos.

(1) Messrs Hess, Royster and Young are the only persons listed who currently are executive officers of the Company.

(2) All options exchanged on December 3, 1987 reflect the one-for-five reverse stock split that was effective January 29, 1993.

(3)  Remaining lengths of option terms to the nearest month.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

          The members of the Compensation Committee from January 29, 1993 through December 31, 1993 were Reuben S. Leibowitz (Chairman), Lawrence S. Bacow and John Mullman, none of whom served as officers of the Company. John Mullman resigned from the Board in January 1994. From January 1 through January 29, 1993, the members of the

Compensation Committee were Marvin M. Grove, Robert C. Kyle and Henry S. Miller, Jr., none of whom served as officers of the Company.

          Until May 1992, Mr. Miller was Chairman of HSM Inc., a subsidiary acquired by the Company in August 1984.

          In connection with an exchange of obligations with respect to certain partnerships between HSM Inc. and David Donosky, the son-in-law of Mr. Miller and former President of the Texas Region of the Company, Mr. Donosky owed, as of June 1, 1994, outstanding principal and accrued interest of approximately $151,000 to HSM Inc. The debt is non-recourse and due in 1996, bearing interest at 11% per year. Mr. Donosky also borrowed $240,000 from the Company on a recourse basis with interest at the prime rate and due in November of 1993, secured by his rights to purchase 23,850 shares of Common Stock as a result of a stock option exercise, at a weighted average exercise price of $14.50 per share. As of June 1, 1994, the outstanding principal and accrued interest on this loan was approximately $209,000. As a result of his failure to purchase and sell the shares subject to the exercised stock option within one year of the exercise, Mr. Donosky defaulted in his obligation to the Company for payment of the purchase price of the shares in the aggregate amount of approximately $346,000, and the shares were not issued. The indebtedness related to the partnerships and the $240,000 loan had also been secured by a pledge of Mr. Donosky's non-qualified options to purchase 20,000 shares of Common Stock at a weighted average exercise price of $17.40 per share. These options expired upon termination of Mr. Donosky's employment in January 1993. In February 1993, Mr. Donosky filed for bankruptcy under Chapter 7 of the U.S. Bankruptcy Code.

          Mr. Leibowitz is a Managing Director of E.M. Warburg, Pincus & Co., Inc., an affiliate of Warburg. Mr. Mullman is a Vice President, Corporate Finance of Prudential. Warburg and Prudential entered into certain agreements with the Company in connection with the Restructuring in 1993 and the Financing Transactions in 1994 as described below.

          1993 RESTRUCTURING. On January 29, 1993, the stockholders of the Company approved the Restructuring, pursuant to which Warburg (for a purchase price of $12,850,000) and Hanauer (for a purchase price of $900,000) purchased
(i) 128,266 and 8,894 shares, respectively, of newly issued Senior Preferred Stock, (ii) Existing Warrants initially to purchase 340,000 and 160,000 shares of Common Stock, respectively, at an exercise price of $5.00 per share,
(iii) Existing Warrants initially to purchase 142,000 and 58,000 shares of Common Stock, respectively, at an exercise price of $5.50 per share and
(iv) Contingent Warrants to purchase 373,818 and 26,182 shares of Common Stock, respectively. The funds used by Warburg to purchase the Senior Preferred Stock, the Existing Warrants and the Contingent Warrants were provided from Warburg's investment capital. Mr. Hanauer purchased the Senior Preferred Stock, the Existing Warrants and the Contingent Warrants with funds borrowed in the ordinary course of business under Mr. Hanauer's unsecured line of credit with First National Bank of Blue Island. The Company owed approximately $530,000 to Warburg at December 31, 1993 for reimbursement of its expenses related to the Restructuring. As of April 1, 1994, such obligation had been paid. In connection with the Restructuring, the Company paid certain fees and expenses to an affiliate of Mr. Hanauer. See "Related Party Transactions."

          Pursuant to the Restructuring, the Company and Prudential agreed to restructure the $5 million 1991 Revolving Credit Note, $10 million of the Old Notes and $25 million of the Old Subordinated Notes held by Prudential. Prudential and the Company entered into the Prudential Debt Agreement pursuant to which the Company issued to Prudential (i) a $5 million Revolving Credit Note upon cancellation of the 1991 Revolving Credit Note, (ii) $10 million of the Senior Notes upon cancellation of all of the Old Senior Notes and
(iii) $10 million of the Company's PIK Notes upon conversion of $10 million of the Old Subordinated Notes. In addition, prior to the Restructuring, Prudential held warrants to purchase 397,549 shares of Common Stock at an exercise price of $7.30 per share, which Prudential exercised through the cancellation of approximately $1,982,000 of the accrued and unpaid interest on the Old Subordinated Notes and cancellation of approximately $920,000 of the PIK Notes. In addition, Prudential, in exchange for the cancellation of $15 million of Subordinated Notes, purchased (x) 150,000 newly issued shares of Junior Preferred Stock and (y) the Prudential 1993 Warrants initially to purchase 200,000 shares of Common Stock at an exercise price of $5.50 per share. The Company reimbursed Prudential for approximately $206,000 of its out-of-pocket costs and expenses incurred in connection with the Restructuring.

          As part of the Restructuring, Warburg, Prudential, Hanauer and the Company entered into the Stockholders' Agreement, which provides for the nomination of up to three persons for election as Director by Warburg and up to two persons for election as Director by Prudential. Pursuant to the Stockholders' Agreement, Mr. Leibowitz was nominated for election as a Director by Warburg, and Mr. Mullman was nominated for election as a Director by Prudential. Mr. Mullman has resigned from the Board.

          On July 1, 1993, Warburg and Hanauer sold an aggregate of 1,193 shares of Senior Preferred Stock, $5.00 Warrants to purchase 4,350 shares of Common Stock, $5.50 Warrants to purchase 1,740 shares of Common Stock, and Contingent Warrants to purchase 3,480 shares of Common Stock to Wilbert F. Schwartz, formerly President and Chief Executive Officer of the Company, for a purchase price of approximately $120,000, which was approximately equal to the consideration paid by Warburg and Hanauer upon their acquisition of such securities. In connection with his resignation, Mr. Schwartz resold such securities to Warburg and Hanauer for the same purchase price that he paid upon acquisition of such securities.


          FINANCING TRANSACTIONS. During March 1994, the Company, Warburg and Prudential entered into an agreement in principle (the "Agreement") pursuant to which the Prudential Debt Agreement would be amended to provide that the Company will not be required to make principal payments on any of the debt owed to Prudential under the Prudential Debt Agreement prior to November 1, 1997 and certain other modifications. Pursuant to the Agreement Warburg agreed to provide the $10 million Bridge Loan which is expected to be retired in connection with the Rights Offering. As of July ___, 1994, the outstanding principal amount of the Bridge Loan was $6 million. The Bridge Loan has an interest rate of 5% per annum and is secured by the Company's commercial brokerage revenues through a cash collateral account. If the Company does not obtain Stockholder approval for additional financing to retire the Bridge Loan, such as the Rights Offering, by

December 31, 1994, then the outstanding principal amount of the Bridge Loan will bear interest at 10% per annum retroactive to the date of the first advance under the Bridge Loan Agreement. All outstanding principal and interest on the Bridge Loan mature on April 28, 1995. Prudential also will have a lien on the cash collateral account which will be subordinated to the Bridge Loan.


          Warburg has agreed to acquire at $2.375 per share all shares of Common Stock not acquired by the holders of Common Stock in the Rights Offering, subject to a maximum number of shares that will result in an aggregate purchase price paid by Warburg being equal to $10 million plus accrued interest on the Bridge Loan as of the closing date of the Financing Transactions. Warburg will pay for such shares through the cancellation of indebtedness outstanding under the Bridge Loan, including accrued interest on the Bridge Loan.


          The Agreement also contemplates certain amendments to the Senior Preferred Stock held by Warburg, the Junior Preferred Stock held by Prudential, the Existing Warrants held by each of Warburg and Prudential, and the Contingent Warrants held by Warburg. In consideration of their agreements, the Company would grant Warburg and Prudential five-year warrants to purchase approximately 325,000 and 150,000 shares of Common Stock of the Company, respectively, at an exercise price of $2.375 per share. Concurrently with consummation of the Rights Offering, the Contingent Warrants will be cancelled; provided that Warburg will be obligated to surrender the Contingent Warrants for cancellation only if the Company issues the Warburg 1994 Warrants. The terms of the Financing Transactions are described in further detail in this Proxy Statement under "Proposal No. 1: Financing Transactions" and "Proposal No. 2: Amendments to Preferred Stock."


          PRUDENTIAL. In the ordinary course of business, Prudential, its affiliates and franchisees paid the Company approximately $4.6 million for management of several of its properties and for leasing commissions during 1993. The Company also rents office space in the ordinary course of business under a long-term lease from a partnership of which Prudential is a general partner, paying approximately $1.3 million in rent during 1993.


          A limited partnership which is affiliated with the Company is a partner in a joint venture formed to develop an office building in southern California. As permanent financing for the project, the joint venture borrowed $5.8 million on a five-year non-recourse basis from Prudential in September 1990, secured by an unamortized first mortgage on the property and at a rate of 10.02% per year of $5.8 million. As of June 1, 1994, the outstanding principal amount on the note was $5.8 million.


          NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN ANY OF THE COMPANY'S FILINGS UNDER THE SECURITIES ACT OR THE EXCHANGE ACT, THAT MIGHT INCORPORATE OTHER FILINGS, INCLUDING THIS PROXY STATEMENT, IN WHOLE OR IN PART, THE FOLLOWING COMPENSATION COMMITTEE

REPORT AND THE STOCK PERFORMANCE GRAPH SHALL NOT BE INCORPORATED BY REFERENCE INTO ANY SUCH FILINGS.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

          The Compensation Committee has furnished the following report on executive compensation:

          The Compensation Committee has developed and implemented compensation policies, plans and programs which seek to reward achievement of positive financial results for the Company, and thus stockholder value. Providing longer-term equity incentives is an important additional method of aligning closely the financial interests of the Company's senior officers with those of its Stockholders. In order to attract and retain outstanding executives, with the potential to contribute significantly to the success of the Company, the Committee's policies seek to compensate executives commensurate with "market" rates. "Market" referred to the geographic market of the position and the services market of the position and also to the market for executives with similar responsibilities in the commercial real estate brokerage industry, but did not include companies in the peer group of companies referred to below under "Stock Price Performance." The Company's executives are charged with leading the Company or one of its business units out of its current difficult financial condition within the continued recessionary conditions of the real estate market. Due to the current financial volatility in the real estate services industry, the fixed salaries of executives generally represent a smaller portion of total compensation than might otherwise have been the case, and the cash incentive compensation that may be earned is designated as a larger percentage of total compensation. The Committee's policies include the objective of assuring qualification of each executive's compensation for deductibility under
Section 162(m) of the Code, which section generally imposes a $1 million cap on deductibility for any taxable year of the compensation for the chief executive officer and the other four most highly compensated executive officers.


          During 1993, executive officers were eligible to receive compensation consisting of three components: base salary, cash incentive compensation and longer-term equity incentives. In the first quarter of 1993, the Compensation Committee reviewed with the Chief Executive Officer the compensation of all executive officers (except that the compensation of the Chief Executive Officer was reviewed in his absence), for the Committee's consideration and approval. Base salaries were proposed on the basis of the Committee members' knowledge of comparative salaries within the real estate brokerage services industry and judgments about the executives' individual past performance, level of responsibilities and expectations of future performance. In setting base salaries, the level of an executive's responsibilities was given the greatest consideration. The cash incentive compensation was based upon attainment of annual goals and was earned as a percentage of salary. The eligibility to receive such cash incentive compensation was based upon achievement of targeted levels of total revenue and profitability of the Company, and, with respect to Regional Presidents, achievement of targeted levels of revenue and profitability of the applicable region and attainment of individual performance goals related to staffing, productivity and expense controls. No one factor was a prerequisite to receiving incentive compensation.


          Stock options are designed to align the interests of executives with those of Stockholders, and further the growth, development and financial success of the Company. The Committee believes that equity interests in the Company held by the Company's management serve to retain and motivate management. In determining the grants of stock options the Compensation Committee takes into account the respective scope of responsibility and the anticipated performance requirements and contributions to the Company of each proposed optionee. All incumbent executive officers who held office during 1993 received options to purchase Common Stock of the Company during 1993, with exercise prices set at fair market value at the dates of grant, vesting over five years. The determination of the numbers of shares underlying the equity incentives provided to each executive in 1993 was made by the Compensation Committee, primarily based upon the executive's level of responsibility.


          Mr. Schwartz was elected as President and Chief Executive Officer in February 1993. His compensation during 1993 consisted of a base salary agreed upon by the Compensation Committee and Mr. Schwartz and eligibility to receive cash incentive compensation based upon achievement of specific objectives related to targeted levels of pre-tax profitability of the Company, and individual performance goals related to organizational development and redirection of Company strategy. Mr. Schwartz also was granted options to purchase 400,000 shares of Common Stock with an exercise price of $3.50 per share and vesting over five years. The Compensation Committee established the number of options for Mr. Schwartz based upon his level of responsibility and the Compensation Committee's judgment as to the appropriate incentive level for purposes of achieving the objectives of the stock option plan. Prior to joining the Company, Mr. Schwartz did not own any shares of Common Stock.

          THE COMPENSATION COMMITTEE

          Lawrence S. Bacow
          Reuben S. Leibowitz

Stock Price Performance

          The following line graph shows a five-year comparison of cumulative total stockholder return on the Company's Common Stock against the cumulative total return on the S&P 500 Stock Index and a Peer Group of the Company. The comparison assumes $100 was invested on December 31, 1988 in the foregoing and that all dividends, if any, were reinvested. To the best knowledge of the Company, its most significant competitors are privately held real estate brokerage firms, and therefore the Company was unable to construct a Peer Group containing companies whose sources of revenue and business are substantially similar to those of the Company. The Peer Group was formed by selecting all those public companies with the same Standard Industrial Classification (SIC) Code, as the Company's. This SIC Code relates to real estate agents and managers. In addition to the Company, the companies included in the SIC Code Peer Group are: Dev-Tech Corp., Hotel Investors Trust, Income Opportunity Realty Trust, Kennedy-Wilson Inc., Koll Management Services Inc., Meridian Point Realty Trust '83, Meridian Point Realty Trust IV Co., Meridian Point Realty Trust VI Co., Meridian Point Realty Trust VII Co. and Network Financial Services, Inc.

                 COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

             GRUBB & ELLIS COMPANY, S&P 500, AND SIC CODE PEER GROUP
                 (PERFORMANCE RESULTS THROUGH DECEMBER 31, 1993)

                Comparison of Five-Year Cumulative Total Return*
             Grubb & Ellis Company, S&P 500, and SIC Code Peer Group

                                     [Graph]




                          12/88   12/89   12/90   12/91    12/92    12/93

           Grubb & Ellis  100.00  112.50   31.25   37.50    25.00    15.76

              S&P 500     100.00  131.59  127.49  166.17   178.81   196.75

           SIC Code Peer  100.00   87.67   32.16   24.41    20.84    23.03
               Group

     *    Total return assumes reinvestment of dividends on quarterly basis.


                           RELATED PARTY TRANSACTIONS

          Following are descriptions of certain transactions and business relationships between the Company and its Directors, executive officers and principal stockholders. See also "Executive Compensation--Compensation Committee Interlocks and Insider Participation."

          In May 1992, the Company entered into an agreement with the Meredith Corporation's operating group known as "Better Homes and Garden Real Estate Service" ("BH&G") whereby certain residential brokerage offices of the Company in California and BH&G agreed to jointly offer marketing, training and other support services to independent brokerage firms. Under the agreement, the Company will be paid fees by Meredith Corporation based upon the performance of the independent firms involved, and will, after the first year of the agreement, be obligated to pay fees to Meredith Corporation based upon the Company's gross revenue for the offices participating in the program. To date, the Company has not paid any fees to Meredith Corporation. The Company believes the program with Meredith Corporation will assist the participating offices to be more competitive and will permit the Company to profit as a result of offering mortgage services to Meredith Corporation franchisees. Meredith Corporation and Greyhawk, a corporation of which Hanauer is a majority shareholder and chairman of the board, are parties to certain agreements pursuant to which Greyhawk has agreed to assist Meredith Corporation in developing its Better Homes and Gardens franchises in several U.S. markets. Greyhawk is entitled to receive fees based on fees which may be received in the future by Meredith Corporation from the Company.

          In connection with the Restructuring, Greyhawk was paid a fee of $325,000 by the Company related to its efforts in introducing to the Company various potential investors, including Warburg. An additional $46,000 was paid by the Company to Greyhawk as reimbursement of travel and legal expenses related to these efforts.

                                    AUDITORS

          The firm of Ernst & Young, certified public accountants, served as auditors of the Company for the 1993 fiscal year. On January 29, 1993, Ernst & Young was appointed by the Board as the Company's auditor for 1992, replacing Coopers & Lybrand. The decision to change independent auditors was approved by the Board as the Company's Audit Committee did not meet. In connection with the Company's 1991 fiscal year, there were no disagreements with Coopers & Lybrand on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved would have caused them to make reference to the matter in their report. The audit report on the Company's financial statements for the year ended
December 31, 1991 did not contain any adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles.


          During the two most recent audited fiscal years, there have been no reportable events. Although no auditors have been appointed for 1994, it is anticipated that Ernst & Young will be selected as auditors of the Company for the year ending December 31, 1994.

Representatives of Ernst & Young are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.


                       SUBMISSION OF STOCKHOLDER PROPOSALS

          The proxy rules adopted by the Securities and Exchange Commission provide that certain stockholder proposals must be included in the proxy statement for the Company's annual meeting. The Company anticipates that the Proxy Statement for next year's annual meeting will be mailed in April 1994 and that the annual meeting will be held in May 1995. Therefore, in order for a proposal to be considered for inclusion in next year's proxy statement, it must be received by the Company no later than December 1, 1994.

                             REPORT TO STOCKHOLDERS

          The Company's 1993 Annual Report to Stockholders, containing audited financial statements for the fiscal year ended December 31, 1993, is being mailed to stockholders with this Proxy Statement. Stockholders may request a copy of the Annual Report from: Investor Relations, Grubb & Ellis Company, One Montgomery Street, Telesis Tower, San Francisco, California 94104.

                INCORPORATION BY REFERENCE; AVAILABLE INFORMATION

          The Company's audited consolidated 1993 financial statements and management's discussion and analysis of financial condition and results of operations and its unaudited financial information for the quarter ended
March 31, 1994 are incorporated by reference in this Proxy Statement from the Company's 1993 Annual Report to Stockholders and Quarterly Report on Form 10-Q for the quarter ended March 31, 1994, copies of which accompany this Proxy Statement. THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM A COPY OF THIS PROXY STATEMENT IS DELIVERED, UPON THE WRITTEN OR ORAL REQUEST OF ANY SUCH PERSON, ADDITIONAL COPIES OF THE 1993 ANNUAL REPORT TO STOCKHOLDERS AND QUARTERLY REPORT ON FORM 10-Q. REQUESTS FOR SUCH COPIES SHOULD BE ADDRESSED TO:
INVESTOR RELATIONS, GRUBB & ELLIS COMPANY, ONE MONTGOMERY STREET, TELESIS TOWER, SAN FRANCISCO, CALIFORNIA 94104.

                              BY ORDER OF THE BOARD OF DIRECTORS



                              Robert J. Walner
                              Secretary

                                                                      APPENDIX A



FLEMINGS                                                     ROBERT FLEMING INC.
                                                     1285 Avenue of the Americas
                                                             New York, NY  10019
                                                                    212-713-8500
                                                                FAX 212-713-8694





May 10, 1994

PRIVATE & CONFIDENTIAL

Board of Directors
Grubb & Ellis Company
One Montgomery Street
Telesis Tower, 9th Floor
San Francisco, CA  94104

Members of the Board:

You have requested our opinion as investment bankers regarding the fairness, from a financial point of view, of the consideration paid by Grubb & Ellis Company (the "Company") to Warburg, Pincus Investors, L.P. ("Warburg") and The Prudential Insurance Company of America ("Prudential") for their participation in the financing transactions described in the Proposed Bridge Loan and Rights Offering Term Sheet dated March 28, 1994 by and among the Company, Warburg and Prudential (the "Financing Transactions") and the form, methodology and terms of the Financing Transactions to the Company and its Common Stockholders (not including Warburg, Prudential and Joe F. Hanauer).

As you are aware, as of the date of this letter and the period prior hereto, no employee or associate of Robert Fleming Inc. ("Flemings") has or had any direct financial interest in the Company or in any of its affiliates; acts or has acted as an officer, director, or employee of the Company or any of its affiliates; or has any relationship with the Company or any of its affiliates, except that Flemings has acted as financial advisor for other companies that Warburg or its affiliates have significant or controlling interests in. We are not aware of any situation or condition that might affect our capacity to perform the valuations we were engaged to perform.

In connection with rendering our opinion, we have reviewed and analyzed, among other things, the following: (i) drafts of the proxy statement related to the Financing Transactions; drafts of the registration statement related to the Rights Offering, and such other publicly available information concerning the Company which we believed to be relevant to its inquiry, (ii) financial and operating information with respect to the business, operations and prospects of the Company furnished to us by the Company, (iii) trading history of the Company's Common Stock and a comparison of that trading history and various valuation measures with those of other companies which we deemed relevant, (iv) a comparison of the historical financial results and present financial condition of the Company with those of other companies which we deemed relevant, and (v) a comparison of the financial terms of the Financing Transactions with the terms of certain other recent transactions which we deemed relevant. In addition, we had discussions with the management of the Company concerning its business, operations, assets, financial condition and prospects and undertook such other studies, analyses and investigations as we deemed appropriate.

In rendering our opinion, we have relied upon the accuracy and completeness of the financial information and other information provided by the Company and used by us in arriving at our opinion without independent verification. In arriving at our opinion, we did not conduct a physical inspection of the properties and facilities of the Company, did not meet with individual agents from any of the sales offices of the Company, and did not make or obtain any evaluations or appraisals of the assets or liabilities of the Company. Our opinion was based on market, economic and other conditions as they existed, and could be evaluated, as of the date thereof. Our opinion assumes that Warburg, Prudential and Joe F. Hanauer effected a change in control of the Company in the restructuring in 1993. Regarding the exercise price of the rights for the Rights Offering, we were not requested and did not give any opinion to the Board, and our opinion does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to approving the Financing Transactions or whether or not such stockholder should participate in the Rights Offering, if approved.

Based upon and subject to the foregoing, we are of the opinion as investment bankers that, as of the date hereof, the consideration paid by the Company to Warburg and Prudential for their participation in the Financing Transactions and the form, methodology and terms of the Financing Transactions are fair to the holders of Common Stock of the Company (other than Warburg, Prudential and Joe
F. Hanauer) from a financial point of view.

Very truly yours,




C.F. Stone, III
Managing Director

                                                                      APPENDIX B



                            CERTIFICATE OF AMENDMENT

                                       OF

                      RESTATED CERTIFICATE OF INCORPORATION


               GRUBB & ELLIS COMPANY, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

               FIRST: That on May __, 1994, the Board of Directors of said Corporation duly adopted the following resolution setting forth proposed amendments to the Restated Certificate of Incorporation of said Corporation, declaring said amendments to be advisable and calling a meeting of the stockholders of said Corporation for consideration thereof. The resolution setting forth the proposed amendments is as follows:

               RESOLVED, that Article IV of the Certificate of Incorporation of this Corporation is hereby amended to read in its entirety as follows:

               "The total number of shares of capital stock which the Corporation shall have authority to issue is twenty-six million (26,000,000) shares, of which twenty-five million (25,000,000) shares with a par value of $.01 each shall be designated Common Stock, and of which one million (1,000,000) shares with a par value of $.01 each shall be designated Preferred Stock, of which Preferred Stock fifty thousand (50,000) shares with a par value of $.01 each shall be designated Series A Senior Convertible Preferred Stock ("Series A Senior Preferred Stock"), two hundred thousand (200,000) shares with a par value of $.01 each shall be designated Series B Senior Convertible Preferred Stock ("Series B Senior Preferred Stock") and two hundred thousand (200,000) shares with a par value of $.01 each shall be designated Junior Convertible Preferred Stock. Except as noted in the second following paragraph, as used herein, "Senior Convertible Preferred Stock," shall mean collectively, the Series A Senior Preferred Stock and the Series B Senior Preferred Stock, or either of them. As used herein, "Convertible Preferred Stock" shall mean collectively, the Senior Convertible Preferred Stock and the Junior Convertible Preferred Stock, or either of them.

               Upon the filing on January 29, 1993 of the Certificate of Amendment of Certificate of Incorporation (the "Amendment"), every five shares of outstanding Common Stock were automatically reclassified, changed and converted into one share of Common Stock. No fractional shares of Common Stock were issued upon such conversion, but in lieu thereof, the Corporation paid a cash adjustment in respect of such fractional interest in an amount equal to such fractional interest multiplied by the Market Price of a share of Common Stock on the date on which the Amendment was filed. Unless otherwise requested by the holders thereof, the share certificates representing the shares of Common Stock outstanding prior to the filing of the Amendment represent such shares as reclassified, changed and converted following the filing of the Amendment. In addition, on December 8, 1993, the Company filed a Restated Certificate of Incorporation restating, integrating, and not further amending the provisions of the Company's certificate of incorporation as amended and supplemented before that date.

               Upon the filing of this Certificate of Amendment of Restated Certificate of Incorporation (the "Certificate of Amendment"), Warburg, Pincus Investors, L.P. ("Warburg") will exchange all of its shares of Senior Convertible Preferred Stock held prior to such filing ("Existing Senior Convertible Preferred Stock") for an equal number of shares of Series B Senior Preferred Stock. Effective immediately after the issuance of such shares of Series B Senior Preferred Stock, each remaining share of Existing Senior Convertible Preferred Stock shall be automatically reclassified, changed and converted into one share of Series A Senior Preferred Stock. Unless otherwise requested by the holders thereof, the share certificates representing the shares of Existing Senior Convertible Preferred Stock outstanding prior to the filing of the Certificate of Amendment which have not been exchanged for Series B Senior Convertible Stock shall represent shares of Series A Senior Convertible Preferred Stock as reclassified, changed and converted following the issuance of the Series B Senior Convertible Stock.

               The class of capital stock of the Corporation designated Common Stock shall have (i) subject to the proviso at the end of this sentence, full voting rights, with one vote represented by each share of stock; (ii) rights to payment of dividends without preference if, as, and when declared by the Board of Directors of the Corporation; and (iii) rights to liquidation distributions of the Corporations's assets without preference after payment of preferential liquidation distributions, if any, payable on any issued and outstanding series of Preferred Stock; provided, however, that, notwithstanding the provisions of clause (i) of this sentence, the holders of Common Stock shall not have the right to vote on any of the matters described in Section 4(b)(i) or 4(b)(ii) below in this Article IV except in clauses (A) and (D) thereof, except as otherwise required by the laws of the State of Delaware.

               The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby expressly vested with authority to fix by resolution or resolutions the designations and the powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof (including, without limitation, the voting powers, if any, the dividend rate, conversion rights, redemption price, or liquidation preference), of any wholly unissued series of Preferred Stock, to fix the number of shares constituting any such series, and to increase or decrease the number of shares of any such series (but not below the number of shares thereof then outstanding). In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution or resolutions originally fixing the number of shares of such series.

               A statement of the designations and the voting powers, preferences and relative, participating, optional and other special rights of the shares of the Senior Convertible Preferred Stock and the Junior Convertible Preferred Stock, and the qualifications, limitations or restrictions thereof are as follows:

               1. RANK. The Senior Convertible Preferred Stock shall, with respect to dividend rights and rights on liquidation, winding up and dissolution, rank prior to any other equity securities of the Corporation, including all classes of Common Stock and any other series of Preferred Stock of the Corporation, with the Series A Senior Preferred Stock and the Series B Senior Preferred Stock ranking on an equal priority in all such foregoing respects. The Junior Convertible Preferred Stock shall, with respect to dividend rights and rights on liquidation, winding up and dissolution, rank prior to any other equity securities of the Corporation, including all classes of Common Stock and any other series of Preferred Stock of the Corporation other than the Senior Convertible Preferred Stock which shall rank prior to the Junior Convertible Preferred Stock (all of such equity securities of the

Corporation to which the Junior Convertible Preferred Stock ranks prior are collectively referred to herein as the "Junior Stock").

               2.   DIVIDENDS.

               (a) SENIOR CONVERTIBLE PREFERRED STOCK. The holders of Senior Convertible Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors out of funds legally available therefor, cumulative dividends at a rate (the "Senior Dividend Rate") equal to the greater of 12% or the Junior Preferred Dividend Rate (as defined below). Such dividends shall be computed on the basis of the Series A Senior Preferred Stock Stated Value and the Series B Senior Preferred Stock Stated Value, respectively, and shall be payable annually on the first day of each October commencing on the first of such dates to occur after the Issue Date. Dividends shall accrue on each share of Senior Convertible Preferred Stock from the Issue Date and shall accrue from day to day, whether or not earned or declared. Accrued but unpaid dividends on the Senior Convertible Preferred Stock shall increase at a compounding rate equal to the Senior Dividend Rate compounded annually. Dividends paid on the shares of Senior Convertible Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of all, but not less than all shares of Senior Convertible Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 30 days prior to the date fixed for the payment thereof. During such time as any shares of the Senior Convertible Preferred Stock are outstanding, the Corporation shall not declare, pay or set apart for payment any dividend on any of the Junior Convertible Preferred Stock or Junior Stock, other than a redemption pursuant to Section 5(h), or make any payment on account of, or set apart money for a sinking or other similar fund or make any payment for, the purchase, redemption or other retirement of, any of the Junior Convertible Preferred Stock or Junior Stock or any warrants, rights, calls or options exercisable for or convertible into any of the Junior Convertible Preferred Stock or Junior Stock, or make any distribution in respect thereof, either directly or indirectly, and whether in cash, obligations or shares of the Corporation or other property (other than distributions or dividends in Junior Convertible Preferred Stock or Junior Stock to the holders of Junior Convertible Preferred Stock or Junior Stock), and shall not permit any corporation or other entity directly or indirectly controlled by the Corporation to purchase or redeem any of the Junior Convertible Preferred Stock or Junior Stock or any warrants, rights, calls or options exercisable for or convertible into any of the Junior Convertible Preferred Stock or Junior Stock, other than a redemption pursuant to Section 5(h), unless prior to or concurrently with such declaration, payment, setting apart for payment, purchase, redemption or distribution, as the case may be, the full cumulative dividends on all outstanding shares of Senior Convertible Preferred Stock shall have been paid in full or contemporaneously are declared and paid through the most recent dividend payment date. Notwithstanding the foregoing, a redemption pursuant to Section 5(h) may be effected prior to the payment in full of cumulative dividends on all outstanding shares of Senior Convertible Preferred Stock. The dividend rights of the Series A Senior Preferred Stock and Series B Senior Preferred Stock shall be on an equal priority.


               (b) JUNIOR CONVERTIBLE PREFERRED STOCK. The holders of Junior Convertible Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors out of funds legally available therefor, cumulative dividends payable in cash at a rate (the "Junior Preferred Dividend Rate") of 5% per annum through December 31, 2001, 10% per annum from January 1, 2002 through December 31, 2002, 11% per annum from January 1, 2003 through December 31, 2003, 12% per annum from January 1, 2004 through December 31, 2004, and commencing on

January 1, 1995 and on each January 1 thereafter, such rate shall increase by 2%. Such dividends shall be computed on the basis of the Junior Convertible Preferred Stock Stated Value and shall be payable annually on the first day of each October commencing on the first of such dates to occur after the shares of Junior Convertible Preferred Stock are initially issued. Dividends shall accrue on each share of Junior Convertible Preferred Stock from the date of issuance thereof and shall accrue from day to day, whether or not earned or declared. Accrued but unpaid dividends shall increase at a compounding rate equal to the Junior Preferred Dividend Rate compounded annually. Dividends paid on the shares of Junior Convertible Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Junior Convertible Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 30 days prior to the date fixed for the payment thereof.
During such time as any shares of the Junior Convertible Preferred Stock are outstanding, the Corporation shall not declare, pay or set apart for payment any dividend on any of the Junior Stock or make any payment on account of, or set apart money for a sinking or other similar fund or make any payment for, the purchase, redemption or other retirement of, any of the Junior Stock or any warrants, rights, calls or options exercisable for or convertible into any of the Junior Stock, or make any distribution in respect thereof, either directly or indirectly, and whether in cash, obligations or shares of the Corporation or other property (other than distributions or dividends in Junior Stock to the holders of Junior Stock), and shall not permit any corporation or other entity directly or indirectly controlled by the Corporation to purchase or redeem any of the Junior Stock or any warrants, rights, calls or options exercisable for or convertible into any of the Junior Stock, unless prior to or concurrently with such declaration, payment, setting apart for payment, purchase, redemption or distribution, as the case may be, the full cumulative dividends on all outstanding shares of Junior Convertible Preferred Stock shall have been paid in full or contemporaneously are declared and paid through the most recent dividend payment date.

               3.   LIQUIDATION PREFERENCE.

               (a) SENIOR CONVERTIBLE PREFERRED STOCK. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of the shares of Series A Senior Preferred Stock and Series B Senior Preferred Stock then outstanding shall be entitled to be first paid out of the assets of the Corporation available for distribution to its stockholders an amount in cash equal to $100.00 per share of Series A Senior Preferred Stock (the "Series A Senior Preferred Stock Stated Value") and $100.00 per share of Series B Senior Preferred Stock (the "Series B Senior Preferred Stock Stated Value"), respectively, plus an amount equal to all dividends (whether or not earned or declared) on such shares accrued and unpaid thereon to the date of final distribution, before any payment shall be made or any assets distributed to the holders of the Junior Convertible Preferred Stock or Junior Stock. Except as provided in the preceding sentence, holders of the Senior Convertible Preferred Stock shall not be entitled to any distribution in the event of liquidation, dissolution or winding up of the affairs of the Corporation. If, upon any such liquidation, dissolution or winding up of the Corporation, the remaining assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of the Senior Convertible Preferred Stock the full amount to which they shall be entitled, the holders of any of the Senior Convertible Preferred Stock shall share ratably in any distribution of the remaining assets and funds of the Corporation in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full. The distribution rights of the Series A Senior Preferred Stock and Series B Senior Preferred Stock shall be on an equal priority.

               (b) JUNIOR CONVERTIBLE PREFERRED STOCK. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, if assets are remaining after the payment in full of the preferential amount of the Series A Senior Preferred Stock Stated Value and the Series B Senior Preferred Stock Stated Value set forth in Section 3(a) plus an amount equal to all dividends (whether or not earned or declared) on such shares accrued and unpaid thereon, the holders of the shares of Junior Convertible Preferred Stock then outstanding shall be next entitled to be first paid out of the assets of the Corporation available for distribution to its stockholders an amount in cash equal to $100.00 per share (the "Junior Convertible Preferred Stock Stated Value") plus an amount equal to all dividends (whether or not earned or declared) on such shares accrued and unpaid thereon to the date of final distribution, before any payment shall be made or any assets distributed to the holders of any of the Junior Stock. Except as provided in the preceding sentence, holders of the Junior Convertible Preferred Stock shall not be entitled to any distribution in the event of liquidation, dissolution or winding up of the affairs of the Corporation. If, upon any such liquidation, dissolution or winding up of the Corporation, the remaining assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of the Junior Convertible Preferred Stock the full amount to which they shall be entitled, the holders of the Junior Convertible Preferred Stock shall share ratably in any distribution of the remaining assets and funds of the Corporation in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.


               (c) For the purposes of this Section 3, neither the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all the property or assets of the Corporation nor the consolidation or merger of the Corporation with one or more other corporations shall be deemed a liquidation, dissolution or winding up, voluntary or involuntary.

               (d) The liquidation payment with respect to each outstanding fractional share of Convertible Preferred Stock shall be equal to a ratably proportionate amount of the liquidation payment with respect to each outstanding share of Convertible Preferred Stock.

               4.   VOTING RIGHTS.

               (a) RIGHT TO VOTE. Except as otherwise required by law, the Senior Convertible Preferred Stock, the Junior Convertible Preferred Stock, the Common Stock and any other capital stock of the Corporation entitled to vote with the Common Stock shall be deemed to be one class for the purpose of voting, or giving written consent in lieu of voting, on all matters submitted for the approval of the stockholders of the Corporation. Each person in whose name shares of Convertible Preferred Stock shall be registered on the record date for determining the holders of the Convertible Preferred Stock entitled to vote at any meeting of stockholders (or adjournment thereof) or to consent to corporate action in writing without a meeting shall be entitled to, at such meeting or with respect to such action, one vote for each share of Common Stock of the Corporation into which each share of Convertible Preferred Stock registered in the name of such person on such record date could be converted (with any fractional share determined on an aggregate conversion basis being rounded to the nearest whole share).

               (b)  SIGNIFICANT EVENTS.

                    (i) During such time as any shares of Senior Convertible Preferred Stock are outstanding, the Corporation will not, without the affirmative vote or consent of the holders of at least two-thirds of the issued and outstanding shares of Senior Convertible Preferred Stock voting together as one single and separate class, (A) create, authorize or issue (including on conversion or exchange of any convertible or exchangeable securities or by reclassification) any class or series of shares ranking on a parity with or prior to the Senior Convertible Preferred Stock, either as to dividends upon voluntary or involuntary liquidation, dissolution or winding up, (B) increase the authorized shares of, or issue (including on conversion or exchange of any convertible or exchangeable securities or by reclassification) any shares of Senior Convertible Preferred Stock,
     (C) amend, alter, waive the application of, or repeal (whether by merger, consolidation or otherwise) any provision of the Certificate of Incorporation of the Corporation, enter into any agreement or take any other corporate action which in any manner would alter, change or otherwise adversely affect the powers, rights or preferences of the Senior Convertible Preferred Stock, (D) effect the reorganization, recapitalization, liquidation, dissolution or winding up of the Corporation, or the sale, lease, conveyance or exchange of all or substantially all of the assets, property or business of the Corporation, or the merger or consolidation of the Corporation with or into any other corporation, if such transaction in any manner would alter, change or otherwise adversely affect the powers, rights or preferences of the Senior Convertible Preferred Stock or (E) take any action which would cause a dividend or other distribution to be deemed to be received by the holders of the Senior Convertible Preferred Stock for federal income tax purposes unless such dividend or other distribution is actually received by such holders.


                    (ii) During such time as any shares of Junior Convertible Preferred Stock are outstanding, the Corporation will not, without the affirmative vote or consent of the holders of at least two-thirds of the issued and outstanding shares of Junior Convertible Preferred Stock voting together as a separate class, (A) create, authorize or issue (including on conversion or exchange of any convertible or exchangeable securities or by reclassification) any class or series of shares ranking on a parity with or prior to the Junior Convertible Preferred Stock, either as to dividends or redemption or upon voluntary or involuntary liquidation, dissolution or winding up, (B) increase the authorized shares of, or issue (including on conversion or exchange of any convertible or exchangeable securities or by reclassification) any shares of Junior Convertible Preferred Stock,
     (C) amend, alter, waive the application of, or repeal (whether by merger, consolidation or otherwise) any provision of the Certificate of Incorporation of the Corporation, enter into any agreement or take any other corporate action which in any manner would alter, change or otherwise adversely affect the powers, rights or preferences of the Junior Convertible Preferred Stock, (D) effect the reorganization, recapitalization, liquidation, dissolution or winding up of the Corporation, or the sale, lease, conveyance or exchange of all or substantially all of the assets, property or business of the Corporation, or the merger or consolidation of the Corporation with or into any other corporation, if such transaction in any manner would alter, change or otherwise adversely affect the powers, rights or preferences of the Junior Convertible Preferred Stock or (E) take any action which would cause a dividend or other distribution to be deemed to be received by the holders of the Junior Convertible Preferred Stock for federal income tax purposes unless such dividend or other distribution is actually received by such holders.

               (c) WRITTEN CONSENT. Whenever holders of the Convertible Preferred Stock are required or permitted to take any action by vote, such action may be taken without a meeting by written consent, setting forth the action so taken and signed by the holders of the outstanding Senior

Convertible Preferred Stock or Junior Convertible Preferred Stock, as the case may be, having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all such shares entitled to vote thereon were present and voted.

               5. CONVERSION. Holders of the Convertible Preferred Stock shall have the following conversion rights (collectively, the "Conversion Rights"):

               (a) RIGHT TO CONVERT. Each share of Series A Senior Preferred Stock, Series B Senior Preferred Stock and Junior Convertible Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, into such number of validly issued, fully paid and nonassessable shares of Common Stock of the Corporation, as is determined by dividing the Series A Senior Preferred Stock Stated Value, the Series B Senior Preferred Stock Stated Value or the Junior Convertible Preferred Stock Stated Value, as the case may be, by the respective "Conversion Prices" (as defined below) in effect at the time of the conversion; provided, however, that if such share shall be called for redemption pursuant to Section 5(h), it may not be converted after the redemption date unless the Corporation shall have failed to pay or provide for the payment of the redemption price therefor (in accordance with Section 5(h)). The Conversion Prices initially in effect shall be $______(1) for the Series A Senior Preferred Stock (the "Series A Senior Preferred Stock Conversion Price"), $_______ for the Series B Senior Preferred Stock (the "Series B Senior Preferred Stock Conversion Price"), and $5.6085 for the Junior Convertible Preferred Stock (the "Junior Preferred Stock Conversion Price") (the Series A Senior Preferred Stock Conversion Price, the Series B Senior Preferred Stock Conversion Price, and the Junior Preferred Stock Conversion Price, collectively the "Conversion Prices" and each individually, a "Conversion Price"). Such initial Conversion Prices, and the rate at which shares of Convertible Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided in Section 5(d) below.

               (b) FRACTIONAL SHARES. No fractional shares of Common Stock shall be issued upon conversion of the Convertible Preferred Stock, but in lieu thereof, the Corporation shall pay a cash adjustment in respect of such fractional interest in an amount equal to such fractional interest multiplied by the Market Price of a share of Common Stock on the date on which such shares of Convertible Preferred Stock are deemed to have been converted.

               (c)  MECHANICS OF CONVERSION.

                    (i) In order for a holder of the Convertible Preferred Stock to convert shares of Convertible Preferred Stock into shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of Convertible Preferred Stock, at the office of the transfer agent for the Convertible Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Convertible Preferred Stock represented by such certificate or certificates. Such notice shall state such holder's name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed

_________________________
1. The Series A Senior Preferred Conversion Price and the Series B Senior Preferred Conversion Price shall be determined in accordance with Article 4 of the Restated Certificate of Incorporation immediately prior to the filing of this Amendment after giving effect to the Financing Transactions.

     by the registered holder or his or its attorney duly authorized in writing. The date on which the transfer agent (or the Corporation, if the Corporation serves as its own transfer agent) receives such certificate or certificates and notice shall be the conversion date ("Conversion Date"). As soon as practicable, and in any event within five business days, after the Conversion Date, the Corporation shall issue and deliver, or cause to be issued and delivered, to such holder of Convertible Preferred Stock, or to his or its nominees, (i) a certificate or certificates for the number of validly issued, fully paid and nonassessable shares of Common Stock to which such holder shall be entitled upon conversion and (ii) if fewer than the full number of shares of Convertible Preferred Stock evidenced by the surrendered certificate or certificates are being converted, a new certificate or certificates of like tenor for the number of shares evidenced by such surrendered certificate or certificates less the number of shares converted.

                    (ii) During such times as any shares of Convertible Preferred Stock are outstanding, the Corporation shall reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of Convertible Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Convertible Preferred Stock.

                    (iii) All shares of Convertible Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares (including the rights, if any, to receive notices and to vote) shall immediately cease and terminate on the Conversion Date, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor. Such conversions shall be deemed to have been made at the close of business on the Conversion Date and the converting holder shall be treated for all purposes as having become the record holder of such Common Stock at such time. Any shares of Convertible Preferred Stock so converted shall be retired and canceled and shall not be reissued, and the Corporation may from time to time take such appropriate action as may be necessary to reduce the authorized Convertible Preferred Stock accordingly.

               (d)  ANTI-DILUTION PROVISIONS.

                    (i) ADJUSTMENTS; CAPITAL STOCK. The Series A Senior Preferred Stock Conversion Price set forth above shall be subject to adjustment from time to time as hereinafter provided. For purposes of this
     Section 5, the term "Capital Stock" as used herein includes the Corporation's Common Stock and shall also include any capital stock of any class of the Corporation thereafter authorized which shall not be limited to a fixed sum or percentage in respect of the rights of the holders thereof to participate in dividends and in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

                    (ii) ADJUSTMENT OF SERIES A SENIOR PREFERRED STOCK CONVERSION PRICE UPON ISSUANCE OF ADDITIONAL SHARES OF CAPITAL STOCK.

                         (A) In case the Corporation, at any time or from time to time after the Issue Date shall issue or sell Additional Shares of Capital Stock without consideration or for a consideration per share less than the greater of the Series A Senior Preferred Stock Conversion Price or the Market Price in effect, in each case, on the date of such issue or sale, then, and in each such case, subject to Section 5(d)(viii), the Series A Senior Preferred Stock Conversion Price shall be reduced, concurrently with such issue or sale, to a price (calculated to the nearest .001 of a cent) determined by multiplying such Series A Senior Preferred Stock Conversion Price by a fraction:

                         (1) the numerator of which shall be (a) the number of shares of Capital Stock outstanding immediately prior to such issue or sale plus (b) the number of shares of Capital Stock which the aggregate consideration received by the Corporation for the total number of such Additional Shares of Capital Stock so issued or sold would purchase at the greater of such Market Price or such Series A Senior Preferred Stock Conversion Price, and

                         (2) the denominator of which shall be the number of shares of Capital Stock outstanding immediately after such issue or sale,

     provided that, for the purposes of this Section 5(d)(ii)(A),
     (w) immediately after any Additional Shares of Capital Stock are deemed to have been issued pursuant to Section 5(d)(iii) or 5(d)(iv), such Additional Shares shall be deemed to be outstanding, and (x) treasury shares shall not be deemed to be outstanding; and provided further that, for the purposes of this Section 5(d)(ii)(A), (y) the crediting of shares of the Corporation's Common Stock to participating real estate salespersons under the Corporation's Deferred Equity Program which was adopted by the Corporation on October 18, 1989 shall cause an adjustment in the Series A Senior Preferred Stock Conversion Price concurrently with such crediting of the shares of the Corporation's Common Stock and (z) the issuance of such shares previously credited to participating real estate salespersons under the Corporation's Deferred Equity Program shall not cause an adjustment in the Series A Senior Preferred Stock Conversion Price.

                         (B) In case the Corporation, at any time or from time to time after the Issue Date, shall declare, order, pay or make a dividend or other distribution (including, without limitation, any distribution of other or additional stock or other securities or property or Options by way of dividend or spinoff, reclassification, recapitalization or similar corporate rearrangement) on the Capital Stock, other than (1) a dividend payable in Additional Shares of Capital Stock or in Options for Capital Stock or Convertible Securities or (2) a dividend payable in cash or other property and declared out of retained earnings of the Corporation, then, and in each such case, subject to
               Section 5(d)(viii), the Series A Senior Preferred Stock Conversion Price in effect immediately prior to the close of business on the record date fixed for the determination of holders of any class of securities entitled to receive such dividend or distribution shall be reduced, effective as of the close of business on such record date, to a price (calculated to the nearest .001 of a cent) determined by multiplying the Series A Senior Preferred Stock Conversion Price by a fraction:

                         (1) the numerator of which shall be the Market Price in effect on such record date or, if any class of Capital Stock trades on an ex-dividend basis, on the date prior to the commencement of ex-dividend trading, less the value of such dividend or distribution which has not been declared out of retained earnings (as determined in good faith by the Board of Directors of the Corporation) applicable to one share of Capital Stock, and

                         (2)  the denominator of which shall be such Market
                    Price.

                    (iii) TREATMENT OF OPTIONS AND CONVERTIBLE SECURITIES. In case the Corporation, at any time or from time to time after the Issue Date, shall issue, sell, grant or assume, or shall fix a record date for the determination of holders of any class of securities entitled to receive, any Options or Convertible Securities, then, and in each such case, the maximum number of Additional Shares of Capital Stock (as set forth in the instrument relating thereto, without regard to any provisions contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Capital Stock issued as of the time of such issue, sale, grant or assumption or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that such Additional Shares of Capital Stock shall not be deemed to have been issued unless the consideration per share (determined pursuant to Section 5(d)(v)) of such shares would be less than the greater of the applicable Conversion Price or the Market Price in effect, in each case, on the date of and immediately prior to such issue, sale, grant or assumption or immediately prior to the close of business on such record date or, if the Capital Stock trades on an ex-dividend basis, on the date prior to the commencement of ex-dividend trading, as the case may be, and provided, further, that in any such case in which Additional Shares of Capital Stock are deemed to be issued,

                         (A) no further adjustment of the Series A Senior Preferred Conversion Price shall be made upon the subsequent issue or sale of Additional Shares of Capital Stock or Convertible Securities upon the exercise of such Options or the conversion or exchange of such Convertible Securities;

                         (B) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any change in the consideration payable to the Corporation, or change in the number of Additional Shares of Capital Stock issuable, upon the exercise, conversion or exchange thereof (by change of rate or otherwise), the Conversion Price computed upon the original issue, sale, grant or assumption thereof (or upon the occurrence of the record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such change becoming effective, be recomputed to reflect such change insofar as it affects such Options, or the rights of conversion or exchange under such Convertible Securities, which are outstanding at such time;

                         (C) upon the expiration of any such Options or of the rights of conversion or exchange under any such Convertible Securities which shall not have been exercised (or upon purchase by the Corporation and cancellation or retirement of any such Options which shall not have been exercised or of any such Convertible Securities the rights of conversion or exchange under which shall not have been exercised), the Conversion Price computed upon the original issue, sale, grant or assumption thereon (or upon the occurrence of the record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration (or such cancellation or retirement, as the case may be), be recomputed as if:

                         (1) in the case of Options for Capital Stock or of Convertible Securities, the only Additional Shares of Capital Stock issued or sold (or deemed issued or sold) were the Additional Shares of Capital Stock, if any, actually issued or sold upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor were (a) an amount equal to (i) the consideration actually received by the Corporation for the issue, sale, grant or assumption of all such Options, whether or not exercised, plus (ii) the consideration actually received by the Corporation upon such exercise, minus (iii) the consideration paid by the Corporation for any purchase of such Options which were not exercised, or (b) an amount equal to (i) the consideration actually received by the Corporation for the issue, sale, grant or assumption of all such Convertible Securities which were actually converted or exchanged, plus (ii) the additional consideration, if any, actually received by the Corporation upon such conversion or exchange, minus (iii) the excess, if any, of the consideration paid by the Corporation for any purchase of such Convertible Securities, the rights of conversion or exchange under which were not exercised, over an amount that would be equal to the fair value (as determined in good faith by the Board of Directors of the Corporation) of the Convertible Securities so purchased if such Convertible Securities were not convertible into or exchangeable for Additional Shares of Capital Stock, and

                         (2) in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued or sold upon the exercise of such Options were issued at the time of the issue, sale, grant or assumption of such Options, and the consideration received by the Corporation for the Additional Shares of Capital Stock deemed to have then been issued were an amount equal to (a) the consideration actually received by the Corporation for the issue, sale, grant or assumption of all such Options, whether or not exercised, plus (b) the consideration deemed to have been received by the Corporation (pursuant to Section 5(d)(v)) upon the issue or sale of the Convertible Securities with respect to which such Options were actually exercised, minus (c) the consideration paid by the Corporation for any purchase of such Options which were not exercised.

                    (iv) TREATMENT OF STOCK DIVIDENDS, STOCK SPLITS, ETC.;
               CERTAIN STOCK REPURCHASES.

                    (A) In case the Corporation, at any time or from time to time after the Issue Date, shall declare or pay any dividend or other distribution on the Capital Stock payable in Capital Stock, or shall effect a subdivision of the outstanding shares of Capital Stock into a greater number of shares of Capital Stock (by reclassification or otherwise than by payment of a dividend in Capital Stock), then, and in each such case, Additional Shares of Capital Stock shall be deemed to have been issued (1) in the case of any such dividend, immediately after the close of business on the record date for the determination of holders of any class of securities entitled to receive such dividend, or (2) in the case of any such subdivision, at the close of business on the day immediately prior to the day upon which such corporate action becomes effective.

                    (B) If the Corporation at any time or from time to time after the Issue Date shall, directly or indirectly, including through a Subsidiary (as defined below) or otherwise, purchase, redeem or otherwise acquire (a "Repurchase") any of its Capital Stock at a price per share greater than the Market Price, then the Series A Senior Preferred Stock Conversion Price upon each such Repurchase shall be adjusted to the price determined by multiplying the Series A Senior Preferred Stock Conversion Price by a fraction (1) the numerator of which shall be the number of shares of Capital Stock outstanding immediately prior to the such Repurchase minus the number of shares of Capital Stock which the aggregate consideration for total repurchased Capital Stock would purchase at the Market Price; and
               (2) the denominator of which shall be the number of shares of Capital Stock outstanding immediately after such Repurchase. For the purposes of this Subsection 5(d)(iv)(B), the date as of which the Series A Senior Preferred Stock Conversion Price shall be computed shall be the earlier of (x) the date on which the Corporation shall enter into contract for the Repurchase of such Capital Stock, or (y) the date of the actual Repurchase of such Capital Stock. For purposes of this Section 5(d)(iv)(B), a Repurchase of Convertible Securities shall be deemed to be a Repurchase of the underlying Capital Stock, and the computation herein required shall be made on the basis of the full exercise, conversion or exchange for such Convertible Securities on the date as of which such computation is required hereby to be made even if such Convertible Securities are not exercisable, convertible or exchangeable on such date.

                    (v)  COMPUTATION OF CONSIDERATION.  For the purposes of this
               Section 5:

                         (A) The consideration for the issue or sale of any Additional Shares of Capital Stock or for the issue, sale, grant or assumption of any Options or Convertible Securities, irrespective of the accounting treatment of such consideration,

                         (1) insofar as it consists of cash, shall be computed as the amount of cash received by the Corporation, and insofar as it consists of securities or other non-cash consideration, shall be computed as of the date immediately preceding such issue, sale, grant or assumption as the fair value (as determined in good faith by the Board of Directors of the Corporation) of such consideration (or, if such consideration is received for the issue or sale of Additional Shares of Capital Stock and the Market Price thereof is less than the fair value, as so determined, of such consideration, then such consideration shall be computed as the Market Price of such Additional Shares of Capital Stock), in each case without deducting any expenses paid or incurred by the Corporation, any commissions or compensation paid or concessions or discounts allowed to underwriters, dealers or others performing similar services and any accrued interest or dividends in connection with such issue or sale, and

                         (2) in case Additional Shares of Capital Stock are issued or sold or Options or Convertible Securities are issued, sold, granted or assumed together with other stock or securities or other assets of the Corporation for a consideration which covers both, shall be the proportion of such consideration so received, computed as provided in subsection (1) above, allocable to such Additional Shares of Capital Stock or Options or Convertible Securities, as the case may be, all as determined in good faith by the Board of Directors of the Corporation.

                         (B) All Additional Shares of Capital Stock, Options or Convertible Securities issued in payment of any dividend or other distribution on any class of stock of the Corporation and all Additional Shares of Capital Stock issued to effect a subdivision of the outstanding shares of Capital Stock into a greater number of shares of Capital Stock (by reclassification or otherwise than by payment of a dividend in Capital Stock) shall be deemed to have been issued without consideration.

                         (C) Additional Shares of Capital Stock deemed to have been issued for consideration pursuant to Section 5(d)(iii), relating to Options and Convertible Securities, shall be deemed to have been issued for a consideration per share determined by dividing

                         (1) the total amount, if any, received and receivable by the Corporation as consideration for the issue, sale, grant or assumption of the Options or Convertible Securities in question, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise in full of such Options or the conversion or exchange of such Convertible Securities or, in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, in each case comprising such consideration as provided in the foregoing subsection (A), by

                         (2) the maximum number of shares of Capital Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

                         (D) In case the Corporation shall issue any Additional Shares of Capital Stock, Options or Convertible Securities in connection with the acquisition by the Corporation of the stock or assets of any other corporation or the merger of any other corporation into the Corporation under circumstances where on the date of issue of such Additional Shares of Capital Stock, Options or Convertible Securities the consideration received for such Additional Shares of Capital Stock or deemed to have been received for the Additional Shares of Capital Stock deemed to be issued pursuant to Section 5(d)(iii) is less than the Market Price of the Capital Stock in effect immediately prior to such issue but on the date the number of Additional Shares of Capital Stock or the amount and the exercise price or conversion price of such Options or Convertible Securities to be so issued were set forth in a binding agreement between the Corporation and the other party or parties to such transaction the consideration received for such Additional Shares of Capital Stock or deemed to have been received for the Additional Shares of Capital Stock deemed to be issued pursuant to Section 5(d)(iii) would not have been less than the Market Price of the Capital Stock then in effect, such Additional Shares of Capital Stock shall not be deemed to have been issued for less than the Market Price of the Capital Stock if such terms so set forth in such binding agreement are not changed prior to the date of issue.

                    (vi) ADJUSTMENTS FOR COMBINATIONS, ETC. In case the outstanding shares of Capital Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Capital Stock, the Conversion Prices in effect immediately prior to such combination or consolidation shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

                    (vii) DILUTION IN CASE OF OTHER SECURITIES. In case any Other Securities shall be issued or sold or shall become subject to issue or sale upon the conversion or exchange of any securities of the Corporation or to subscription, purchase or other acquisition pursuant to any options issued or granted by the Corporation for a consideration such as to dilute, on a basis to which the standards established in the other provisions of this Section 5 are applicable, the conversion rights of the holders of the Series A Senior Preferred Stock, then, and in each such case, the computations, adjustments and readjustments provided for in this
     Section 5 with respect to the applicable Conversion Price shall be made as nearly as possible in the manner so provided and applied to determine the amount of Other Securities from time to time receivable upon the conversion of the Series A Senior Preferred Stock, so as to protect the holders of the Series A Senior Preferred Stock against the effect of such dilution.

                    (viii) MINIMUM ADJUSTMENT AND TIMING OF ADJUSTMENT OF CONVERSION PRICE.

                         (A) If the amount of any adjustment of the Series A Senior Preferred Stock Conversion Price required pursuant to this
               Section 5 would be less than one percent (1%) of such Conversion Price in effect at the time such adjustment is otherwise so required to be made, such amount shall be carried forward and adjustment with respect thereto made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate at least one percent (1%) of such Conversion Price; provided that, upon the conversion of any shares of Series A Senior Preferred Stock, all adjustments carried forward and not theretofore made up to and including the date of such conversion shall, with respect to the Series A Senior Preferred Stock then converted, be made to the nearest .001 of a cent.

                         (B) Each Series A Senior Preferred Conversion Price shall be adjusted within 90 days of the end of each fiscal year of the Corporation with respect to events subject to the anti-dilution provisions of the Series A Senior Preferred Stock which have occurred during such fiscal year; provided that, upon the conversion of any shares of Series A Senior Preferred Stock, all adjustments carried forward and not theretofore made up to and including the date of such conversion shall, with respect to the shares of Series A Senior Preferred Stock then converted, be made to the nearest .001 of a cent and provided further that the applicable Series A Senior Preferred Conversion Price shall also be adjusted prior to any transfer or other disposition of any Series A Senior Preferred Stock and promptly at any time upon the request of the holder of any Series A Senior Preferred Stock, subject to the provisions of clause 5(d)(viii)(A) above.

                    (ix) CHANGES IN CAPITAL STOCK; SERIES A SENIOR PREFERRED STOCK. In case at any time the Corporation shall be a party to any transaction (including, without limitation, a merger, consolidation, sale of all or substantially all of the Corporation's assets, liquidation or recapitalization of the Capital Stock) in which the previously outstanding Capital Stock shall be changed into or exchanged for different securities of the Corporation or common stock or other securities of another corporation or interests in a noncorporate entity or other property (including cash) or any combination of any of the foregoing or in which the Capital Stock ceases to be a publicly traded security either listed on the New York Stock Exchange or the American Stock Exchange or quoted by NASDAQ or any successor thereto or comparable system (each such transaction being herein called the "Transaction," the date of consummation of the Transaction being herein called the "Consummation Date," the Corporation (in the case of a recapitalization of the Capital Stock or any other such transaction in which the Corporation retains substantially all of its assets and survives as a corporation) or such other corporation or entity (in each other case) being herein called the "Acquiring Company," and the common stock (or equivalent equity interests) of the Acquiring Company being herein called the "Acquirer's Common Stock"), then, as a condition of the consummation of the Transaction, lawful and adequate provisions shall be made so that each holder of Series A Senior Preferred Stock, upon the conversion thereof at any time on or after the Consummation Date (but subject, in the case of an election pursuant to clause (B) or (C) below, to the time limitation hereinafter provided for such election),

                         (A) shall be entitled to receive, and any Series A Senior Preferred Stock shall thereafter represent the right to receive, in lieu of the Common Stock issuable upon such conversion prior to the Consummation Date, such number of shares of the Acquirer's Common Stock as are issuable in exchange for each share of Common Stock, unless the Acquiring Company fails to meet the requirements set forth in clauses (D), (E) and (F) below, in which case shares of the common stock of the corporation (herein called a "Parent") which directly or indirectly controls the Acquiring Company if it meets the requirements set forth in clauses (D), (E) and (F) below, at an aggregate conversion price for such number of shares equal to the lesser of (1) the Conversion Price in effect immediately prior to the Consummation Date multiplied by a fraction the numerator of which is the aggregate market price for such number of shares (determined in the same manner as provided in the definition of Market Price) of the Acquirer's Common Stock or the Parent's common stock, as the case may be, immediately prior to the Consummation Date and the denominator of which is the Market Price per share of Common Stock immediately prior to the Consummation Date, or (2) the aggregate market price for such number of shares (as so determined) of the Acquirer's Common Stock or the Parent's common stock, as the case may be, immediately prior to the Consummation Date (subject in each case to adjustments from and after the Consummation Date as nearly equivalent as possible to the adjustments provided for in this
               Section 5),

     or at the election of the holder of such Series A Senior Preferred Stock pursuant to notice given to the Corporation on or before the later of (1) the thirtieth day following the Consummation Date, and (2) the sixtieth day following the date of delivery or mailing to such holder of the last proxy statement relating to the vote on the Transaction by the holders of the Capital Stock,

                         (B) shall be entitled to receive, and any Series A Senior Preferred Stock shall thereafter represent the right to receive, in lieu of the Capital Stock issuable upon such conversion prior to the Consummation Date, the highest amount of securities or other property to which such holder would actually have been entitled as a stockholder upon the consummation of the Transaction if such holder had converted such Series A Senior Preferred Stock immediately prior thereto (subject to adjustments from and after the Consummation Date as nearly equivalent as possible to the adjustments provided for in this Section 5), provided that if a purchase, tender or exchange offer shall have been made to and accepted by the holders of more than 50% of the outstanding shares of Capital Stock, and if the holder of such Series A Senior Preferred Stock so designates in such notice given to the Corporation, the holder of such Series A Senior Preferred Stock shall be entitled to receive in lieu thereof, the highest amount of securities or other property to which such holder would actually have been entitled as a stockholder if such holder had converted such Series A Senior Preferred Stock prior to the expiration of such purchase, tender or exchange offer and accepted such offer (subject to adjustments from and after the consummation of such purchase, tender or exchange offer as nearly equivalent as possible to the adjustments provided for in this
               Section 5),

     or, if neither the Acquiring Company nor the Parent meets the requirements set forth in clauses (D), (E) and (F) below, at the election of the holder of Series A Senior Preferred Stock pursuant to notice given to the Corporation on or before the later of (1) the thirtieth day following the Consummation Date, and (2) the sixtieth day following the date of delivery or mailing to such holder of the last proxy statement relating to the vote on the Transaction by the holders of the Common Stock,

                         (C) shall be entitled to receive, within 15 days after such election, in full satisfaction of the Conversion Rights afforded to the Series A Senior Preferred Stock held by such holder under this Section 5, an amount equal to the fair market value of such conversion rights as determined by an independent investment banker (with an established national reputation as a valuer of equity securities) selected by the Corporation, such fair market value to be determined with regard to all material relevant factors but without regard to the effects on such value of the Transaction.

     The Corporation agrees to obtain, and deliver to each holder of Series A Senior Preferred Stock a copy of, the determination of an independent investment banker (selected by the Corporation and reasonably satisfactory to the holders of Series A Senior Preferred Stock) necessary for the valuation under clause (C) above within 15 days after the Consummation Date of any Transaction to which clause (C) is applicable.

                    The requirements referred to above in the case of the Acquiring Company or its Parent are that immediately after the Consummation
     Date:

                         (D) it is a solvent corporation organized under the laws of any State of the United States of America having its common stock listed on the New York Stock Exchange or the American Stock Exchange or quoted by NASDAQ or any successor thereto or comparable system, and such common stock continues to meet such requirements for such listing or quotation,

                         (E) it is required to file, and in each of its three fiscal years immediately preceding the Consummation Date has filed, reports with the Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, and

                         (F) in the case of the Parent, such Parent is required to include the Acquiring Company in the consolidated financial statements contained in the Parent's Annual Report on Form 10-K as filed with the Securities and Exchange Commission and is not itself included in the consolidated financial statements of any other Person (other than its consolidated subsidiaries).

     Notwithstanding anything contained herein to the contrary, the Corporation shall not effect any Transaction unless prior to the consummation thereof each corporation or entity (other than the Corporation) which may be required to deliver any securities or other property upon the conversion of Series A Senior Preferred Stock, the surrender of Series A Senior Preferred Stock or the satisfaction of conversion rights as provided herein shall assume, by written instrument delivered to each holder of Series A Senior Preferred Stock, the obligation to deliver to such holder such securities or other property to which, in accordance with the foregoing provisions, such holder may be entitled, and such corporation or entity shall have similarly delivered to each holder of Series A Senior Preferred Stock an opinion of counsel for such corporation or entity, satisfactory to each holder of Series A Senior Preferred Stock, which opinion shall state that all the outstanding Series A Senior Preferred Stock, including, without limitation, the conversion provisions applicable thereto, if any, shall thereafter continue in full force and effect and shall be enforceable against such corporation or entity in accordance with the terms hereof and thereof, together with such other matters as such holders may reasonably request.

                    (x) TREATMENT OF STOCK DIVIDENDS, STOCK SPLITS, ETC.; CERTAIN TRANSACTIONS. In case the Corporation, at any time or from time to time after the Issue Date, shall be a party to any Transaction, each holder of Series B Senior Preferred Stock and each holder of Junior Convertible Preferred Stock, upon the exercise thereof at any time on or after the Consummation Date shall be entitled to receive, and such Series B Senior Preferred Stock and Junior Convertible Preferred Stock shall thereafter represent the right to receive, in lieu of the Common Stock issuable upon conversion prior to the Consummation Date the kind and amount of securities or property (including cash) which it would have owned or have been entitled to receive after the happening of such Transaction had such Series B Senior Preferred Stock or Junior Convertible Preferred Stock been converted immediately prior to such Transaction.

                    Notwithstanding anything contained herein to the contrary, the Corporation shall not effect any Transaction unless prior to the consummation thereof each corporation or entity (including, without limitation, the Corporation) which may be required to deliver any securities or property (including cash) upon the conversion of Series B Senior Preferred Stock or Junior Convertible Preferred Stock, the surrender of Series B Senior Preferred Stock or Junior Convertible Preferred Stock or the satisfaction of conversion rights as provided herein shall assume, by written instrument delivered to each holder of Series B Senior Preferred Stock or Junior Convertible Preferred Stock, the obligation to deliver to such holder such securities or other property to which, in accordance with the foregoing provisions, such holder may be entitled, and such corporation or entity shall have similarly delivered to each holder of Series B Senior Preferred Stock or Junior Convertible Preferred Stock an opinion of counsel for such corporation or entity, satisfactory to each such holder, which opinion shall state that all the rights and privileges, including without limitation, conversion privileges of the Series B Senior Preferred Stock and the Junior Convertible Preferred Stock shall thereafter continue in full force and effect and shall be enforceable against such corporation or entity in accordance with the terms hereof and thereof, together with such other matters as such holders may reasonably request.


                    In case the Corporation shall (i) pay a dividend in shares of Capital Stock or make a distribution to all holders of shares of Capital Stock in shares of Capital Stock, (ii) subdivide its outstanding shares of Capital Stock, (iii) combine its outstanding shares of Capital Stock into a smaller number of shares of Capital Stock or (iv) issue by reclassification of its shares of Capital Stock other securities of the Corporation, the Series B Preferred Stock Conversion Price and the Junior Preferred Stock Conversion Price shall be adjusted (to the nearest cent) by multiplying,
     (x) in the case of the Series B Senior Preferred Stock, the Series B Preferred Stock Conversion Price immediately prior to such adjustment by a fraction, of which the numerator shall be the number of shares of Capital Stock outstanding immediately prior to the occurrence of such event, and of which the denominator shall be the number of shares of Capital Stock outstanding (including any convertible securities issued pursuant to clause
     (i) above on an as converted basis) immediately thereafter, or (y) in the case of the Junior Preferred Stock Conversion Price, the Junior Preferred Stock Conversion Price immediately prior to such adjustment by a fraction, of which the numerator shall be the number of shares of Capital Stock outstanding immediately prior to the occurrence of such event, and of which the denominator shall be the number of shares of Capital Stock outstanding (including any convertible securities issued pursuant to clause (i) above on an as converted basis) immediately thereafter. An adjustment made pursuant to the foregoing sentence shall become effective immediately after the effective date of such event retroactive to the record date, if any, for such event.


                    (xi) CERTAIN ISSUES AND REPURCHASES EXCEPTED. Anything herein to the contrary notwithstanding, the Corporation shall not be required to make any adjustment of the Series A Senior Preferred Conversion Prices in the case of (A) the issuance of shares of the Senior Convertible Preferred Stock on the Issue Date and the issuance of shares of Series A Senior Preferred Stock and Series B Senior Preferred Stock pursuant to this
     Article IV upon the filing of the Certificate of Amendment as described herein, (B) the issuance of shares of the Junior Convertible Preferred Stock on the Issue Date, (C) the issuance of warrants to purchase shares of Common Stock (the "Warburg Warrants") concurrently with the issuance of the Senior Convertible Preferred Stock on January 29, 1993 (the "Restructuring Date"), and any amendments to such Warburg Warrants through the date of filing of the Certificate of Amendment, (D) the issuance to The Prudential Insurance Company of America ("Prudential") of warrants to purchase shares of Common Stock (the "New Prudential Warrants") concurrently with the issuance of the Junior Convertible Preferred Stock, and any amendments to such New Prudential Warrants through the date of filing of the Certificate of Amendment, (E) the issuance of warrants to purchase shares of Common Stock (the "1994 Warrants") concurrently with the filing of this Certificate of Amendment, and any amendments to such 1994 Warrants, (F) the issuance of shares of Capital Stock issuable upon conversion of the Convertible Preferred Stock or upon exercise of the Warburg Warrants, the New Prudential Warrants, the 1994 Warrants, the Stock Subscription Warrant, dated as of November 25, 1986, by the Corporation to Prudential or any other Option or right outstanding on the Issue Date to purchase or otherwise acquire Capital Stock, (G) the granting by the Corporation, after the Issue Date, of Options to purchase Capital Stock or the sale or grant, after the Issue Date, of Capital Stock, pursuant to option or stock purchase plans or agreements, or other incentive compensation plans or agreements, heretofore or hereafter adopted in respect of, or entered into with, directors, officers, employees or salespersons

     (other than pursuant to the Corporation's Preferred Equity Program) of the Corporation or any of its Subsidiaries in connection with their employment, being directors or acting as salesperson, provided that the consideration for the sale or grant of any such Options or Capital Stock (including the exercise price of any Option) is at least equal to the Market Price of such shares of Capital Stock on the date such Options are granted or the date established by any such plan for a purchase thereunder, as the case may be,
     (H) the Repurchase from any director, officer, employee or salesperson of the Corporation or any Subsidiary of any Option or share of Capital Stock upon his resignation or other termination from being a director, officer, employee or salesperson of the Corporation or any Subsidiary or (I) the issuance of shares of Common Stock in payment of the redemption price of the Rights issued pursuant to the Rights Agreement, dated as of March 13, 1989, as amended, between the Corporation and Bank of America N.T. & S.A., as Rights Agent.

                    (xii) NOTICE OF ADJUSTMENT. Upon the occurrence of any event requiring an adjustment of any Conversion Price, then and in each such case the Corporation shall promptly deliver to each holder of Convertible Preferred Stock a certificate signed by the President or any Vice President and the Secretary or any Assistant Secretary of the Corporation (an "Officers' Certificate") stating the applicable Conversion Price resulting from such adjustment and the increase or decrease, if any, in the number of shares of Common Stock issuable upon conversion of such Convertible Preferred Stock, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Within 90 days after each fiscal year in which any such adjustment shall have occurred, or within 30 days after any request therefor by any holder of Convertible Preferred Stock stating that such holder contemplates conversion of such Convertible Preferred Stock, the Corporation will obtain and deliver to each holder of Convertible Preferred Stock the opinion of its regular independent auditors or another firm of independent public accountants of recognized national standing selected by the Corporation's Board of Directors who are satisfactory to the registered holders of a majority of the Convertible Preferred Stock, which opinion shall confirm the statements in the most recent Officers' Certificate delivered under this Section 5(d)(xi). It is understood and agreed that the independent public accountant rendering any such opinion shall be entitled expressly to assume in such opinion the accuracy of any determination of fair value made by the Board of Directors of the Corporation pursuant to Section 5(d)(v).

                    (xiii)    OTHER NOTICES.  In case at any time:

                         (A) the Corporation shall declare or pay to the holders of Capital Stock any dividend other than a regular periodic cash dividend or any periodic cash dividend in excess of 115% of the cash dividend for the comparable fiscal period in the immediately preceding fiscal year;

                         (B) the Corporation shall declare or pay any dividend upon Capital Stock payable in stock or make any special dividend or other distribution (other than regular cash dividends) to the holders of Capital Stock;

                         (C) the Corporation shall offer for subscription pro rata to the holders of Capital Stock any additional shares of stock of any class or other rights;

                         (D) there shall be any capital reorganization, or reclassification of the Capital Stock of the Corporation, or consolidation or merger of the Corporation with, or sale of all or substantially all of its assets to, another corporation or other entity;

                         (E) there shall be a voluntary or involuntary dissolution, liquidation or winding-up of the Corporation; or

                         (F)  there shall be any other Transaction;

     then, in any one or more of such cases, the Corporation shall give to each holder of Convertible Preferred Stock (1) at least 15 days prior to any event referred to in clause (A) or (B) above, at least 30 days prior to any event referred to in clause (C), (D) or (E) above, and within five business days after it has knowledge of any pending Transaction, written notice of the date on which the books of the Corporation shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation, winding-up or Transaction and (2) in the case of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation, winding-up or Transaction known to the Corporation, at least 30 days prior written notice of the date (or, if not then known, a reasonable approximation thereof by the Corporation) when the same shall take place. Such notice in accordance with the foregoing clause (1) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Capital Stock shall be entitled thereto, and such notice in accordance with the foregoing clause (2) shall also specify the date on which the holders of Capital Stock shall be entitled to exchange their Capital Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation, winding-up or Transaction, as the case may be. Such notice shall also state that the action in question or the record date is subject to the effectiveness of a registration statement under the Securities Act of 1933, as amended, or to a favorable vote of security holders, if either is required.

                    (xiv) CERTAIN EVENTS. If any event occurs as to which, in the good faith judgment of the Board of Directors of the Corporation, the other provisions of this Section 5 are not strictly applicable or if strictly applicable would not fairly protect the conversion rights of the holders of the Series A Senior Preferred Stock in accordance with the essential intent and principles of such provisions, then the Board of Directors of the Corporation shall appoint its regular independent auditors or another firm of independent public accountants of recognized national standing who are satisfactory to the holders of a majority of the Series A Senior Preferred Stock which shall give their opinion upon the adjustment, if any, on a basis consistent with such essential intent and principles, necessary to preserve, without dilution, the rights of the holders of the Series A Senior Preferred Stock. Upon receipt of such opinion, the Board of Directors of the Corporation shall forthwith make the adjustments described therein; provided, that no such adjustment shall have the effect of increasing any Series A Senior Preferred Stock Conversion Price as otherwise determined pursuant to this Section 5. The Corporation may make such reductions in the Series A Senior Preferred Conversion Price or increase in the number of shares of Common Stock purchasable hereunder as it deems advisable, including any reductions or increases, as the case may be, necessary to ensure that any event treated for Federal income tax purposes as a distribution of stock or stock rights not be taxable to recipients.

               (e) NO IMPAIRMENT. The Corporation shall not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but shall at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A Senior Preferred Stock against impairment.

               (f) MANDATORY CONVERSION. If (i) at all times during a two-year period prior to the date of conversion the ratio of Consolidated Debt to EBITDA (each as defined below) of the Corporation has not exceeded 3.0:1.0, (ii) on each Trading Day during a six-month period prior to the date of conversion the Daily Market Price of the Common Stock has exceeded $8.75 per share, subject to proportionate adjustment whenever there shall occur a stock split, combination, reclassification or other similar event involving the Common Stock, and (iii) the Corporation is in full compliance with all of the terms and conditions of all agreements pursuant to which the Corporation or any Subsidiary shall have incurred Indebtedness for borrowed money all, but not less than all, of the then outstanding shares of Convertible Preferred Stock shall be converted into shares of Common Stock as provided below. The Corporation shall provide written notice of the occurrence of the foregoing events giving rise to such mandatory conversion by United States certified or registered mail, postage prepaid, mailed not more than 30 days thereafter to all holders of record of the shares to be converted at such holders' addresses as the same appear on the stock register of the Corporation. Each such notice shall state the proposed date on which such mandatory conversion will occur (which date shall not be fewer than 30 days after the date notice thereof is received), the applicable Conversion Price and the place or places where certificates for shares of the Convertible Preferred Stock are to be surrendered for conversion. From and after the date of mandatory conversion, the certificates for the Convertible Preferred Stock shall be deemed to represent only the shares of Common Stock into which such shares of Convertible Preferred Stock shall have been converted. The Holder of such certificates shall surrender such certificates for conversion upon and pursuant to the request of the Corporation.

               (g) CERTAIN DEFINITIONS. For purposes of this Article IV, the following terms shall have the following meanings:

                         (i) "ADDITIONAL SHARES OF CAPITAL STOCK" shall mean all shares (including treasury shares) of Capital Stock issued or sold (or, pursuant to Sections 5(d)(iii) or 5(d)(iv) deemed to be issued) by the Corporation after the Issue Date, whether or not subsequently reacquired or retired by the Corporation, other than shares of Common Stock issued upon the conversion of the Convertible Preferred Stock.

                         (ii) "CONSOLIDATED DEBT" shall mean with respect to any Person, the total Indebtedness of such Person and its Subsidiaries on a consolidated basis determined in accordance with GAAP.

                         (iii) "CONVERTIBLE SECURITIES" shall mean any evidences of indebtedness, shares of stock (other than Common Stock) or securities directly or indirectly convertible into or exchangeable for Additional Shares of Capital Stock.

                         (iv) "DAILY MARKET PRICE" shall mean, on any date specified herein, (A) if any class of Capital Stock is listed or admitted to trading on any national securities exchange, the average of the high and low sale price of shares of each such class of Capital Stock or if no such sale takes place on such date, the average of the highest closing bid and lowest closing asked prices thereof on such date, in each case as officially reported on all national securities exchanges on which each such class of Capital Stock is then listed or admitted to trading, or
               (B) if no shares of any class of Capital Stock are then listed or admitted to trading on any national securities exchange, the highest closing price of any class of Capital Stock on such date in the over-the-counter market as shown by NASDAQ or, if no such shares of any class of Capital Stock are then quoted in such system, as published by the National Quotation Bureau, Incorporated or any similar successor organization, and in either case as reported by any member firm of the New York Stock Exchange selected by the Corporation. If no shares of any class of Capital Stock are then listed or admitted to trading on any national securities exchange and if no closing bid and asked prices thereof are then so quoted or published in the over-the-counter market, "Daily Market Price" shall mean the higher of (x) the book value per share of Capital Stock (assuming for the purposes of this calculation the economic equivalence of all shares of all classes of Capital Stock) as determined on a fully diluted basis in accordance with generally accepted accounting principles by a firm of independent public accountants of recognized standing (which may be its regular auditors) selected by the Board of Directors of the Corporation as of the last day of any month ending within 60 days preceding the date as of which the determination is to be made or (y) the fair value per share of Capital Stock (assuming for the purposes of this calculation the economic equivalence of all shares of all classes of Capital Stock), as determined on a fully diluted basis in good faith by an independent brokerage firm or Standard & Poor's Corporation (as selected by the Board of Directors of the Corporation), as of a date which is 15 days preceding the date as of which the determination is to be made.

                         (v) "EBITDA" shall mean, with respect to any Person, for any period, the sum of (A) the net income of such Person and its Subsidiaries on a consolidated basis before taxes, excluding extraordinary items and income or loss from discontinued operations, (B) total interest expense of such Person and its Subsidiaries on a consolidated basis and (C) depreciation and amortization for such Person and its Subsidiaries on a consolidated basis.

                         (vi) "GAAP" shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession.

                         (vii) "INDEBTEDNESS" shall mean, with respect to any Person, all items (excluding items of contingency reserves or of reserves for deferred income taxes) which in accordance with GAAP would be included in determining total liabilities as shown on the liability side of a balance sheet of such Person as of the date on which Indebtedness is to be determined.

                         (viii) "ISSUE DATE" shall mean the date on which shares of Convertible Preferred Stock are first issued by the Corporation. "Issue Date" with respect to the shares of Series A Senior Preferred Stock and Series B Senior Preferred Stock outstanding on the date of filing of the Certificate of Amendment shall be deemed to be the date of issuance of the respective shares of Existing Senior Convertible Preferred Stock which were exchanged for or converted into such shares of Series A Senior Preferred Stock and Series B Senior Preferred Stock.

                         (ix) "MARKET PRICE" shall mean, on any date specified herein, (A) if any class of Capital Stock is listed or admitted to trading on any national securities exchange, the highest price obtained by taking the arithmetic mean over a period of 20 consecutive Trading Days ending the second Trading Day prior to such date of the average, on each such Trading Day, of the high and low sale price of shares of each such class of Capital Stock or if no such sale takes place on such date, the average of the highest closing bid and lowest closing asked prices thereof on such date, in each case as officially reported on all national securities exchanges on which each such class of Capital Stock is then listed or admitted to trading, or (B) if no shares of any class of Capital Stock are then listed or admitted to trading on any national securities exchange, the highest closing price of any class of Capital Stock on such date in the over-the-counter market as shown by NASDAQ or, if no such shares of any class of Capital Stock are then quoted in such system, as published by the National Quotation Bureau, Incorporated or any similar successor organization, and in either case as reported by any member firm of the New York Stock Exchange selected by the Corporation. If no shares of any class of Capital Stock are then listed or admitted to trading on any national securities exchange and if no closing bid and asked prices thereof are then so quoted or published in the over-the-counter market, "Market Price" shall mean the higher of (x) the book value per share of Capital Stock (assuming for the purposes of this calculation the economic equivalence of all shares of all classes of Capital Stock) as determined on a fully diluted basis in accordance with generally accepted accounting principles by a firm of independent public accountants of recognized standing (which may be its regular auditors) selected by the Board of Directors of the Corporation as of the last day of any month ending within 60 days preceding the date as of which the determination is to be made or (y) the fair value per share of Capital Stock (assuming for the purposes of this calculation the economic equivalence of all shares of all classes of Capital Stock), as determined on a fully diluted basis in good faith by an independent brokerage firm or Standard & Poor's Corporation (as selected by the Board of Directors of the Corporation), as of a date which is 15 days preceding the date as of which the determination is to be made.

                         (x) "OPTIONS" shall mean rights, options or warrants to
               subscribe for, purchase or otherwise acquire either Additional Shares of Capital Stock or Convertible Securities.

                         (xi) "OTHER SECURITIES" shall mean any stock (other than Capital Stock) and any other securities of the Corporation or any other Person (corporate or otherwise) which the holders of the Convertible Preferred Stock at any time shall be entitled to receive, or shall have received, upon the conversion or partial conversion of the Convertible Preferred Stock, in lieu of or in addition to Common Stock, or which at any time shall be issuable or shall have been issued in exchange for or in replacement of Common Stock or Other Securities pursuant to
               Section 5(d)(ix) or otherwise.

                         (xii) "PERSON" shall mean any individual, firm, corporation or other entity, and shall include any successor (by merger or otherwise) of such entity.

                         (xiii) "SUBSIDIARY" shall mean any corporation or other entity the majority of the outstanding voting shares of which is at the time owned (either alone or through Subsidiaries or together with Subsidiaries) by the Corporation or another Subsidiary.

                         (xiv) "TRADING DAY" shall mean any day on which the New York Stock Exchange is open for trading on a regular basis.

                         (xv)  "TRANSACTION" shall have the meaning set forth in
               Section 5(d)(ix).

               (h)  JUNIOR CONVERTIBLE PREFERRED STOCK.

                    (i) In the event that the Corporation undertakes to sell its Common Stock through an underwritten public offering (an "Offering"), and if the underwriter advises the Corporation that in order to complete such Offering on the most favorable terms to the Corporation it is necessary for the Junior Convertible Preferred Stock to be retired, then the Corporation may so notify the holders of the Junior Convertible Preferred Stock (the "Conversion Notice"), and such holders shall, on or prior to the Conversion Date (as defined below) convert their Junior Convertible Preferred Stock into Common Stock pursuant to the terms of this
     Article IV. The holders of the Junior Convertible Preferred Stock shall be obligated to convert their Junior Convertible Preferred Stock only if (A) on or prior to the Conversion Date, all the holders of the Series B Senior Preferred Stock shall have converted their Series B Senior Preferred Stock into Common Stock, or all Series B Senior Preferred Stock shall otherwise have been retired, and (B) the Market Price of the Common Stock at the Conversion Date is greater than the sum of the Junior Preferred Stock Stated Value plus accrued dividends per share of Junior Convertible Preferred Stock (such sum being referred to herein as the "Accreted Value"); PROVIDED that if at the Conversion Date, the Market Price of the Common Stock is less than the Accreted Value, then each holder of the Junior Convertible Preferred Stock must either, at its option (A) convert the Junior Convertible Preferred Stock into Common Stock on or prior to the Conversion Date or (B) require the Corporation to redeem the Junior Convertible Preferred Stock at the Accreted Value, in which case such holder shall notify the Corporation of its election on or prior to the Conversion Date. If a holder elects to require the Corporation to redeem the Junior Convertible Preferred Stock, then the Corporation shall make such redemption within 60 days after the Conversion Date; PROVIDED that the Corporation shall be obligated to redeem the Junior Convertible Preferred Stock only if it has sufficient funds legally available on the redemption date in order to redeem shares of Junior Convertible Preferred Stock pursuant to this Section 5(h); PROVIDED FURTHER that if the Board determines not to proceed with the Offering any notice of redemption shall be withdrawn and the Corporation's obligation to redeem such shares shall terminate. "Conversion Date" shall mean the date stated in the Conversion Notice on or prior to which the holders of the Junior Convertible Preferred Stock shall be required to convert their Junior Convertible Preferred Stock in accordance with this Section 5(h). Without the consent of each holder of Junior Convertible Preferred Stock, the Conversion Date may not be a date earlier than the closing date of the Offering; PROVIDED that the Conversion Notice may identify the Offering's closing date as "the closing date," in lieu of using a calendar date.

                    (ii) If the Corporation shall be required to redeem shares Junior Convertible Preferred Stock pursuant to Section 5(h)(i), then notice of such redemption shall be given by United States certified or registered mail, postage prepaid, mailed not less than thirty (30) days nor more than sixty (60) days prior to the redemption date, to all holders of record of the shares to be redeemed at such holders' addresses as the same appear on the stock register of the Corporation. Each such notice shall state: (A) the redemption date; (B) the number of shares of Junior Convertible Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed from such holder, the number of shares to be redeemed from such holder; (C) the redemption price; and (D) the place or places where certificates for shares of the Junior Convertible Preferred Stock are to be surrendered for payment of the redemption price.

                    (iii) Notice having been mailed as aforesaid, from and after the redemption date (unless default shall be made by the Corporation in providing payment of the redemption price by deposit with a bank or trust company having capital and surplus of at least $50,000,000 of the shares called for redemption) said shares shall no longer be deemed to be outstanding, and all rights of the holders thereof as stockholders of the Corporation (except the right to receive from the Corporation the redemption price) shall cease. Upon surrender, in accordance with the above-mentioned notice, of the certificates for any shares so redeemed (properly endorsed or signed for transfer, if the Board of Directors of the Corporation shall so require and the notice shall so state), such shares shall be redeemed by the Corporation at the redemption price provided for in this Section 5(h). In the event fewer than all of the shares represented by any such certificate are redeemed, a new certificate shall be issued, without cost to the holder thereof, representing the unredeemed shares. The provisions of this Section 5(h)(iii) shall be subject to
     Section 5(h)(i).

               (i) REACQUIRED SHARES. Shares of Convertible Preferred Stock which have been issued and reacquired in any manner, including shares purchased or redeemed or exchanged, shall (upon compliance with any applicable provisions of the laws of the State of Delaware) have the status of authorized and unissued shares of Preferred Stock undesignated as to series and may be redesignated and reissued as part of any series of the Preferred Stock; provided, however, that no such issued and reacquired shares of Senior Convertible Preferred Stock shall be reissued or sold as Series A Senior Preferred Stock and no such issued and reacquired shares of Junior Convertible Preferred Stock shall be reissued or sold as Junior Convertible Preferred Stock.

               SECOND: That thereafter, pursuant to resolution of the Board of Directors, a meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendments.

               THIRD: That said amendments were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

               IN WITNESS WHEREOF, GRUBB & ELLIS COMPANY has caused this certificate to be signed by Robert J. Walner, its Senior Vice President, and Carol M. Vanairsdale, its Assistant Secretary, this _____ day of _________, 1994.

                                        GRUBB & ELLIS COMPANY


                                        ______________________________
                                        Robert J. Walner
                                        Senior Vice President


Attest:


______________________________
Carol M. Vanairsdale
Assistant Secretary

PROXY                         GRUBB & ELLIS COMPANY                        PROXY



          FOR THE ANNUAL MEETING OF STOCKHOLDERS -  SEPTEMBER 12, 1994



           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS



     The undersigned, being a stockholder of Grubb & Ellis Company (the "Company") and having received the Notice of Annual Meeting of Stockholders dated July __, 1994 and the accompanying Proxy Statement, appoints Joe F. Hanauer and Robert J. Walner and each or any of them as Proxies, with full power of substitution, to represent and vote all the shares of Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held at the Grand Hyatt On Union Square Hotel, 345 Stockton Street, San Francisco, California in San Francisco Rooms A, B and C on Monday, September 12, 1994 at 3:00 p.m. or at any and all adjournments thereof, with all powers which the undersigned would possess if personally present.



     The shares represented by this Proxy will be voted in the manner directed herein by the undersigned. If no direction is made, the Proxy will be voted "FOR" the proposals described in item (1) the "Financing Transactions" and item
(2) the "Amendments to Preferred Stock" and "FOR" all nominees listed under item
(3) the "Election of Directors", all of said items being more fully described in the Notice of Annual Meeting of Stockholders and the accompanying Proxy Statement. The Amendments to Preferred Stock proposal will be submitted to the stockholders for a vote only if the Financing Transactions are approved by the stockholders. If any of the named nominees listed under item (3) should become unavailable prior to the Annual Meeting, the proxy will be voted for any substitute nominee or nominees designated by the Board of Directors. The undersigned ratifies and confirms all that said Proxies or their substitutes may lawfully do by virtue hereof. In the event that sufficient votes in favor of the Financing Transactions are not received by the time scheduled for the Annual Meeting, the Company may adjourn the Annual Meeting to permit further solicitation of proxies with respect to any such proposal.


               PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD
                        PROMPTLY IN THE ENVELOPE PROVIDED.


                  (Continued and to be signed on reverse side)

                PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER
                              USING DARK INK ONLY.

- - -------------------------------------------------------------------------------
- - -------------------------------------------------------------------------------

The Board of Directors recommends a vote FOR proposals 1 and 2 and FOR all nominees for Directors.

1. Approval of the transactions described under "Proposal No. 1: Financing Transactions" in the Proxy Statement.

     For            Against             Abstain
     ____________        ____________        ____________

2. Approval and adoption of the amendments to the Company's Restated Certificate of Incorporation described under "Proposal No. 2: Amendments to Preferred Stock" in the Proxy Statement.


     For            Against             Abstain

     ____________        ____________        ____________


3.   Election of Directors: NOMINEES: Joe F. Hanauer, R. David Anacker, Lawrence
S. Bacow, Rueben S. Leibowitz, John D. Santoleri and Wilbert F. Schwartz.



     For All        Withhold From       For All Nominees
     Nominees       All Nominees        (Except Nominee(s)
                                        Written Below)

     _________ _____________       __________________

4. In accordance with the judgments of the proxies, upon such other business as may properly come before the meeting and at any and all adjournments thereof.

     __________     Mark here for address change and indicate.


               Signature:________________________Date:____________
               Signature:________________________Date:____________

               Please date and sign exactly as your name appears hereon. Joint owners should each sign. The full title or capacity of any person signing for a corporation, partnership, trust or estate should be indicated.